UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________

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Delta Natural Gas Company, Inc.
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Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

MERGER PROPOSAL - YOUR VOTE IS VERY IMPORTANT

April 27, 2017

Dear Shareholder:

Delta Natural Gas Company, Inc. has entered into an Agreement and Plan of Merger whereby it has agreed to be acquired by PNG Companies LLC for $30.50 per share in cash.

A special meeting of shareholders of Delta Natural Gas Company, Inc., a Kentucky corporation (“Delta” or the “Company”), will be held on June 1, 2017, at 10:00 a.m. local time, at Delta’s principal office, 3617 Lexington Road, Winchester, Kentucky 40391 for the purpose of approving the merger agreement and related actions as described in this proxy statement. You are cordially invited to attend.

On February 20, 2017, Delta entered into an Agreement and Plan of Merger (the “merger agreement”) with PNG Companies LLC, (“Buyer”), and Drake Merger Sub Inc., a direct, wholly-owned subsidiary of Buyer (“Merger Sub”), providing for the acquisition of Delta by Buyer at a price of $30.50 per share in cash, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Delta (the “merger”), with Delta surviving the merger as a direct, wholly-owned subsidiary of PNG Companies LLC. At the special meeting, Delta will ask you to approve the merger agreement.

Each share of Delta’s common stock, $1.00 par value per share (“Delta common stock”), issued and outstanding immediately prior to the effective time will be converted into the right to receive $30.50 per share in cash, without interest and less any applicable withholding taxes. However, shares owned by shareholders who have dissented from the merger and properly demanded payment of the fair value of their shares in accordance with applicable Kentucky law, and shares owned by Buyer, Merger Sub or any other direct or indirect subsidiary of Buyer will not be converted into the right to receive $30.50 per share.

The merger consideration represents a 17% premium over the closing price of Delta common stock on February 17, 2017, the last trading day prior to the announcement of the merger.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. Delta encourages you to carefully and thoughtfully read the attached proxy statement, including the copy of the merger agreement attached as Appendix “A” thereto.

After careful consideration, the board of directors of Delta (the “Board”) unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board further determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of Delta and its shareholders. Accordingly, the Board unanimously recommends that Delta shareholders vote (1) “FOR” the proposal to approve the merger agreement, (2) “FOR” the proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Delta’s named executive officers in connection with the merger, and (3) “FOR” the adjournment of the special meeting proposal, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the scheduled time of the special meeting.

Your vote is very important. Whether or not you plan to attend the Delta shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card in accordance with the instructions on the proxy card. Delta shareholders may also cast their votes over the Internet or by telephone in accordance with the instructions on the proxy card. The “Questions and Answers About the Special Meeting and the Merger” section of the proxy statement contains instructions for submitting your proxy. The merger cannot be completed unless the merger agreement is approved by Delta shareholders holding a majority of the outstanding shares of Delta common stock as of the close of business on April 25, 2017. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If you have any questions or need assistance voting your shares, please call Alliance Advisors, LLC, our proxy solicitor, toll-free at 1-855-325-6673 or by emailing DGAS@allianceadvisorsllc.com.

We thank you for your continued support of Delta and look forward to the successful completion of the merger.

/s/Glenn R. Jennings

Glenn R. Jennings

Chairman of the Board,
President and Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy, accuracy or completeness of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated April 27, 2017 and is first being mailed to our shareholders on or about May 2, 2017.

Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
April 27, 2017

Time & Date:	10:00 a.m., Eastern Daylight Time June 1, 2017
Place:	Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391
Purpose:
1. Approval of the Agreement and Plan of Merger, dated as of February 20, 2017, by and between Delta, PNG Companies LLC (“Buyer”), and Drake Merger Sub Inc., a direct, wholly-owned subsidiary of Buyer (“Merger Sub”).
2. Approval, in a non-binding advisory vote, of the compensation payable to the named executive officers of Delta in connection with the merger.
3. Approval of the adjournment of the Delta special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Delta special meeting to approve the proposal to approve the merger agreement.

Record Date:	Close of business on April 25, 2017
YOUR VOTE IS VERY IMPORTANT! The merger cannot be completed unless Delta’s shareholders approve the merger, as described in this proxy statement. Regardless of whether you plan to attend the special meeting, please vote online, by telephone, or sign, date and mail a proxy card.
Delta common stock shareholders will have the right to exercise dissenters’ rights under applicable provisions of Kentucky law and receive the fair value of their shares of Delta common stock as determined by the Circuit Court of Clark County, Kentucky, as more fully described in this proxy statement. In order to perfect dissenters’ rights, a shareholder must give written demand to Delta before the merger proposal is voted on at the special meeting and must not vote in favor of the merger proposal. A copy of the sections of the Kentucky Business Corporation Act pertaining to dissenters’ rights is included as Appendix “B” to this proxy statement.
Our Board unanimously recommends that you vote (1) “FOR” the proposal to approve the merger agreement, (2) “FOR” the proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Delta’s named executive officers in connection with the merger, and (3) “FOR” the adjournment proposal.
We will transact no other business at the meeting. Please refer to the other sections of this proxy statement for further information about the business to be transacted at Delta’s special meeting.
If you plan to attend the meeting, please note that registration will begin at 9:30 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
By Order of the Board,

/s/Glenn R. Jennings

Glenn R. Jennings
Chairman of the Board, President and Chief Executive Officer

Regardless of whether you plan to attend the special meeting, please vote online, by telephone, or sign, date and mail a proxy card.

TABLE OF CONTENTS

SUMMARY	1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	8

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	14

THE PARTIES	15
Delta Natural Gas Company, Inc.	15
Buyer - PNG Companies LLC	15
Merger Sub - Drake Merger Sub Inc.	16

THE SPECIAL MEETING	16
Date, Time and Place	16
Purpose of the Special Meeting	16
Recommendation of the Board	16
Voting Information	17
Record Date	17
Outstanding Number of Shares; One Vote per Share	17
Voting by Shareholders of Record	17
Voting by Beneficial Owners of Record - Street Name	17
How Your Votes Will be Voted	18
Revoking a Proxy	18
Votes Required	18
Effect of Not Voting by Beneficial Owners; Broker Non-Votes	18
Quorum	19
Proxy Solicitations	19
Directions to Shareholders' Special Meeting	19
Shareholder Proposals for 2017 Annual Meeting of Shareholders	19

PROPOSALS SUBMITTED TO SHAREHOLDERS	19
Proposal 1: Adoption and Approval of the Agreement and Plan of Merger	19
Proposal 2: Non-Binding Advisory Vote Approving Compensation	20
Proposal 3: Approval of the Adjournment or Postponement of the Special Meeting	20

THE MERGER	22
Overview	22
Background of the Merger	22
Recommendation of Our Board; Reasons for Recommending Approval of the Merger Agreement	33
Certain Unaudited Forecasted Financial Information	34
Opinion of Tudor, Pickering, Holt & Co. Advisors, LLC	36
Certain Effects of the Merger	42
Effects on Delta if the Merger is Not Completed	43
Financing of the Merger	43
Interests of Directors and Executive Officers in the Merger	43
Material U.S. Federal Income Tax Consequences of the Merger	48
Dividends	50

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Regulatory Approvals Required for the Merger	50
Delisting and Deregistration of Delta's Common Stock	51

THE MERGER AGREEMENT	52
Explanatory Note Regarding the Merger Agreement	52
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws	52
Closing and Effective Time of the Merger	53
Merger Consideration and Conversion of Delta Common Stock	53
Exchange and Payment Procedures	53
Lost Certificates	54
Treatment of Equity Awards	54
Dividend Reinvestment Plan	55
Representations and Warranties	55
Covenants Relating to the Conduct of Business	57
No Solicitation by Delta	59
Changes in the Board's Recommendation	60
Shareholders' Meeting	61
Efforts to Obtain Regulatory Approvals	61
Post-Merger Commitments	62
Access to Information	63
Takeover Laws	63
Director and Officer Indemnification and Insurance	63
Employee Matters	63
Other Covenants and Agreements	64
Conditions to the Merger	65
Termination of the Merger Agreement	66
Termination Fees	67
Specific Enforcement	67
Amendment of the Merger Agreement	68
Governing Law	68

LITIGATION RELATING TO THE MERGER	68

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	69

DISSENTERS' RIGHTS	70

MARKET PRICE AND DIVIDEND INFORMATION	73

WHERE YOU CAN FIND ADDITIONAL INFORMATION	73

APPENDIX "A" AGREEMENT AND PLAN OF MERGER, DATED FEBRUARY 20, 2017,	A-1
BY AND AMONG DELTA NATURAL GAS COMPANY, INC., PNG
COMPANIES LLC AND DRAKE MERGER SUB INC.

APPENDIX "B" FULL TEXT OF SUBTITLE 13 OF THE KENTUCKY BUSINESS	B-1
CORPORATION ACT

APPENDIX "C" OPINION OF TUDOR, PICKERING, HOLT & CO. ADVISORS, LLC	C-1

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Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

SPECIAL MEETING OF SHAREHOLDERS - June 1, 2017

PROXY STATEMENT

In this proxy statement, the terms “Delta,” the “Company,” “we,” “us” or “our” refer to Delta Natural Gas Company, Inc., a Kentucky corporation.

Our Board has authorized us to furnish you this proxy statement to solicit proxies for use at our special meeting of shareholders to be held on June 1, 2017, and at any adjournments. These materials are also available on our website at http://www.deltagas.com/proxy.htm.

This proxy statement, along with a proxy card, is being mailed to shareholders beginning May 2, 2017. We will also provide copies of this proxy statement and the accompanying proxy to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners.

The special meeting will be held on June 1, 2017, at 10:00 a.m. local time, at Delta’s principal place of business located at 3617 Lexington Road, Winchester, Kentucky 40391.

SUMMARY

We have prepared this summary to assist you in your review of this proxy statement. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement. To understand the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and documents incorporated into this proxy statement by reference. You may obtain additional information about Delta that is referenced in this document, without charge, by following the instructions in the section entitled “Where You Can Find Additional Information”. We urge you to read all of these documents in their entirety prior to returning your proxy or voting at Delta’s special meeting of shareholders.

Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Parties (See page 15 for Delta and page 15 for Buyer)

Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391
(859) 744-6171

Delta is a natural gas company organized under the laws of the Commonwealth of Kentucky and headquartered in Winchester, Kentucky. We distribute or transport natural gas to approximately 36,000 customers located in central and southeastern Kentucky, and we own and operate an underground natural gas storage field in southeastern Kentucky.

We operate through two segments, a regulated segment and a non-regulated segment.

Through our regulated segment, we distribute natural gas to our retail customers in 23 predominantly rural counties. In addition, our regulated segment transports natural gas to large-volume customers on our system who purchase their natural gas in the open market. Our regulated segment also transports natural gas on behalf of local producers and other customers not on our distribution system. The Kentucky Public Service Commission exercises regulatory authority over our retail natural gas distribution and transportation services. The Kentucky Public Service Commission’s regulation of our business includes approving the rates we are permitted to charge our regulated customers.

Our non-regulated segment includes three wholly-owned subsidiaries. Delta Resources, Inc. (“Delta Resources”) buys natural gas and resells it to industrial or large-volume customers on Delta’s system. Delgasco, Inc. (“Delgasco”) buys natural gas and resells it to Delta Resources and to customers not on Delta’s system. Enpro, Inc. (“Enpro”) owns and operates natural gas production properties and undeveloped acreage. We also extract liquids from natural gas in our storage field and on our pipeline systems that are sold at market prices.

Buyer
PNG Companies LLC
375 North Shore Drive
Pittsburgh, Pennsylvania 15212
412-208-7907

Buyer is the parent company of Peoples Natural Gas Company LLC (“Peoples”), which operates natural gas utilities in western Pennsylvania, West Virginia and Kentucky. The Pennsylvania and West Virginia utility operations are subject to the regulation of the Pennsylvania Public Utility Commission and West Virginia Public Service Commission, respectively, and operate under traditional cost-of-service based regulations. Peoples, along with its affiliates, services approximately 700,000 customers throughout 19 counties in western Pennsylvania, 15 counties in north central West Virginia and 10 counties in eastern Kentucky.

Buyer is ultimately owned by SteelRiver LDC Ventures LLC, which is managed by SteelRiver Operations LP (together with its investment management affiliates, “SteelRiver”). SteelRiver is an independent investment management firm that invests in core infrastructure assets in North America for the long term, seeking out assets and businesses that provide essential services with stable cash flows and often regulated characteristics.

Merger Sub
Drake Merger Sub Inc.
c/o PNG Companies LLC
375 North Shore Drive
Pittsburgh, Pennsylvania 15212
412-208-7907
Merger Sub was formed by Buyer solely for the purpose of completing the merger. Merger Sub is a direct, wholly-owned subsidiary of Buyer and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the merger agreement.
The Special Meeting (page 16)
The special meeting will be held on June 1, 2017, at 10:00 a.m. local time, at Delta’s corporate headquarters, 3617 Lexington Road, Winchester, Kentucky  40391. At the special meeting, you will be asked to, among other things, vote for the approval of the merger agreement, the non-binding compensation proposal (as described below under “Questions and Answers About the Special Meeting and the Merger-What proposals will be considered at the special meeting?”) and, if necessary or appropriate, the adjournment of the special meeting proposal. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Delta common stock.
Quorum and Vote Required at the Special Meeting (page 19 and 18, respectively)
Shareholders who own Delta common stock at the close of business on April 25, 2017 will be entitled to vote at the special meeting. Each share of Delta common stock is entitled to one vote. A majority of the issued and outstanding shares of Delta common stock as of the record date for the special meeting must be present in person or by proxy at the special meeting in order for a quorum to be present. If a quorum is not present at the special meeting, the special meeting will be adjourned to a later date, and no vote will be taken until and unless a quorum is present.
Approval of the merger requires the affirmative vote of a majority of the shares of Delta common stock outstanding on the record date. Abstentions and broker non-votes are treated as votes against the merger.

Approval of the non-binding compensation proposal and the adjournment proposal each requires that the number of votes cast at the special meeting “for” each proposal exceed the number of votes cast “against” each proposal. Abstentions and broker non-votes will not affect the voting results of either proposal. Approval of the non-binding compensation proposal and/or of the adjournment proposal is not a condition to completion of the merger.
The Merger (page 22)
Delta, Buyer and Merger Sub entered into an Agreement and Plan of Merger (the “merger agreement”) on February 20, 2017. A copy of the merger agreement is attached as Appendix “A” to this proxy statement. Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into Delta, which we refer to as “the merger.” Delta will survive the merger as a direct, wholly-owned subsidiary of Buyer.
Upon the consummation of the merger, each share of Delta’s common stock, $1.00 par value per share (“Delta common stock”) that is issued and outstanding immediately prior to the effective time of the merger (the “effective time”) will be converted into the right to receive $30.50 in cash, which we refer to as the “merger consideration,” without interest and less any applicable withholding taxes. However, shares held by shareholders who have dissented from the merger and properly demanded payment of the fair value of their shares in accordance with applicable Kentucky law, and shares owned by Buyer, Merger Sub or any other direct or indirect subsidiaries of Buyer will not be converted into the right to receive merger consideration.
Because the merger consideration will be paid in cash, you will receive no equity interest in Buyer, and after the effective time, you will have no equity interest in Delta and you will no longer have any interest in Delta’s future earnings or growth.
Recommendation of the Board; Reasons for Recommending Approval of the Merger Agreement (page 33)
After careful consideration, the Board unanimously adopted the merger agreement and resolved to recommend that Delta’s shareholders vote to approve the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. The Board also unanimously recommends a vote (a) “FOR” the proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Delta’s named executive officers in connection with the merger and (b) “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
The Board has determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Delta’s shareholders. For a discussion of the material factors that the Board considered in recommending that Delta’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger-Recommendation of Our Board; Reasons for Recommending Approval of the Merger Agreement” beginning on page 33.
Opinion of Financial Advisor (page 36 and Appendix “C”)
Tudor, Pickering, Holt & Co. Advisors, LLC (“TPH”) delivered its opinion to the Board on February 20, 2017. The opinion stated that as of February 20, 2017 and based upon and subject to the factors and assumptions set forth therein, the $30.50 per share of Delta common stock to be paid in cash to the holders (other than Buyer and its affiliates) of the outstanding shares of Delta common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of TPH, dated February 20, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix “C” to this proxy statement. TPH provided its opinion for the information and assistance to the Board in connection with the Board’s consideration of the merger. The TPH opinion does not constitute a recommendation as to how any holder of Delta common stock should vote with respect to the merger or any other matter. Pursuant to the terms of the Board's engagement of TPH, TPH became entitled to receive (1) a cash transaction fee of $1.6 million contingent upon closing of the transactions contemplated in the merger agreement and (2) additional fees of $0.6 million not contingent upon closing of the transactions contemplated in the merger agreement. In the event the merger does not occur and Delta receives a break-up fee from Buyer, then Delta has agreed to pay TPH a break-up fee equal to the difference of: (A) the lesser of (x) 25% of the fair market value (at the time of payment) of any such break-up fee or (y) the aggregate fees that TPH would have received if the merger had been consummated, minus (B) an amount equal to 25% of the costs of collection, including without limitation attorneys’ fees, incurred by Delta in enforcing or collecting the break-up fee.

For a more complete description, please see the section of this proxy statement entitled “The Merger-Opinion of Tudor, Pickering, Holt & Co. Advisors, LLC” beginning on page 36.
Certain Effects of the Merger (page 42)
Upon the consummation of the merger, Merger Sub will be merged with and into Delta. Following the merger, Delta will continue to exist as a direct, wholly-owned subsidiary of Buyer.

Following the consummation of the merger, shares of Delta common stock will no longer be traded on the NASDAQ Global Markets (“Nasdaq”) or any other public market, and the registration of shares of Delta common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated. Accordingly, once Delta has completed the deregistration of Delta common stock, the Company will no longer file periodic and current reports with the Securities and Exchange Commission (“SEC”) with respect to its common stock.
Effects on Delta if the Merger is Not Completed (page 43)
In the event that the proposal to approve the merger agreement does not receive the required approval from Delta’s shareholders, or if the merger is not completed for any other reason, Delta’s shareholders will not receive any payment for their shares of Delta common stock in connection with the merger. Instead, Delta will remain an independent public company and shareholders will continue to own their shares of Delta common stock. Under certain circumstances, if the merger agreement is terminated, Delta may be obligated to pay Buyer a termination fee. If the merger agreement is terminated under certain other circumstances, Buyer may be obligated to pay Delta a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement-Termination Fees ” beginning on page 67.
Financing of the Merger (page 43)
There is no financing condition to the merger. Buyer intends to fund the purchase price through its existing credit facilities and operating cash flow.
Interests of Directors and Executive Officers in the Merger (page 43)
As of March 31, 2017, our directors and executive officers held and are entitled to vote, in the aggregate, 301,159 shares of Delta common stock, representing approximately 4% of the voting power of the outstanding shares entitled to vote on the merger agreement. The merger agreement provides that each holder of shares of Delta common stock, including Delta’s directors and executive officers, will be entitled to receive the merger consideration for each share of Delta common stock held immediately prior to the effective time.
Additional details of the beneficial ownership of Delta’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 69. In addition to their interests in the merger as shareholders, certain of Delta’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Delta’s shareholders generally. In considering the proposals to be voted on at the special meeting, you should be aware of these interests. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching their decision to adopt the merger agreement and determining that the merger and the other transactions contemplated by the merger agreement are in the best interests of Delta’s shareholders, and in unanimously recommending that Delta’s shareholders vote to approve the merger agreement.
Delta’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger Agreement-Director and Officer Indemnification and Insurance” beginning on page 63.
Material U.S. Federal Income Tax Consequences (page 48)
The receipt of cash pursuant to the merger generally will be a taxable transaction to U.S. holders of Delta common stock (as defined in “The Merger-Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, if you are a U.S. holder, you will recognize a taxable gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of Delta common stock exchanged pursuant to the merger. If you are a non-U.S. holder (defined below in the section of this proxy statement entitled “The Merger-Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the merger generally will not be a taxable transaction to you for U.S. federal income tax purposes unless certain exceptions apply. A non-U.S. holder may be subject to backup withholding with respect to cash payments made pursuant to the merger unless such holder certifies that it is not a U.S. person or otherwise establishes an exemption.
You should read the section of this proxy statement entitled “The Merger-Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48 for a more complete discussion of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the U.S. federal tax consequences of the merger to you, as well as the tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Dividends (page 50)
Historically, we have paid quarterly cash dividends on our common stock. The last quarterly dividend was paid on March 15, 2017. Under the terms of the merger agreement, we may continue paying quarterly cash dividends (when and if declared by the Board, and as may be increased by no more than $0.01 per quarter), without the prior written consent of Buyer, including a “stub period” dividend in respect of the quarter in which the merger is consummated.
Regulatory Approvals (page 50)
To complete the merger, Delta and Buyer must obtain certain regulatory approvals, consisting of (1) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), and (2) any required approvals of, or filings with, the Public Service Commission of Kentucky (“KPSC”). On March 16, 2017, the Federal Trade Commission ("FTC") notified Delta that it had granted early termination of the waiting period.
The merger agreement generally requires each party to use its reasonable best efforts to cause the transactions contemplated by the merger agreement to be consummated as soon as practicable, including (1) to take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under any antitrust laws or other applicable laws that may be required by any governmental authority, and (2) to use its reasonable best efforts to avoid or resolve any litigation or other administrative action or judicial action or proceeding challenging the transactions contemplated by the merger agreement that seeks or would reasonably be expected to seek to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, subject to certain limitations (as described under “The Merger Agreement-Efforts to Obtain Regulatory Approvals”). Notwithstanding the general obligations described in this section, Delta has agreed that Buyer and its affiliates will not be required to, and, without the prior written consent of Buyer (which consent may be withheld at Buyer’s sole discretion), Delta and its subsidiaries will not offer or accept, agree, commit to agree, or consent to any undertaking, term, condition, liability, obligation, commitment remedial action or sanction that constitutes a “burdensome condition” (as defined in the merger agreement) in connection with obtaining any consent or approval of any governmental authority in connection with the merger agreement, the merger or the other transactions contemplated thereby.
Subject to certain limitations, either party may terminate the merger agreement if the merger is not consummated by December 1, 2017, which we refer to as the “outside date”. The outside date is subject to (1) an extension of up to three months (the “Initial Extension Period”) by either Delta or Buyer if, on December 1, 2017, all conditions to closing have been satisfied other than those relating to (i) the receipt of any regulatory approvals, (ii) the absence of a “burdensome condition” (as defined in the merger agreement), and (iii) the absence of legal restraints preventing consummation of the merger, and (2) an extension of up to three months by Delta if, on the date that is the last day of the Initial Extension Period, all conditions to the closing have been satisfied other than those relating to the absence of legal restraints preventing the consummation of the merger.
Treatment of Equity Awards (page 54)
Restricted Shares
Each restricted share of Delta common stock granted under Delta’s incentive compensation plan will be converted into a vested right to receive a cash payment in an amount equal to the merger consideration.
Performance Share Awards
Each outstanding Delta Performance Share Award (as defined in the merger agreement) shall be converted into a number of restricted shares of Delta common stock, which will vary depending upon when the proposed merger occurs and certain other factors. At the effective time, each resulting restricted share of Delta common stock shall immediately thereafter (1) vest in full as a fully vested share of Delta common stock, and (2) be converted into a vested right to receive cash in an amount equal to the merger consideration.
Accumulated Dividends
Immediately prior to the effective time, Delta will distribute any “stub period” dividends to the applicable holders of restricted shares of Delta common stock.
See “The Merger Agreement-Treatment of Equity Awards” beginning on page 54 for additional information.

No Solicitation by Delta (page 59)

The merger agreement generally restricts Delta’s ability to solicit takeover proposals (as defined below under “The Merger Agreement-No Solicitation by Delta”) from (including by furnishing information to) third parties, or participate in discussions or negotiations with third parties regarding a takeover proposal.

Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, Delta is permitted to engage in negotiations with, and provide information to, third parties making an unsolicited takeover proposal that the Board determines in good faith, after consultation with its outside financial and legal advisors, is or could reasonably be expected to lead to a “superior proposal” (as defined below under “The Merger Agreement-No Solicitation by Delta”). Under certain circumstances prior to the approval of the merger agreement by Delta’s shareholders, the Board may effect a change of recommendation (as described below under “The Merger Agreement-Changes in the Board’s Recommendation”) and Delta may terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, upon payment by Delta of a $4,340,000 termination fee to Buyer.

Conditions to the Merger (page 65)

Each party’s obligation to effect the merger is subject to the satisfaction or written waiver of the following conditions at, or prior to, the effective time of the merger:

•
the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Delta common stock entitled to vote at the special meeting (including any adjournments or postponements thereof);

•	all waiting periods (and any extensions thereof) applicable to the consummation of the merger under the HSR Act will have expired or been terminated,

•	any required approvals of, or filings with, the KPSC; and

•	the absence of a law, statute, ordinance, code, rule, ruling, regulation, decree, judgment, injunction or order of a governmental authority prohibiting the consummation of the merger.

Each party’s obligation to consummate the merger is also subject to certain additional conditions, including:

•	certain materiality qualifiers, the accuracy of the representations and warranties made by the other party in the merger agreement; and

•	performance in all material respects by the other party of its covenants and agreements under the merger agreement.

In addition, Buyer’s obligation to consummate the merger is also subject to the following conditions:

•
since the date of the merger agreement, the absence of any circumstance, development, change, event, occurrence or effect that has had or would reasonably be expected to have a material adverse effect on Delta; and

•
the absence of any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions, imposed or required in connection with the regulatory approvals or by any laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, injunctions or orders of governmental authorities that constitute a “burdensome condition” (as defined in the merger agreement).

Before the closing, Buyer and/or Delta may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

Termination of the Merger Agreement (page 66)

The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances:

(a)    by mutual written consent of Delta and Buyer;

(b)    by either Delta or Buyer, if:
(1) the merger is not consummated by the outside date (as such date may be extended as described under “The Merger Agreement-Termination of the Merger Agreement”), provided that the right to terminate the merger agreement in accordance with the foregoing will not be available to a party if it is in breach of the merger agreement and such breach has primarily caused or resulted in either (1) the failure to satisfy the conditions to such party’s obligations to consummate the merger prior to the outside date, or (2) the failure of the consummation of the merger to have occurred prior to the outside date;
(2) any law, statute, ordinance, code, rule or regulation enjoining, restraining, preventing or prohibiting the consummation of the merger has been enacted, promulgated, issued, entered, amended, or enforced by any governmental authority and such law, statute, ordinance, code, rule or regulation is not reversed, stayed, enjoined, set aside, annulled or suspended, or any ruling, decree, judgment, injunction or order of a governmental authority preventing the consummation of the merger (each, a “Restraint”) is in full force and effect and has become final and non-appealable, provided that the right to terminate the merger agreement in accordance with the foregoing will not be available to a party if the issuance of a final or non-appealable Restraint was primarily due to a breach by such party of any of its covenants or agreements set forth in the merger agreement; or
(3) shareholder approval of the merger agreement is not obtained at the special meeting (including any adjournments or postponements thereof);

(c)    by Buyer:
(1) if Delta breaches any of its representations or warranties or fails to perform any of its covenants or agreements, which breach or failure to perform (a) would give rise to the failure of the applicable condition to Buyer’s and Merger Sub’s respective obligations to consummate the merger and (b) is incapable of being cured by Delta by the outside date or is not cured within 30 days after receiving written notice of such breach or failure, provided that Buyer will not have the right to terminate the merger agreement in this circumstance if Buyer or Merger Sub is then in material breach of the merger agreement; or
(2) prior to shareholder approval of the merger agreement, if the Board has made a change of recommendation (as described below under “The Merger Agreement-Changes in the Board’s Recommendation”);

(d)    by Delta:
(1) if either Buyer or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements, which breach or failure to perform (a) would give rise to the failure of the applicable condition to Delta’s obligation to consummate the merger and (b) is incapable of being cured by Buyer or Merger Sub by the outside date or is not cured within 30 days after receiving written notice of such breach or failure, provided that Delta will not have the right to terminate the merger agreement in this circumstance if Delta is then in material breach of the merger agreement; or
(2) prior to shareholder approval of the merger agreement, if the Board makes a change of recommendation with respect to a superior proposal, in accordance with the terms of the merger agreement, and concurrently with such termination Delta enters into an alternative agreement with respect to such superior proposal (subject to the payment of a termination fee to Buyer as described below under “The Merger Agreement-Termination Fees”).
Termination Fees (page 67)
If the merger agreement is terminated under certain specified circumstances, Delta will be required to pay Buyer a termination fee of $4,340,000. If the merger agreement is terminated under certain other specified circumstances, Buyer will be required to pay Delta a termination fee of $4,340,000. See “The Merger Agreement-Termination Fees”.

Litigation Related to the Merger (page 68)
To date, one lawsuit has been filed. Please see "Litigation Related to the Merger" for additional information.
Dissenters’ Rights (page 70)
Under Kentucky law, by taking certain specific actions and/or refraining from taking other certain specific actions, holders of Delta common stock may dissent from the merger and have the fair value of their shares paid to them in cash. This right to dissent is subject to a number of restrictions and technical requirements. Generally, in order to exercise your dissenters’ rights you MUST do the following:

1) Written Notice. Send written notice to Delta BEFORE the shareholders’ meeting.

•	In the written notice you must state your intent to demand payment for your shares of Delta common stock if the merger is approved.

•	The written notice must be sent to Delta Natural Gas Company, 3617 Lexington Road, Winchester, Kentucky 40391; Attention: John B. Brown, Corporate Secretary.
2) Voting at Special Shareholders’ Meeting. Additionally, you CANNOT vote “FOR” the merger at the shareholders’ meeting. If you return a signed proxy without voting instructions or with instructions to vote “FOR” the merger proposal, your shares will be automatically voted in favor of the merger proposal, which will terminate your right to dissent.

If you do not comply with the two steps above, you will forfeit your right to dissent and receive the fair value of your shares in cash.

If you assert and perfect your dissenters’ rights as described above, you will not receive the merger consideration but will be entitled to receive the “fair value” of your shares of Delta stock in cash as determined in accordance with the Kentucky Business Corporation Act.

If the merger is approved and you followed the two steps above, then Delta will send you a written notice explaining the additional procedures you must take in order to receive payment. This notice will be sent to you within 10 days following the Delta shareholder meeting.

Appendix “B” includes the relevant provisions of the Kentucky Business Corporation Act regarding these rights. See “Dissenters’ Rights” beginning on page 70 of this proxy statement for a more complete description.
Market Price of Our Common Stock (page 73)
Shares of Delta common stock are quoted on Nasdaq under the trading symbol “DGAS.” The closing sale price of our common stock on February 17, 2017, which was the last trading day before the announcement of the merger agreement, was $26.15 per share.
Additional Information (page 73)
You can find more information about Delta in the periodic and current reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See “Where You Can Find Additional Information” beginning on page 73.
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following are answers to certain questions that you may have regarding Delta’s special meeting. We urge you to read the remainder of this document carefully because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference into, this document.

Q:	Why am I receiving this proxy statement?

A:
On February 20, 2017, Delta entered into the merger agreement with Buyer and Merger Sub. You are receiving this proxy statement as a shareholder of Delta in connection with the solicitation of proxies by the Board in favor of the proposal to approve the merger agreement and the other matters to be voted on at the special meeting described below under “Proposals Submitted to Shareholders”. The merger cannot be completed unless the merger agreement is approved by shareholders holding at least a majority of the outstanding shares of Delta common stock entitled to vote at the special meeting.

This proxy statement contains important information about the merger and the special meeting, and you should read it carefully and in its entirety. A proxy is a legal designation of another person to vote your shares on your behalf. The enclosed voting materials allow you to vote your shares without attending the Special Meeting of Shareholders in person. For more information on how to vote your shares, please see the section entitled “The Special Meeting” beginning on page 16.

Q:	As a shareholder, what will I receive in the merger?

A:
If the merger is completed, you will receive $30.50 in cash, without interest and less any applicable withholding taxes, for each share of Delta common stock that you own immediately prior to the effective time of the merger.

The exchange of shares of Delta common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders of Delta common stock (as defined in “The Merger-Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, if you are a U.S. holder, you will recognize a taxable gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of Delta common stock exchanged pursuant to the merger.
If you are a non-U.S. holder (defined below in the section of this proxy statement entitled “The Merger-Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless certain exceptions apply. A non-U.S. holder may be subject to backup withholding with respect to cash payments made pursuant to the merger unless such holder certifies that it is not a U.S. person or otherwise establishes an exemption. Please see the section of this proxy statement entitled “The Merger-Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48 for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of the federal, state, local and non-U.S. tax consequences of the merger to you.

Q.	How does the merger consideration compare to historic market prices of Delta's common stock?

A.
The merger consideration of $30.50 per share of Delta common stock represents a premium of (1) approximately 21% over the volume-weighted average share price of Delta's common stock from January 1, 2016 through February 17, 2017, and (2) approximately 17% over the closing price of Delta common stock on February 17, 2017, the last completed trading day prior to the public announcement that Delta entered into the merger agreement. For further information on historic market prices, see "Market Price and Dividend Information".

Q:	Will the value of the merger consideration change before the time the merger is completed?

A:	No.

Q:	What will happen to outstanding Company equity compensation awards in the merger?

A:	For information regarding the treatment of Delta’s equity awards, please see the section of this proxy statement entitled “The Merger Agreement-Treatment of Equity Awards” beginning on page 54.

Q:	When and where is the special meeting of our shareholders?

A:	The special meeting will be held on June 1, 2017, at 10:00 a.m. local time, at Delta’s corporate headquarters, 3617 Lexington Road, Winchester, Kentucky 40391.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to approve the merger agreement;

•
a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Delta’s named executive officers in connection with the merger, which we refer to as the “non-binding compensation proposal”; and

•
a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, which we refer to as the “adjournment proposal”.

Q:	Who is entitled to vote at the special meeting?

A:
Holders of record of shares of Delta’s common stock as of the close of business on April 25, 2017 (each a “shareholder of record” and collectively, “shareholders of record”), the record date established by the Board, are entitled to notice of and to vote at the special meeting, either in person or by proxy. Each shareholder of record will have one vote for every share of Delta common stock owned by such shareholder on the record date.

If your shares are registered directly in your name with Delta’s stock transfer agent, Computershare Investor Services, LLC, you are considered, with respect to those shares, the shareholder of record. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, which are held in “street name” (“beneficial owners”). You may also own shares through Delta’s Dividend Reinvestment and Stock Purchase Plan.

Q:	How do I vote?

A:	If you are a shareholder of record of Delta as of the record date for the special meeting, you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing the enclosed proxy card and returning it in the postage-paid envelope provided.

You may also cast your vote in person at the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the special meeting. Shareholders that hold shares through a bank, broker, or other nominee who wish to vote at the special meeting will need a valid proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the special meeting.
If you plan to attend the special meeting, please note that you may be asked to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are an institutional investor, evidence showing your representative capacity for such entity, in each case to be verified against our shareholder list as of the record date for the special meeting.

Q:	Why is my vote important?

A:
If you do not vote, it will be more difficult to obtain the necessary quorum to hold the special meeting. In addition, we cannot complete the merger without obtaining the necessary vote of our shareholders in favor of the merger proposal. In particular, approval of the merger proposal requires that a majority of the outstanding shares of Delta common stock vote in favor of the merger proposal. Therefore, not voting will have the effect of voting against the merger proposal.

Q:	How many votes do I have?

A:
Each holder of Delta common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Delta common stock that such shareholder owned as of the record date of April 25, 2017. As of the close of business on the record date, there were 7,133,022 shares of common stock outstanding and entitled to vote.

Q:	What constitutes a quorum at the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of at least a majority of the outstanding shares of Delta common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instructions are given. Brokers have authority to vote on only the adjournment proposal without instructions from the beneficial owner of the shares.

Q:	What is the vote required to approve each proposal?

A:
Each share of common stock is entitled to one vote at the special meeting on each proposal. The merger proposal will be approved if a majority of shares of Delta common stock outstanding on the record date vote in favor of that proposal. Abstentions and broker non-votes will have the effect of a vote against the merger proposal.

The compensation proposal and the adjournment proposal will be approved if the number of votes cast in favor of each proposal exceeds the number of votes cast against it. Abstentions and broker non-votes will not be counted and will have no effect on the voting results of these two proposals.

Q:	What will happen if Delta’s shareholders do not approve, on an advisory basis (non-binding), the compensation payable to Delta’s named executive officers in connection with the merger?

A:
The vote on the compensation proposal is a vote separate and apart from the vote to approve the merger proposal. You may vote for the non-binding compensation proposal and against the merger proposal, and vice versa. Because the vote on the non-binding compensation proposal is advisory only, it will not be binding on Delta. Accordingly, because Delta is contractually obligated to pay the compensation under certain circumstances if the merger is completed, the compensation would be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker cannot vote your shares without instructions from you except with respect to the adjournment proposal. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted on the merger proposal, which has the same effect as a vote against the merger.

Q:	What if I do not vote or fail to instruct my broker?

A:
If you are a holder of Delta common stock and you choose not to vote or fail to instruct your broker to vote your shares, it will have the same effect as a vote against the merger proposal. An abstention or broker non-vote will have no effect on the non-binding compensation proposal or the adjournment proposal. However, if you fail to vote your shares, your failure to do so may make it more difficult for Delta to meet the quorum requirements of its special meeting.

Q:	Can I attend the special meeting and vote my shares in person?

A:
Yes. All Delta shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Delta common stock can vote in person at the special meeting. If you are not a shareholder of record, you must have a statement from your bank, broker or other record holder confirming your ownership of shares as of the record date for the special meeting or a valid proxy from such entity to be able to vote in person at the special meeting.

In addition, you must bring a form of personal photo identification with you in order to be admitted. Delta reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without our express written consent.
Regardless of whether you plan to attend the special meeting, we recommend that you vote your shares early by Internet, telephone or mail to ensure that a quorum exists at the special meeting and to ensure that your vote will be counted if you later choose not to attend the special meeting. You may revoke any previously submitted proxy and vote your shares in person at the special meeting.

Q:	What do I do if I want to change or revoke my vote?

A:
You may revoke your proxy and change your vote at any time before the special meeting, or earlier deadline specified in the proxy card, by voting again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the applicable special meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the special meeting and voting in person. However, your attendance at the special meeting will not automatically revoke your proxy. At the special meeting you must specifically notify the Inspector of Election that you will be voting in person at the special meeting and that you previously submitted a proxy. We provide additional information on changing your vote under the headings “The Special Meeting-Voting Information-Revoking a Proxy” included elsewhere in this proxy statement.

Q:	Am I entitled to exercise dissenters’ rights?

A:	Yes. Delta shareholders have dissenters’ rights regarding the merger. If you wish to exercise your dissenters’ rights, then you MUST do the following:

1) Written Notice. Send written notice to Delta BEFORE the special shareholders’ meeting.

•	In the written notice you must state your intent to demand payment for your shares of Delta common stock if the merger is approved.

•	The written notice must be sent to Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391; Attention: John B. Brown, Corporate Secretary.
2) Voting at Special Shareholders’ Meeting. Additionally, you CANNOT vote “FOR” the merger at the special shareholders’ meeting. If you return a signed proxy without voting instructions or with instructions to vote “FOR” the merger proposal, your shares will be automatically voted in favor of the merger proposal, which will terminate your right to dissent.

If you do not comply with the two steps above, you will forfeit your right to dissent and receive the fair value of your shares in cash.

If you assert and perfect your dissenters’ rights as described above, you will not receive the merger consideration but will be entitled to receive the “fair value” of your shares of Delta common stock in cash as determined in accordance with the Kentucky Business Corporation Act.
If the merger is approved and you followed the 2 steps above, then Delta or Buyer will send you a written notice explaining the additional procedures you must take in order to receive payment. This notice will be sent to you within 10 days following the special shareholders’ meeting.
Appendix “B” includes the relevant provisions of the Kentucky Business Corporation Act regarding these rights. See “Dissenters’ Rights” beginning on page 70 of this proxy statement.

Q:	How does the Board recommend that I vote?

A:
The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement, “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

For a discussion of the factors that the Board considered in recommending that Delta’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger-Recommendation of Our Board; Reasons for Recommending Approval of the Merger Agreement” beginning on page 33. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of Delta’s directors and executive officers have interests that may be different from, or in addition to, the interests of Delta’s shareholders. For a more complete description, please see the section of this proxy statement entitled “The Merger-Interests of Directors and Executive Officers in the Merger” beginning on page 43.

Q:	How do Delta’s directors and executive officers intend to vote?

A:
Delta’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Delta common stock in favor of the matters before our shareholders as described in this proxy statement. As of March 31, 2017, our directors and executive officers held and are entitled to vote, in the aggregate, 301,159 shares of Delta common stock, representing approximately 4% of the voting power of the outstanding shares entitled to vote on the approval of the merger agreement. Details of the beneficial ownership of Delta common stock of Delta’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 69.

Q:	Do any of Delta’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a shareholder?

A:
Yes. Certain of Delta’s executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching their unanimous decision to adopt the merger agreement and in determining that the merger and the other transactions contemplated by the merger agreement are in the best interests of Delta’s shareholders, and in recommending Delta’s shareholders vote to approve the merger agreement.

Delta’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger Agreement-Director and Officer Indemnification and Insurance” beginning on page 63.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Delta common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Delta common stock. If you are a shareholder of record and your shares of Delta common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that all of your shares are voted.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:
No. Promptly after the effective time of the merger, each shareholder of record who has not properly exercised dissenters’ rights will be sent a letter of transmittal and instructions for use in effecting the surrender of such shareholder’s shares in exchange for the merger consideration.

If you hold your shares in certificated form, you will receive your cash payment upon surrender of your certificates, together with your duly executed letter of transmittal and any other documents requested in the instructions. You should not return your certificates with the enclosed proxy card, and you should not forward your certificates to the paying agent without a letter of transmittal.
If you hold shares of Delta common stock in non-certificated book-entry form, you will not be required to deliver a certificate. You will receive your cash payment after the paying agent has received your duly executed letter of transmittal and any other documents requested in the instructions.

Q:	When is the merger expected to be completed?

A:
We are working to complete the merger as soon as practicable. If the merger agreement is approved at the special meeting, we anticipate that the merger will be completed by the end of 2017. However, because the merger cannot be completed until the conditions to closing are satisfied, we cannot assure completion by any particular date, if at all. The satisfaction of some of the conditions to closing will not be determined until the closing date. See “The Merger Agreement-Conditions to the Merger” beginning on page 65.

Q:	What effect will the merger have on Delta?

A:
If the merger is consummated, Merger Sub will be merged with and into Delta, and Delta will continue to exist as a direct, wholly-owned subsidiary of Buyer. Following the consummation of the merger, shares of Delta common stock will no longer be traded on the NASDAQ Global Markets or any other public market, and the registration of shares of Delta common stock under the Exchange Act will be terminated. As such, once Delta has completed the deregistration of Delta’s common stock following the consummation of the merger, Delta will no longer file periodic and current reports with the SEC with respect to Delta’s common stock.

Q:	What happens if the merger is not completed?

A:
In the event that the proposal to approve the merger agreement does not receive the required approval from our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Delta common stock in connection with the merger. Instead, we will remain an independent public company and shareholders will continue to own their shares of Delta common stock. Under certain circumstances, if the merger agreement is terminated, Delta will be obligated to pay to Buyer a termination fee. If the merger is terminated in certain other circumstances, Buyer will be obligated to pay Delta a termination fee. For a more complete description, please see the section of this proxy statement entitled “The Merger Agreement-Termination Fees” beginning on page 67.

Q:	Who can help answer my questions?

A:
We have hired Alliance Advisors LLC (“Alliance Advisors”) to assist us with the distribution of our proxy materials and to solicit proxies. If you have any questions or need assistance voting your shares, please call Alliance Advisors, toll-free at 1-855-325-6673 or by emailing DGAS@allianceadvisorsllc.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the documents to which we refer you in this proxy statement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements contained in this proxy statement may include, without limitation, declarations regarding the intents, beliefs, estimates and current expectations of Delta. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expect,” “seeks,” “plan,” “anticipate,” “believe,” “project,” “estimate,” “predict,” “potential,” “future,” “forecast” and other words of similar import. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although certain of these statements set out herein are indicated above, all of the statements in this document that contain forward-looking statements are qualified by these cautionary statements. Delta shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. Certain material factors or assumptions are applied in making forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filing on Form 10-K and subsequent periodic and interim reports, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the expected timing and likelihood of completion of the proposed merger;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require us to pay a termination fee;

•	the possibility that Delta shareholders may not approve the merger;

•
the risk that Buyer or Delta may be unable to obtain governmental and regulatory approvals required for the merger or that required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger;

•	the failure of the merger to close for any other reason;

•	risks related to disruption of management time from ongoing business operations due to the proposed merger;

•	limitations placed on our ability to operate the business by the merger agreement;

•	the effect of changes in governmental regulations;

•	the outcome of any legal proceedings instituted against Delta and/or others relating to the merger agreement and the merger;

•
the risk that the proposed merger and its announcement could have an adverse effect on the ability of Delta to retain and hire key personnel and maintain relationships with its suppliers, partners and customers, and on its operating results and businesses generally;

•	whether the expected benefits of the merger will be realized; and

•	the fact that Delta’s shareholders would forego the opportunity to realize the potential long-term value of the successful execution of Delta’s current strategy as an independent company.
These forward-looking statements are also qualified by, and should be read together with, the “Forward-Looking Statements,” the “Risk Factors” and the other statements in our most recent report on Form 10-K and subsequent periodic and interim report filings, in each case as filed with the SEC and available at www.sec.gov (see “Where You Can Find Additional Information” beginning on page 73). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Delta shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE PARTIES

Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

Delta is a natural gas company organized under the laws of the Commonwealth of Kentucky and headquartered in Winchester, Kentucky. We distribute or transport natural gas to approximately 36,000 customers located in central and southeastern Kentucky, and we own and operate an underground natural gas storage field in southeastern Kentucky.

We operate through two segments, a regulated segment and a non-regulated segment.

Through our regulated segment, we distribute natural gas to our retail customers in 23 predominantly rural counties. In addition, our regulated segment transports natural gas to large-volume customers on our system who purchase their natural gas in the open market. Our regulated segment also transports natural gas on behalf of local producers and other customers not on our distribution system. The Kentucky Public Service Commission exercises regulatory authority over our retail natural gas distribution and transportation services. The Kentucky Public Service Commission’s regulation of our business includes approving the rates we are permitted to charge our regulated customers.

Our non-regulated segment includes three wholly-owned subsidiaries. Delta Resources, Inc. (“Delta Resources”) buys natural gas and resells it to industrial or large-volume customers on Delta’s system. Delgasco, Inc. (“Delgasco”) buys natural gas and resells it to Delta Resources and to customers not on Delta’s system. Enpro, Inc. (“Enpro”) owns and operates natural gas production properties and undeveloped acreage. We also extract liquids from natural gas in our storage field and on our pipeline systems that are sold at market prices.
Delta’s internet address is www.deltagas.com.
The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.
Certain documents that have been or will be filed by Delta with the SEC are incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page 73.

Buyer - PNG Companies LLC
375 North Shore Drive
Pittsburgh, Pennsylvania 15212

Buyer is the parent company of Peoples Natural Gas Company LLC (“Peoples”), which operates natural gas utilities in western Pennsylvania, West Virginia and Kentucky. The Pennsylvania and West Virginia utility operations are subject to the regulation of the Pennsylvania Public Utility Commission and West Virginia Public Service Commission, respectively, and operate under traditional cost-of-service based regulations. Peoples, along with its affiliates, services approximately 700,000 customers throughout 19 counties in western Pennsylvania, 14 counties in north central West Virginia and 10 counties in eastern Kentucky.

Buyer is ultimately owned by SteelRiver LDC Ventures LLC, which is managed by SteelRiver Operations LP (together with its investment management affiliates, “SteelRiver”). SteelRiver is an independent investment management firm that invests in core infrastructure assets in North America for the long term, seeking out assets and businesses that provide essential services with stable cash flows and often regulated characteristics. Target sectors include natural gas, electricity, water, ports, rail, and other concession-based assets. SteelRiver’s limited partners are leading institutional investors, including public employee and private pension plans and insurance companies located throughout North America and Europe.

SteelRiver was established in 2009 and manages approximately $2.5 billion of capital commitments, including a fund vehicle dedicated to the local gas distribution company asset class. SteelRiver has made, through its core fund, SteelRiver Infrastructure Fund North America LP, or via co-investment vehicles, seventeen investments in five subsectors in the core infrastructure space in North America.
Information about Buyer can be found on SteelRiver’s internet address www.steelriverpartners.com.

The information provided on Buyer’s website is not part of this proxy statement, and therefore is not incorporated herein by reference.
Merger Sub - Drake Merger Sub Inc.
c/o PNG Companies LLC
375 North Shore Drive
Pittsburgh, Pennsylvania 15212
Merger Sub was formed by Buyer solely for the purpose of completing the merger. Merger Sub is a direct, wholly-owned subsidiary of Buyer and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING
We are furnishing this proxy statement to Delta’s shareholders as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournments or postponements thereof.

Together with this document, Delta is also sending you a notice of the special meeting and a form of proxy that is being solicited by our Board. This proxy statement summarizes the information that you need to know in order to cast your vote at the special meeting. You do not need to attend the special meeting in person to vote your shares.
Date, Time and Place
The special meeting will be held on June 1, 2017, at 10:00 a.m. local time, at Delta’s corporate headquarters, 3617 Lexington Road, Winchester, Kentucky 40391.
If you plan to attend the meeting, please note that you may need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are an institutional investor, evidence showing your representative capacity for such entity, in each case to be verified against our shareholder list as of the record date for the meeting. In addition, if your shares are held in the name of a broker, you will need a valid proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting.
Purpose of the Special Meeting
The special meeting is being held for the following purposes:

•	to consider and vote on a proposal to approve the merger agreement (see the section of this proxy statement entitled “The Merger Agreement” beginning on page 52);

•
to consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to Delta’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “non-binding compensation proposal” (see the section of this proxy statement entitled “The Merger-Interests of Directors and Executive Officers in the Merger” beginning on page 43); and

•
to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

A copy of the merger agreement is attached as Appendix “A” to this proxy statement.
Recommendation of the Board
The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted resolutions (1) determining that it is in the best interests of Delta and its shareholders for Delta to enter into the merger agreement, (2) adopting the merger agreement and approving Delta’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (3) recommending that the shareholders of Delta approve the merger agreement and directing that the merger agreement be submitted to Delta’s shareholders for approval at a duly held meeting of Delta’s shareholders for such purpose. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. For a discussion of the material factors that the Board considered in recommending that Delta’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger-Recommendation of Our Board; Reasons for Recommending Approval of the Merger Agreement.”

The Board also unanimously recommends a vote “FOR” the non-binding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
Voting Information
Record Date.
The close of business on April 25, 2017 has been fixed as the record date for determining the Delta shareholders entitled to receive notice of and to vote at the special meeting.

Outstanding Number of Shares; One Vote per Share.
On April 25, 2017, there were 7,133,022 shares of common stock issued and outstanding, and Delta had no other class of equity securities outstanding that were entitled to vote at this special meeting. Each share of common stock is entitled to one vote at the special meeting on each matter presented at the meeting.

Voting by Shareholders of Record.
If, at the close of business on April 25, 2017, your shares are registered directly in your name with Delta’s transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record of those shares and Delta has mailed these proxy materials to you. You may vote your shares by Internet, telephone, or by mail as further described below. Your vote authorizes each of Glenn R. Jennings and John B. Brown as proxies, each with the power to appoint his substitute, to represent and vote your shares by proxy as you directed.

•
Vote by Internet - Visit the Internet voting website at www.investorvote.com/DGAS. Have your proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 1:00 a.m. (Winchester, Kentucky Time) on June 1, 2017.

•
Vote by Telephone - Use your telephone to vote by calling 1-800-652-VOTE (8683). Have your proxy card ready and follow the instructions that you hear on the telephone. This is a toll-free call to you. Available 24 hours a day, 7 days a week until 1:00 a.m. (Winchester, Kentucky Time) on June 1, 2017.

•
Vote by Mail - Mark, sign, and date your Proxy Card and return it in the postage-paid envelope provided. If you have misplaced the envelope for your proxy card, you may mail your proxy card to: Proxy Services, c/o Computershare Investor Services, P.O. Box 30202, College Station, TX 77842-9909. If you are voting by Internet or telephone, please do not mail your proxy card.

If you have misplaced the postage-paid envelope that was provided to you, please mail your voted proxy card to our transfer agent as follows: Proxy Services, c/o Computershare Investor Services, P.O. Box 30202, College Station, TX 77842-9909.

Only the latest, dated proxy received from you, whether by Internet, telephone or mail, will be voted at the special meeting. If you vote by Internet or telephone, please do not mail your proxy card.

Voting By Beneficial Owners of Record - Street Name.
If at the close of business on April 25, 2017, your shares are held in street name in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of such shares. These proxy materials are being made available to you by your bank, broker, trustee, or nominee that is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct, via the Internet or by telephone, your bank, broker, trustee, or nominee on how to vote your shares if the bank, broker, trustee, or nominee offers these options, or by signing and returning to them a proxy card. Your bank, broker, trustee, or nominee will send you instructions for voting your shares.

If you wish to vote in person at the special meeting but you hold your stock in street name (that is, in the name of a broker, bank, or other institution), then you must have either (1) a valid proxy from the broker, bank, or institution, or (2) a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date.

How Your Votes Will Be Voted.
If you vote by Internet, telephone, or by signing and returning a proxy card, your shares will be voted in accordance with the instructions you provide. If you vote without providing contrary instructions, your proxy will be voted in the following manner:

•	for the merger proposal;

•	for the non-binding compensation proposal; and

•	for the adjournment proposal.
In accordance with Kentucky law, business to be conducted at the special meeting will be limited to the matters stated in the notice of the special meeting.

The proxies being solicited may be exercised only at the special meeting and any adjournment of the special meeting and will not be used for any other meeting.

Revoking a Proxy.
You may revoke or change your proxy at any time before it is exercised by (1) filing with the Secretary of Delta (Delta Natural Gas Company, 3617 Lexington Road, Winchester, Kentucky 40391) written notice of revocation, (2) submitting to the Secretary a duly-executed proxy bearing a later date, or (3) appearing at the special meeting and (after having given the Secretary notice of your intention to vote in person) voting your shares of common stock in person. If your shares are held through a broker, please contact the broker to revoke or change your proxy or obtain a proxy or brokerage statement reflecting your shares held as of the record date in order to vote in person at the special meeting. If you vote by Internet or telephone, you may change your proxy vote simply by voting again by Internet or telephone.

Votes Required.
Inspectors of Election, appointed for the special meeting, will count votes cast at the special meeting. Approval of the merger proposal requires the affirmative vote of a majority of the shares of Delta common stock outstanding on the record date for the special meeting. Because the affirmative vote of the holders of at least a majority of the shares of common stock outstanding on the record date for the special meeting is needed to approve the merger proposal, an abstention or a broker non-vote will have the effect of a vote against the merger proposal.

The non-binding compensation proposal and the adjournment proposal will be approved if the votes cast for each proposal exceed the votes cast against the proposal at the special meeting. Abstentions as to these two proposals will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Effect of Not Voting by Beneficial Owners; Broker Non-Votes.
If you are a beneficial owner and you do not provide voting instructions to your broker, bank, or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your bank or broker does not have discretionary authority to vote. Rules governing brokers, banks, and other entities of record holding your shares determine whether proposals presented at shareholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your broker, bank, or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs with respect to a non-discretionary proposal when a bank, broker or other holder of record holding shares in “street name” for a beneficial owner submits a proxy voting those shares on a discretionary proposal, but not with respect to the non-discretionary proposal because that holder has not received voting instructions from the beneficial owner.

If you are a beneficial owner and do not provide voting instructions, your bank, broker, or other holder of record is permitted to vote your shares for the adjournment proposal but is not permitted to vote your shares on the merger proposal or the non-binding compensation proposal.

Shares subject to broker non-votes will be counted against the merger proposal but will not be counted as votes for or against the non-binding compensation proposal or the adjournment proposal. Broker non-votes will be counted in calculating the number of votes necessary for the approval of the merger proposal but will not be included in calculating the number of votes necessary for the approval of the non-binding compensation proposal or the adjournment proposal. Shares, however, represented by proxies containing both broker non-votes and a vote on any matter will be considered present at the special meeting for purposes of determining the existence of a quorum.

Quorum.
The presence in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the special meeting. A share of common stock is deemed present for quorum purposes once it is represented at Delta’s special meeting. Shares of Delta common stock represented by properly executed and returned proxies will be treated as present. Shares of common stock held in the name of an individual who attends the special meeting are deemed present “in person” at the special meeting. Shares of Delta common stock present at the special meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.
Proxy Solicitations
Delta will pay all of the expenses of this solicitation of proxies. Delta has hired Alliance Advisors, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, to assist in the solicitation of proxies and otherwise in connection with the special meeting in the event Delta determines that it may not have sufficient votes for a quorum or for approval of the merger transaction. Delta has agreed to pay a base fee of $10,500, plus reimbursement of certain reasonable expenses, for this service. Delta and Alliance Advisors, if requested by Delta, will also request banks, brokers, trustee and other nominees holding shares of Delta common stock beneficially owned by others to send these proxy materials to, and obtain voting instructions from, the beneficial owners and will reimburse such shareholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by directors, officers and employees. If Delta requests Alliance Advisors to perform such telephone services, Delta will pay Alliance Advisors $5.50 per successful contact and an additional $5.00 per vote obtained. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.
Directions to Shareholders’ Special Meeting
The special meeting will be held at Delta’s corporate offices, located at 3617 Lexington Road, Winchester, Kentucky 40391. If you need directions, please contact Delta’s Corporate Secretary, John B. Brown, at Delta Natural Gas Company, Inc. at the same address or call (859) 744-6171.

Shareholder Proposals for 2017 Annual Meeting of Shareholders
We held our 2016 annual meeting of shareholders on November 17, 2016. We do not expect to hold an annual meeting of shareholders for 2017 unless the merger is not completed by that time. Our Bylaws do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at our annual meeting of shareholders. In order for a shareholder proposal to be eligible for inclusion in our proxy materials for the 2017 annual meeting of shareholders, if held, any shareholder proposal to take action at such meeting must be delivered to our corporate headquarters no later than June 7, 2017 (Attn: Corporate Secretary, 3617 Lexington Road, Winchester, Kentucky 40391).

Rule 14a-14 of the SEC’s proxy rules allows us to use discretionary authority to vote on a matter coming before the 2017 annual meeting of shareholders and not included in our proxy statement. This discretionary voting authority is limited to matters about which we do not have notice of at least 45 days before the date in that year corresponding to the date on which our prior year’s proxy materials were first mailed to shareholders in connection with the prior year’s annual meeting of shareholders. Accordingly, for our 2017 annual meeting of shareholders, if held, any such notice must be submitted to our Corporate Secretary on or before August 22, 2017. If the merger is not completed, we expect to hold our annual meeting of shareholders on November 16, 2017.

In addition we may also use discretionary voting authority if we receive timely notice of such matters as described in the preceding paragraph and if, in the proxy statement, we describe the nature of such matter and how we intend to exercise our discretion to vote on the matter.
PROPOSALS SUBMITTED TO SHAREHOLDERS

PROPOSAL 1: Adoption and Approval of the Agreement and Plan of Merger

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by Delta’s Board for use at Delta’s special meeting to consider and vote on the proposal to adopt and approve the Agreement and Plan of Merger, dated February 20, 2017, by and among Delta, Buyer and Merger Sub as such agreement and plan may be amended from time to time. IF DELTA SHAREHOLDERS FAIL TO ADOPT AND APPROVE THE AGREEMENT AND PLAN OF MERGER, THE MERGER CANNOT BE COMPLETED. Delta shareholders should read this proxy statement carefully and in its entirety, including the appendices, for more detailed information concerning the Agreement and Plan of Merger. A copy of the Agreement and Plan of Merger is attached to this proxy statement as Appendix “A.”

After careful consideration, Delta’s Board determined that the Agreement and Plan of Merger and the transactions it contemplates are in the best interests of Delta and its shareholders and unanimously approved the Agreement and Plan of Merger and its contemplated transactions, including the merger. See “The Merger-Recommendation of Our Board; Reasons for Recommending Approval of the Merger Agreement” included elsewhere in this proxy statement for a more detailed discussion of our Board’s recommendation.

Approval of the merger proposal requires the affirmative vote of a majority of the shares of common stock outstanding on the record date for the special meeting.

Our Board unanimously recommends that its shareholders vote “FOR” the adoption and approval of the Agreement and Plan of Merger, dated February 20, 2017, by and among Delta, PNG Companies LLC and Drake Merger Sub Inc. as such agreement and plan may be amended from time to time. For a discussion of interests of Delta’s executive officers in the merger that may be different from, or in addition to, the interest of Delta’s shareholders, see “The Merger-Interests of Directors and Executive Officers in the Merger” included elsewhere in this proxy statement.

PROPOSAL 2: Non-Binding Advisory Vote Approving Compensation

The Dodd-Frank Act and Rule 14a-21(c) under the Securities Exchange Act of 1934 requires Delta to provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Delta as a result of the merger. The information about this compensation that we must present to our shareholders is presented under the heading “The Merger-Interests of Directors and Executive Officers in the Merger-Potential Change of Control Payments to Executive Officers.”

Accordingly, Delta is requesting that its shareholders approve the following resolution:

“RESOLVED, that the shareholders of Delta Natural Gas Company approve, on a non-binding advisory basis, the compensation that may be paid or become payable to its named executive officers which is based on or otherwise relates to the merger, as disclosed in the proxy statement relating to this special meeting of shareholders in the section titled ‘The Merger-Interests of Directors and Executive Officers in the Merger-Potential Change of Control Payments to Executive Officers.”

Approval of this proposal is not a condition to completion of the merger. The vote is advisory, and therefore not binding on Delta or our Board or the Corporate Governance and Compensation Committee of Delta. Regardless of the outcome of this advisory vote, the compensation includes amounts that Delta is contractually obligated to pay under certain circumstances regardless of the outcome of the advisory (non-binding) vote.

The compensation proposal will be approved if the number of votes cast in favor of the proposal at the special meeting exceeds the votes cast against the proposal. Failures to vote, abstentions and broker non-votes, if any, will have no effect on approval of this proposal. Approval of the compensation proposal is not a condition to completion of the merger.

Our Board unanimously recommends that its shareholders vote “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers which is based on or otherwise relates to the merger.

PROPOSAL 3: Approval of the Adjournment or Postponement of the Special Meeting

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the special meeting, there are an insufficient number of shares of Delta common stock present in person or by proxy to constitute a quorum or approve the merger proposal, in accordance with Kentucky Business Corporation Act, Delta may propose to adjourn or postpone the special meeting, which will enable our Board to solicit additional proxies to establish a quorum or approve the merger proposal. Delta does not intend to call a vote on the merger proposal at the special meeting if the votes cast in favor of the proposal are insufficient to approve it.

In the adjournment proposal, Delta is asking its shareholders to authorize the holder of any proxy solicited by our Board to vote in favor of granting discretionary authority to proxy holders to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the shareholders approve this adjournment proposal, Delta could adjourn the special meeting and any adjourned session of the meeting to use the additional time to solicit additional proxies, including proxies from shareholders who have previously voted.

The adjournment proposal will be approved if the number of votes cast in favor of the proposal at the special meeting exceeds the votes cast against the proposal. Failures to vote, abstentions and broker non-votes, if any, will not have an effect on approval of this proposal. Approval of the adjournment proposal is not a condition to completion of the merger.

Our Board unanimously recommends that shareholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including the solicitation of additional proxies needed to approve the merger proposal.

THE MERGER
Overview
We are requesting our shareholders to approve the merger agreement entered into on February 20, 2017 by Delta, Buyer and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into Delta, with Delta as the surviving corporation. After the merger, Delta will be a direct, wholly-owned subsidiary of Buyer. The Board unanimously: adopted the merger agreement; determined that the merger and the transactions contemplated by the merger agreement are in the best interests of Delta’s shareholders; directed that the merger agreement be submitted to Delta’s shareholders for approval at a special meeting duly called and held for that purpose; and recommended that Delta’s shareholders vote to approve the merger agreement.
Upon the consummation of the merger, each share of Delta common stock issued and outstanding immediately prior to the effective time (other than shares owned by shareholders who have dissented from the merger and properly demanded payment of the fair value of their shares in accordance with applicable Kentucky law and shares owned by Buyer, Merger Sub or any direct or indirect subsidiaries of Buyer) will be converted into the right to receive $30.50 per share in cash, without interest and less any applicable withholding taxes.
Background of the Merger
The Board and Delta’s senior management team (“Senior Management”) regularly review and evaluate Delta’s strategic plan as part of their ongoing efforts to provide long-term value to Delta’s shareholders, taking into account economic, competitive, regulatory and other conditions, and historical and projected industry trends and developments. As part of this review, the Board and Senior Management also consider and evaluate options and alternatives designed to enhance shareholder value, including, from time to time, potential strategic transactions.
Initial Unsolicited Expressions of Interest from SteelRiver.
On October 10, 2013, Dennis Mahoney (“Mr. Mahoney”), a Senior Managing Partner of SteelRiver Infrastructure Partners, LP (“SteelRiver”), and David McSweeney (“Mr. McSweeney”), an Investment Specialist at SteelRiver, met with Glenn Jennings (“Mr. Jennings”), Chairman of the Board, President and Chief Executive Officer of Delta, and expressed SteelRiver’s interest in discussing a possible acquisition of Delta. Mr. Mahoney and Mr. McSweeney indicated that, for purposes of discussing a possible acquisition, they had interest in Delta’s common stock in a range of $23.25 per share. The closing price of Delta’s shares on that day was $21.01 per share. SteelRiver is an affiliate of Buyer, as SteelRiver and Buyer are under common ownership and control. Mr. Mahoney and Mr. McSweeney contacted Mr. Jennings on their own initiative, as Mr. Jennings had neither solicited nor requested any expression of interest from them or others. Mr. Jennings informed Mr. Mahoney and Mr. McSweeney that Delta was committed to its stand-alone board approved strategic plan and was not soliciting offers for the Company, but Mr. Jennings would present any serious offers to the Board for its review and consideration. The expression of interest at a price of $23.25 per share was not a price that interested Delta’s Board.
On September 22, 2014, Mr. Mahoney sent a non-binding expression of interest to Mr. Jennings. The letter indicated SteelRiver’s interest in discussing a possible acquisition of Delta at a price of $24.00 per share. Then, on October 23, 2014, Mr. Mahoney sent an updated, unsolicited, non-binding expression of interest to Mr. Jennings. This letter indicated SteelRiver’s interest in discussing a possible acquisition at an increased price of $25.00 per share. Mr. Jennings consulted with Delta’s Lead Director and other members of the Board’s Executive Committee about SteelRiver’s expression of interest. The consensus of Mr. Jennings, the Lead Director, and the other members of the Executive Committee was that a price of $25.00 per share was not sufficiently attractive to warrant further discussions. Mr. Jennings contacted Mr. Mahoney and Mr. McSweeney to tell them that Delta was not interested in further discussions with SteelRiver around a price per share of $25.00. Mr. Mahoney and Mr. McSweeney did not express interest in pursuing discussions at a higher price at that time.
Mr. Mahoney, Mr. McSweeney and Morgan O’Brien (“Mr. O’Brien”), President and CEO of Buyer, continued to contact Mr. Jennings from time to time thereafter, but did not make any further expressions of interest. Mr. O’Brien and Mr. McSweeney, in a telephone call on November 4, 2015 to Mr. Jennings, indicated continuing interest in acquiring Delta and some flexibility on their previous expression of interest of $25.00 per share. They asked Delta to indicate a willingness to proceed with price negotiations with them. Mr. Jennings discussed this expression of interest with Delta’s Board and the Board determined that $25.00 per share was not sufficiently attractive to warrant further discussions. Delta’s Board began to consider exploring strategic alternatives in depth, including the possibility of involving Delta’s legal counsel and seeking advice from a financial advisor.

May 18, 2016 Regularly Scheduled Board Meeting.
At a regularly scheduled Board meeting on May 18, 2016, representatives from the law firm of Stoll Keenon Ogden PLLC (“SKO”) discussed the Board’s fiduciary duties and standard of care with respect to Delta’s strategic options in light of its then currently high price/earnings ratio and large cash position, which options included a possible stock buy-back program, privately negotiated repurchases of stock, special dividend, self-tender offer, acquisition of another company, or no action. The Board discussed the possibility of hiring a financial advisor to help the Board consider strategic options for Delta. Mr. Jennings reminded the Board of the expression of interest from SteelRiver at $25.00 per share. The Board did not believe a price around $25.00 per share was sufficiently attractive to warrant further discussions. The closing price of Delta’s common stock on that day was $25.52 per share.
Later Unsolicited Expression of Interest from SteelRiver; Interviews of Financial Advisory Firms.
On June 28, 2016, Mr. Jennings received an unsolicited telephone call from Mr. O’Brien and Mr. McSweeney conveying to Mr. Jennings their interest in discussing a possible acquisition of Delta for a price of $30.00 per share. Mr. O’Brien and Mr. McSweeney made it clear that the expression of interest from Buyer and SteelRiver was not a formal offer and was non-binding. Mr. Jennings thanked Mr. O’Brien and Mr. McSweeney for their call and told them he would discuss the expression of interest with the Board. Mr. Jennings reminded Mr. O'Brien and Mr. McSweeney that Delta was committed to its stand-alone board approved strategic plan and was not soliciting offers for the Company, but Mr. Jennings would present any serious offers to the Board for its review and consideration. The closing price of Delta's shares on June 27, 2016, the day before Mr. Jennings received the call from Mr. O'Brien and Mr. McSweeney, was $24.49 per share. Mr. O'Brien and Mr. McSweeney did not send Mr. Jennings a letter confirming their verbal expression of interest.
Following the receipt of the expression of interest from Mr. O’Brien and Mr. McSweeney, Mr. Jennings contacted Delta’s Lead Director and the other members of the Board. Mr. Jennings, the Lead Director and the other members of the Board agreed that Delta should evaluate the expression of interest from Buyer and SteelRiver. In addition, Mr. Jennings and the other Board members decided that Delta should expedite its consideration of engaging financial advisors to assist and advise the Board in considering Delta’s strategic alternatives.
In a subsequent telephone call with Mr. O’Brien and Mr. McSweeney, Mr. Jennings informed them that Delta intended to interview financial advisory firms, with the expectation of engaging one of them to assist in Delta’s consideration of its strategic alternatives. Mr. O’Brien and Mr. McSweeney told Mr. Jennings that Buyer and SteelRiver would want to enter into an exclusivity agreement with Delta providing for a period of time during which Delta would discuss a strategic transaction exclusively with Buyer. Mr. O’Brien and Mr. McSweeney said that in return for an exclusivity agreement, Buyer would be willing to include a “go-shop” clause in any definitive transaction agreement. Mr. O’Brien and Mr. McSweeney said the “go-shop” clause would give Delta the opportunity to solicit offers from other potentially interested parties for some period of time after a definitive agreement was signed and before a shareholder vote on the transaction. Mr. Jennings said that Delta would consider Buyer’s request for an exclusivity agreement.
Senior Management contacted three financial advisory firms and asked each firm to prepare a presentation describing its capabilities and experience, services it could provide to Delta, and an overview of Delta, its stock price, and its strategic alternatives. Each firm was also informed of Buyer’s and SteelRiver’s expression of interest. The three financial advisory firms had previously entered into confidentiality agreements with Delta and thus continued to be subject to such confidentiality agreements. Each financial advisory firm made a separate presentation to some members of the Board, Senior Management and a representative from SKO on July 11 or July 12, 2016.
On July 11, 2016, Mr. Jennings spoke with Mr. McSweeney and informed him that Delta’s Board would discuss Buyer’s and SteelRiver’s expression of interest at a special meeting to be held on July 21, 2016.
July 21, 2016 Special Board Meeting.
On July 21, 2016, the Board held a special meeting to discuss the presentations made by the three financial advisory firms and agreed that Delta should hire a financial advisory firm. The Board directed Mr. Jennings and other Senior Management to pursue negotiations with two of the three firms. The Board also directed Mr. Jennings to inform Buyer and SteelRiver that the Board was continuing to evaluate Buyer’s and SteelRiver’s expression of interest.
Additionally, at the special meeting held on July 21, 2016, a representative from SKO discussed the Board’s fiduciary duties in evaluating and reacting to unsolicited expressions of interest. The overview included a discussion of the fiduciary duties of the Board if the Board decided to pursue a possible sale of Delta or if a sale of Delta became inevitable.

Follow-up Conversation with Buyer and SteelRiver.
After the Board’s special meeting, Mr. Jennings spoke with Mr. McSweeney and informed him that the Board met with potential financial advisors and intended to hire one of them. Further, Mr. Jennings told Mr. McSweeney that Delta was still considering its options, including the expression of interest from Buyer and SteelRiver. Mr. Jennings indicated to Mr. McSweeney that if the Board decided to pursue a strategic transaction, the Board had a duty to obtain a fair price and to maximize value for its shareholders.
August 8, 2016 - Date of Engagement Letter with TPH.
On August 8, 2016, Delta engaged Tudor, Pickering, Holt & Co. Advisors LLC (“TPH”) after confirming that, in TPH’s opinion, nothing would limit its ability to fulfill its responsibilities as financial advisor to the Company in connection with the contemplated engagement. Pursuant to the engagement, TPH agreed to act as Delta’s exclusive financial advisor to assist Delta in its on-going review and evaluation of Delta’s long-term financial plan, as well as to assist with evaluation of potential strategic alternatives to enhance shareholder value. Delta selected TPH because of TPH’s qualifications, experience, reputation and familiarity with Delta, its business and industry, as evidenced by TPH’s prior experience in utility merger and acquisition transactions and extensive experience advising companies considering strategic alternatives. In connection with this engagement, Delta informed TPH that it had recently been approached by SteelRiver and that Senior Management was considering a potential transaction involving SteelRiver.
Follow-Up Unsolicited Expression of Interest.
On August 16, 2016, Mr. Jennings received another telephone call from Mr. O’Brien and Mr. McSweeney in which they again expressed Buyer’s and SteelRiver’s interest in discussing a cash offer for all of Delta’s common stock at a price of $30.00 per share. The expression of interest was not a formal offer, was non-binding, and was not solicited by Delta. Mr. Jennings informed Mr. O’Brien and Mr. McSweeney that Delta had engaged TPH as its financial advisor in connection with Delta’s ongoing review of Delta’s strategic direction. Mr. Jennings further stated that if the Board decided to pursue a strategic transaction, given the Board’s duty to maximize value to shareholders, the Board would explore, in consultation with its legal advisors and TPH, contacting other potentially interested parties to gauge interest in a possible strategic transaction with Delta. Mr. O’Brien and Mr. McSweeney again expressed Buyer’s and SteelRiver’s preference to enter into an exclusivity agreement with Delta to allow for a period of time during which Delta would discuss a strategic transaction exclusively with Buyer and SteelRiver. Mr. Jennings told Mr. O’Brien and Mr. McSweeney that Delta’s Board would consider the request for an exclusivity agreement.
August 18, 2016 Regularly Scheduled Board Meeting.
At its regularly scheduled meeting on August 18, 2016, the Board met with Senior Management and representatives of SKO and TPH. Representatives from SKO reviewed the Board’s fiduciary duties in the context of a possible strategic transaction. In addition, the SKO representatives gave an overview of (1) the regulatory process in Kentucky for public utility companies seeking approval of a change in control, and (2) the regulatory process under Federal anti-trust laws applicable to change in control transactions.
Mr. Jennings informed the Board of the follow-up call from Mr. O’Brien and Mr. Mr. McSweeney that he had received on August 16, 2016, in which Mr. O’Brien and Mr. McSweeney again expressed Buyer’s and SteelRiver’s interest in pursuing a cash offer for all of Delta’s common stock at a price of $30.00 per share. Mr. Jennings reminded the Board that this was a non-binding expression of interest only and not a formal offer. Mr. Jennings also reminded the Board that Delta had not solicited this expression of interest. Mr. Jennings further informed the Board that Buyer and SteelRiver requested an exclusivity agreement with Delta providing for some period during which Delta would discuss a strategic transaction exclusively with Buyer and SteelRiver, with the understanding that any definitive agreement would contain a “go-shop” clause.
Representatives of TPH then discussed a range of topics with the Board, Senior Management and representatives of SKO including an overview of the situation, the SteelRiver and Buyer proposal, merger considerations, an overview of the gas utility strategic landscape, possible benefits and risks of a combination, and potential next steps.
The Board, TPH and SKO further discussed the strategic alternatives available to Delta, the expression of interest from Buyer and SteelRiver, the Board’s fiduciary duties in the context of a possible strategic transaction, Buyer’s and SteelRiver’s request for an exclusivity period followed by a “go-shop” period should the parties enter into a definitive agreement, other options available to the Board for considering its strategic alternatives, and processes the Board could utilize to evaluate the level of interest other parties may have in acquiring Delta.
Based on the foregoing discussions, the Board determined to forego entry into an exclusivity agreement with Buyer and SteelRiver at that time. Instead, the Board determined that Delta should engage in a process of soliciting selected third parties who would likely have an interest in considering an acquisition of Delta, and in connection therewith discussed, among other items, parties who may have interest in a transaction with Delta, their respective financial capabilities to acquire Delta and the process of obtaining the necessary regulatory approvals to complete a transaction. The Board asked TPH, in consultation with Senior Management, to propose to the Board at its next meeting a process for Delta to explore a possible strategic transaction with a list of potentially interested parties.
On August 19, 2016, Mr. Jennings contacted Mr. McSweeney to inform him of the Board’s decision not to grant authority to enter into an exclusivity agreement with Buyer and SteelRiver at that time. Mr. McSweeney reiterated Buyer’s and SteelRiver’s strong interest in Delta.
August 26, 2016 Special Board Meeting.
At a special meeting of the Board on August 26, 2016, Mr. Jennings and TPH reviewed a proposed plan for a process to explore a possible strategic transaction for Delta. The Board, Senior Management, TPH and SKO discussed a possible two stage sales process, during which participants in the first stage would enter into confidentiality agreements, conduct due diligence based primarily on publicly available information and summarized financial projections, and submit written, non-binding indications of interest (“Round 1”).
Following the Board’s review of the initial indications of interest, if the Board determined that the sale process should continue, then it would continue discussions with selected participants and provide them reasonable time to conduct additional due dligence, which would include the opportunity to meet with Senior Management and to review Delta’s books and records in more detail (“Round 2”). Round 2 would include a due date for a written, binding offer from interested bidders.
Following the close of Round 2, the Board would review any offers received and determine whether or not to continue the sale process. If the Board determined, in consultation with TPH and SKO, that the sale process should continue, then it would authorize Senior Management to proceed to negotiate with the selected bidder towards entry into a definitive transaction agreement.
Mr. Jennings and TPH also reviewed with the Board an illustrative process time table for completing the contemplated process. TPH discussed an estimated schedule to complete a transaction, if the process were to result in an acceptable offer approved by the Board.
Following the discussion of the potential process and time schedules, the Board reviewed a prospective bidder contact list (the “contact list”) prepared by TPH and Mr. Jennings. The contact list consisted of companies deemed to have potential interest in acquiring Delta, the financial capability to acquire Delta, and the capability to successfully close a transaction, including the business and management capabilities to obtain necessary regulatory approvals. Mr. Jennings and TPH highlighted that the contact list of nineteen prospective interested parties consisted of a broad range of both strategic and financial buyers, including a current investor in Delta, which we refer to as “Party A”, a foreign company, which we refer to as “Party B”, and Buyer. Further, Mr. Jennings informed the Board that a U.S. representative of Party B recently contacted Mr. Jennings to express its interest in talking with Delta.
The Board authorized and instructed TPH to approach the companies on the contact list and requested that all contacted parties be required to keep the process confidential. The Board agreed that if Mr. Jennings had close personal contacts with the Chairman or CEO of a company on the list, then Mr. Jennings should, as a courtesy, make an initial call to his contacts to let them know that TPH would be contacting them. Further, the Board authorized TPH to approach Party A and to inform Party A that Delta is soliciting bids, but that Party A must agree to a standstill before TPH would disclose Delta’s name.
A representative from SKO again reviewed the Board’s fiduciary duties in a sale process and discussed the provisions of, and Board considerations related to, confidentiality agreements with prospective bidders (including the considerations related to the inclusion of standstill provisions). The Board further authorized Mr. Jennings to negotiate the confidentiality agreements with prospective bidders. Additionally, the Board authorized the Executive Committee to act on behalf of the Board with respect to items that might arise during the bid process and to take actions on behalf of the Board as appropriate while also considering the Board’s fiduciary duties.
Contact of Prospective Bidders; Execution of Confidentiality Agreements.
Between August 19, 2016 and August 29, 2016, Mr. Jennings called ten prospective bidders from the contact list and TPH followed up with those companies and contacted an additional nine companies, including Buyer. Buyer, Party A and Party B were all contacted. By September 2, 2016, Delta had entered into five confidentiality agreements, including a confidentiality agreement with an affiliate of Buyer on August 30, 2016. By September 9, 2016, Delta had entered into an additional five confidentiality agreements, including Party B. On September 16, 2016, Delta entered into a confidentiality agreement with a bidder who we will refer to as “Party C.” Party C eventually made a formal offer to Delta, as discussed in more detail later in this “Background of the Merger”.
In late August 2016, Delta was contacted by one of the financial advisory firms interviewed by Delta’s Board in July but not selected to act as Delta’s financial advisor (“Firm X”). Firm X asked for Delta’s permission to disclose to one of Firm X’s clients the fact that Delta was soliciting interested bidders. Firm X believed that its client might have an interest in exploring a possible acquisition of Delta.
By emails dated September 2, 2016 and September 9, 2016, Mr. Jennings informed the Board of the general status of the contacts with the parties on the contact list and the execution of various confidentiality agreements.
On September 9, 2016, Delta and Firm X entered into a limited waiver of Firm X’s confidentiality agreement with Delta and Delta authorized Firm X to disclose to its client Delta’s interest in exploring a possible strategic transaction. Further, Delta submitted to Firm X and its client a confidentiality agreement. Delta entered into a confidentiality agreement with Firm X’s client, who we will refer to as “Party D,” on September 16, 2017.
By September 21, 2016, Delta had entered into fifteen confidentiality agreements. All of these confidentiality agreements were substantially in the form reviewed with the Board at its August 26, 2016 special meeting. Party A was not one of the parties that had signed confidentiality agreements by September 21.
Round 1 Process; First Round Bidders.
The parties that entered into confidentiality agreements were asked to provide a non-binding expression of interest to TPH by close of business on September 21, 2016. By the close of business on September 21, 2016, four of the fifteen prospective bidders who had signed confidentiality agreements submitted non-binding expressions of interest. The parties submitting bids included Buyer, Party C, and two other parties that we refer to as “Party E” and “Party F” (collectively, Buyer, Party C, Party E and Party F are referred to as the “First Round Bidders”). Party B did not submit an expression of interest. None of the non-binding expressions of interest from the First Round Bidders included a financing contingency. Buyer’s expression of interest remained at $30 per share, but was contingent on entering into an exclusivity agreement with Delta. Party C’s expression of interest was at $31 per share, subject to a period of 30 days for due diligence. Although Party C’s expression of interest contemplated an all-cash transaction, Party C was also willing to structure the transaction on a part-cash, part-equity basis, if more desirable to Delta. Party E’s expression of interest was noted as a range of $29.34 to $31.45 per share on a debt free basis. Party F’s expression of interest was $30 per share.
September 23, 2016 Special Board Meeting.
At a special meeting of the Board held on September 23, 2016, a representative from SKO discussed the Board’s fiduciary duties in the context of a possible strategic transaction. The SKO representative highlighted specific actions the Board should take in fulfilling its fiduciary duties in a change in control context. The SKO representative discussed the importance of maximizing shareholder value by maintaining competitive tension throughout the bid process. The SKO representative also reminded the Board that the Board could decide not to enter into a transaction with a third party, but instead could decide to continue pursuing Delta’s strategic plan as a stand-alone company. The Board members asked various questions about properly exercising the Board’s fiduciary duties.
The representative of SKO also reported that SKO represents a subsidiary of Party F. The representative of SKO informed Delta that SKO would have a conflict of interest if Party F submitted a bid in Round 2 and that SKO would not be able to represent Delta adverse to Party F and its subsidiaries, unless Delta and Party F consented in writing. The Board recognized that SKO would need signed consents from both Delta and Party F if Party F continued in the sale process. As noted below, Party F subsequently withdrew from the process for other reasons, did not submit a Round 2 offer, and no conflict of interest consent was needed or signed. TPH also indicated that it did not have any conflict of interest that would interfere with its representation of Delta.
Mr. Jennings provided a summary of the Round 1 process, how the prospective bidders were selected, the contact process, and the materials provided to the prospective bidders. Mr. Jennings stated that Delta was still negotiating a confidentiality agreement with Party A.
Representatives from TPH also reviewed the four non-binding expressions of interest from the First Round Bidders with the Board and addressed the benefits and considerations of a potential transaction with each counterparty. Representatives from TPH discussed each of the indications received, including, among other items, the structure of transaction consideration, organization structure, due diligence requirements and required approvals. Representatives of TPH then discussed with the Board illustrative timing and potential next steps for Round 2, including provision of additional company data, management presentations, and potential site visits.
Representatives of TPH indicated to the Board that further discussions about a possible transaction with each of the First Round Bidders would be prudent, if the Board elected to continue to pursue a transaction, because: (1) based on current knowledge, information and belief (subject, however, to further due diligence), each of the First Round Bidders had the requisite interest and capacity to complete a transaction with Delta, including the ability to finance a transaction and to obtain required regulatory approvals for a transaction, and (2) their expressions of interest indicated their ability to provide the maximum value to Delta and its shareholders in a transaction.
The Board engaged in a lengthy and thorough discussion and analysis of the expressions of interest and posed several questions to its outside advisors regarding strategic issues relating to Round 2. The Board agreed that Buyer would need to drop its demand for exclusivity in order to continue to participate in the bid process. The Board authorized Senior Management to continue discussions with the First Round Bidders by proceeding with the Round 2 process, which included providing access to a virtual data room and access to Senior Management.
The Board also adopted resolutions reserving the right at any time and without prior notice to any party to (1) solicit indications of interest or proposals for, or enter into confidentiality agreements, discussions or negotiations concerning, a possible strategic transaction with other or additional parties, (2) reject any or all proposals for a possible strategic transaction received by Delta, (3) terminate discussions or negotiations about a possible strategic transaction with any or all parties, (4) establish or change any processes or procedures for discussing, negotiating or making proposals for, or conducting due diligence or investigations for, a possible strategic transaction, or (5) pursue other strategic alternatives.
Entry into Confidentiality Agreement with Party A.
On September 27, 2016, Delta entered its final confidentiality agreement with Party A, for a total of sixteen confidentiality agreements. TPH informed Party A that Delta would welcome an expression of interest from Party A or Party A could participate in the bidding process and be included in the meeting schedule with Senior Management during the period of October 11-13, 2016.
September 28, 2016 Telephone Call with Buyer; Buyer Declines to Proceed in Round 2 Process.
On September 28, 2016, a representative of TPH spoke with Mr. McSweeney informing him that Delta could not agree to an exclusivity period at this time. During this telephone call, Mr. McSweeney informed TPH that Buyer would not proceed in the Round 2 Process without an exclusivity agreement.
Round 2 Process.
On September 30, 2016, Party C, Party E and Party F received access to Delta’s virtual data room. TPH contacted all four companies to schedule separate meetings with Senior Management in Lexington, Kentucky at the law offices of SKO during the period of October 11-13.
By email dated September 30, 2016, Mr. Jennings informed the Board of Buyer’s unwillingness to proceed in the Round 2 process because of Delta’s refusal to give Buyer a period of exclusivity to conduct due diligence and to discuss a possible transaction with Delta. He also informed the Board about proceeding with the activation of the virtual data room, proceeding to schedule meetings with Party C, Party E and Party F in Lexington, Kentucky at the law offices of SKO between October 11-13, and the entry into a confidentiality agreement with Party A.
On October 6, 2016, a representative of Party E informed a representative of TPH by email that it was withdrawing from the process, citing that a transaction with Delta did not fit with their internal strategy at that time. On October 7, 2016, a representative of Party F informed a representative of TPH by email that it was withdrawing from the process and would not submit a Round 2 offer.
By email dated October 8, 2016, Mr. Jennings informed the Board of the withdrawal of Party E and Party F from the bidding process. He also informed the Board about an upcoming meeting in Lexington, Kentucky at the law offices of SKO with representatives from Party C, Senior Management and TPH.
On October 12, 2016, one of the financial advisory firms previously interviewed by Delta but not engaged to represent Delta (“Firm Y”) contacted Mr. Jennings and requested permission to disclose Delta’s interest in a possible strategic transaction to one of Firm Y’s clients. Firm Y believed that its client would have an interest in exploring a possible acquisition of Delta. Delta and Firm Y entered into a limited waiver of Firm Y’s confidentiality agreement and Delta authorized Firm Y to disclose Delta’s interest in a possible strategic transaction to Firm Y’s client. Delta also submitted a proposed confidentiality agreement containing a standstill provision for the client’s signature. Firm Y’s client objected to the terms of the standstill provision and, after negotiations between SKO and attorneys for Firm Y’s client, the client declined to enter into a confidentiality agreement with Delta. As a result, Firm Y’s client did not become engaged in the process.
On October 13, 2016, a representative of TPH responded to an inquiry from Mr. McSweeney with respect to the process. TPH asked if Buyer had changed its mind and was interested in participating in Delta’s bid process without an exclusivity period. Mr. McSweeney declined to participate in the process without an exclusivity agreement.
Also on October 13, 2016, TPH received a phone call from one of the previously contacted parties inquiring about the status of the process. TPH advised the previously contacted party that the strategic review process was still continuing, without providing further information.
On October 13, 2016, Mr. Jennings, Senior Management, and representatives of TPH met with six representatives of Party C in Lexington, Kentucky at the law offices of SKO. Following the meeting, Mr. Jennings spoke with the CEO of Party C regarding the retention of employees and employee benefits, the retention of Senior Management, the Delta name and logo, the location of offices, and the possibility of a Delta Board member joining the board of Party C.
By email dated October 15, 2016, Mr. Jennings informed the Board generally about the meetings with Party C in Lexington, Kentucky at the law offices of SKO. He also briefly mentioned the ongoing efforts of TPH to discuss the possibility of Buyer and Party A each submitting a bid. At this point, Buyer continued to insist on an exclusivity agreement as a condition for discussions with Delta.
On October 20, 2016, a proposed form of merger agreement was added to the virtual data room for evaluation by the Round 2 bidders as part of their due diligence. The form of merger agreement included fiduciary out provisions to permit the Board, in exercising its fiduciary duties, to terminate the merger agreement due to intervening events or unsolicited proposals from other parties received after the execution of a merger agreement. The draft merger agreement also described the termination fees that would be payable by Delta if the Board exercised its fiduciary out provisions and terminated the agreement due to receipt of a superior proposal or an intervening event.

By separate letters, each dated October 24, 2016, TPH informed Party A and Party C that November 7, 2016 was the deadline to submit a bid for the potential acquisition of Delta. The letter also requested that the bid include the bidder’s strategic plans for Delta following an acquisition, financing sources and contingencies if any, third party approvals, the bidder’s proposed mark-up of the form of merger agreement posted in the virtual data room, and certain other information.
On November 7, 2016, Party A informed Mr. Jennings by telephone that it would not be submitting a bid. They indicated pricing was high for them and that they were considering other investment opportunities instead.
On November 7, 2016 Delta received one written offer from Party C. By email dated November 8, 2016, Mr. Jennings informed the Board about the offer from Party C. The offer was a cash bid at a price of $28.50 per share, which was $2.50 less per share than the $31.00 price per share Party C referenced in its initial expression of interest submitted on September 21, 2016. Mr. Jennings informed the Board that he asked TPH to reach out to Party C in an effort to negotiate a new bid in an amount closer to the amount identified in Party C’s initial expression of interest.
On November 14, 2016, a representative from Party D called Mr. Jennings and suggested that Party D was considering submitting an offer for Delta at a price in the $200,000,000 range. Mr. Jennings told the Party D representative that a price in that range would not be the best bid received by Delta. Mr. Jennings asked the Party D representative if Party D would increase its offer.
On November 16, 2016, the representative from Party D again called Mr. Jennings and said that Party D had reviewed its analysis of Delta and Party D would not increase its offer above the $200,000,000 range previously discussed. Mr. Jennings told the Party D representative that Party D was welcome to submit a written bid, but at $200,000,000, Party D would not be the leading bidder. Party D did not submit a written bid.

November 17, 2016 Regularly Scheduled Board Meeting.
On November 17, 2016, the Board held a regularly scheduled meeting immediately following Delta’s annual shareholders meeting. At the Board meeting, a representative of TPH provided an update on the Round 2 process, reporting that Party A and Party D performed due diligence but did not submit bids and that Party C submitted a bid of a $28.50 per share in cash. Mr. Jennings also updated the Board on his telephone conversations with the representative of Party D.
The Board discussed the bid amount relative to the value of Delta and also the additional considerations of an equity proposal versus a cash proposal. A representative of SKO again reviewed the Board’s fiduciary duties regarding a possible strategic transaction. The Board directed TPH and Senior Management to continue negotiating with Party C for a higher price per share, to evaluate the possibility of an equity, rather than all cash proposal, and to consider re-engaging discussions with Buyer and Party D, as well as engaging any other interested parties in the event Party C would not sufficiently improve its price per share offer to be more consistent with its initial expression of interest.
On November 21, 2016, TPH provided a reverse due diligence request list to Party C in order to more fully evaluate an equity proposal.
December 16, 2016 Special Board Meeting.
At a special Board meeting on December 16, 2016, Mr. Jennings updated the Board on the status of discussions with Party C and Buyer. The Board focused on Buyer's proposal, as Party C had declined to improve its prior $28.50 price per share offer. In discussions with TPH, Buyer raised its expression of interest to $30.25 per share, subject to (1) a requirement for an exclusivity period for Buyer to complete its due diligence and to negotiate a transaction with Delta, and (2) an acknowledgment from Delta that it is in fact interested in proceeding with a transaction at that price, assuming that Buyer makes an offer at that price upon completion of its due diligence and conditioned upon the parties negotiating other transaction terms and conditions and definitive agreements acceptable to them. Other than Party C’s offer at $28.50 per share and Buyer’s expression of interest at $30.25 per share, there were no other then outstanding offers for a transaction.
After a representative of SKO again discussed the Board’s fiduciary duties in a sale context, the Board discussed Buyer’s proposal and the potential impacts of agreeing to exclusivity and expressing interest in a purchase price. The Board discussed the risk that Buyer would decline to continue discussions with Delta if Delta did not grant exclusivity and the low likelihood that refusing to grant exclusivity at this point in the process would result in a higher price from other potential suitors. In evaluating Delta’s options, the Board also considered a variety of other factors, including: (1) Buyer’s expression of interest represented more value to Delta and its shareholders as compared to Party C’s offer, (2) the recent trading price of Delta’s stock, (3) Delta’s financial performance, (4) a review of peers and recent industry activity, (5) the value that would be received by Delta’s shareholders in a transaction based on Buyer’s expression of interest, (6) the likelihood that Delta would not receive timely offers from other bidders (in light of Party A, Party D, Party E and Party F communicating to Delta or its advisors their determinations not to pursue a transaction with Delta) at prices above those being proposed by Buyer, and (7) Buyer’s statement that its expression of interest was premised on a grant of exclusivity.
The Board, in consultation with TPH and SKO, agreed to grant exclusivity to Buyer, contingent upon Buyer agreeing to increase its offer to a price per share greater than $30.25 and with the understanding that any subsequent price reduction, whether based on the results of due diligence or otherwise, would not be viewed favorably.
The Board also discussed possible provisions in the merger agreement with respect to the treatment of Delta’s employees and maintaining Delta’s high levels of customer service. Mr. Jennings was directed to discuss these areas with Buyer’s management.
The Board then directed TPH to negotiate with Buyer to see if Buyer would increase its expression of interest above $30.25 per share, with the expectation that Delta would agree to an exclusively arrangement for no more than a forty-five day period while Buyer completed its due diligence (Buyer had originally requested sixty days but had previously indicated a willingness to limit the period to forty-five days).
Exclusivity Period with Buyer.
On December 14, 2016, TPH contacted Party C to say that Delta would soon be prevented from engaging in further discussions with them about an acquisition and if they were willing to improve their offer, they should communicate the revised terms as soon as possible. Party C did not express interest in increasing their offer. On December 16, 2016, TPH spoke with Mr. Mahoney of Buyer requesting that Buyer increase its expression of interest above $30.25 per share as a condition to entry into a period of exclusivity. Buyer increased its expression of interest to $30.50 per share later that day.

On December 22, 2016, Delta and Buyer entered into an exclusivity agreement granting Buyer a period of forty-five days during which Delta would discuss a possible transaction exclusively with Buyer. Buyer conducted due diligence during the exclusivity period. Buyer’s due diligence included meeting with Senior Management in Lexington, Kentucky at the law offices of SKO on January 3, 2017; Senior Management meeting with Buyer at Buyer’s offices in Pittsburgh on January 17 and 18, 2017; and Buyer conducting a site visit to Delta’s service territory on January 19, 2017. In addition, Delta responded to approximately 480 separate data requests from Buyer.
During the exclusivity period, a representative of Party D contacted Mr. Jennings regarding the possibility of further acquisition discussions. Mr. Jennings stated that he could not engage in any discussions with Party D at that time.
Additionally, during the exclusivity period, an investment banker contacted Mr. Jennings regarding possible acquisition discussions and stated that they represented a party whom we shall refer to as “Party G”. Mr. Jennings told the investment banker representing Party G that no discussions could be held at that time.
On January 30, 2017, Buyer presented TPH with a written offer to acquire Delta for an all cash acquisition price of $30.50 per share, subject to final approval of a definitive merger agreement. Buyer’s offer letter was accompanied by Buyer’s form of proposed merger agreement, marked to show changes from the form of merger agreement posted in the virtual data room. The offer stated that Delta would merge with a wholly-owned subsidiary of Buyer and Delta would be the surviving company. After receiving Buyer’s offer on January 30, 2017, Mr. Jennings sent emails to the Board with copies of Buyer’s offer letter and Buyer’s proposed changes to the form merger agreement attached for the Board’s review.
February 1, 2017 Special Board Meeting.
At a special meeting held on February 1, 2017, the Board discussed Buyer’s offer. Mr. Jennings and TPH summarized for the Board the events of the past few months, including the discussions with Buyer and other parties. Representatives from TPH discussed financial aspects of Buyer’s offer, including: (1) the recent trading price of Delta’s stock, (2) Delta’s financial performance, and (3) a review of peers and recent industry activity. The Board asked numerous questions of Senior Management and TPH about the content and tone of their discussions with representatives of Buyer and SteelRiver.
A representative of SKO discussed the Board’s fiduciary duties in the context of a possible sale, including the Board’s duties of maximizing shareholder value and not adopting measures or taking actions that could be preclusive of other offers or coercive of shareholders. The SKO representative also reminded the Board that there was no obligation to enter into a transaction.
The SKO representative then reviewed the changes proposed by Buyer to the draft merger agreement provided to all potential bidders, including Buyer, in Delta’s virtual data room. The SKO representative also discussed the material terms of the merger agreement, including: the Board’s fiduciary out provisions; the parties respective obligations to seek regulatory approvals, including the requirement to take remedial actions, unless to do so would be a burdensome condition; the termination provisions; the termination fee payable by Delta in certain circumstances (which Delta was proposing be set at an amount equal to approximately 2.00% of equity value of the transaction); the regulatory termination fees Delta was proposing Buyer would pay if any regulatory approval is not obtained (which Buyer objected to under any circumstances); Delta’s rights to seek specific performance of the agreement if Buyer defaulted and failed to perform; and the restrictions placed on Delta’s operations by interim operating covenants. In the course of this discussion, the Board and the SKO representative focused extensively on the Board’s fiduciary duties and how various provisions (and changes requested by Buyer) in the draft merger agreement related to or affected those duties.
After further discussion, the Board authorized Senior Management to continue negotiations with Buyer. The Board directed Mr. Jennings to continue to discuss Buyer’s plans with respect to Delta’s employees and customer service. The Board expected Buyer’s plans to include the fair treatment of Delta’s employees and continuing focus on customer service.
The Board directed Senior Management and SKO to negotiate with Buyer and Buyer’s counsel, O’Melveny & Myers LLP (“OMM”), for an acceptable definitive merger agreement with terms and conditions suitable to Delta, and not preclusive of other offers or coercive of shareholders. The Board specifically expressed that it was not agreeing or committing to a transaction or binding obligation with Buyer at this time. The Board stated that it would only authorize and approve a transaction with Buyer if all of the terms and conditions of a proposed transaction, including the related definitive agreements, were satisfactorily negotiated and Delta received a confirmatory opinion from TPH as to the fairness, from a financial point of view, of the per share consideration to be received by Delta’s shareholders in the transaction.

Follow Up With Party C and Two Other Parties.
Upon the expiration of the exclusivity period with Buyer on February 5, 2017, TPH contacted each party that had reached out during exclusivity, beginning with Party C by telephone on February 5, 2017, and asked if Party C would increase its offer to be more in line with its original expression of interest at $31.00 per share. Party C declined to increase its offer. On February 7, 2017, a representative of TPH contacted the investment banker for Party G to explore its interest in submitting an offer for Delta. The investment banker for Party G indicated they would contact their client, but never responded further, and Party G never submitted any indication of interest. Also on February 7, 2017, Mr. Jennings contacted Party D about its interest in Delta. Party D did not submit any further indication of interest.
Negotiation of Merger Agreement.
Beginning after the Board meeting on February 1, 2017 and through February 20, 2017, SKO and OMM negotiated the merger agreement and related disclosure schedules with ongoing input from Senior Management, TPH, Buyer and SteelRiver. During the negotiations SKO communicated to OMM certain key points, including that Delta expected the merger agreement to provide fiduciary outs for Delta’s Board if a superior proposal was received or an intervening event occurred or was discovered before Delta’s shareholders approved the merger. In addition, SKO said that Delta expected a termination fee would be payable by Buyer in the event required regulatory approvals were not obtained for the transaction. OMM informed SKO that Buyer objected to payment of any termination fee. OMM also stated that although Buyer was interested in exploring the possibility of Senior Management continuing to provide services to Delta after the merger, any discussions with, or offers to, Senior Management would occur at a later date.
February 16, 2017 Regularly Scheduled Board Meeting.
On February 16, 2017, Delta’s Board held a regularly scheduled quarterly meeting. At the meeting, Mr. Jennings updated the Board on the status of the merger agreement negotiations with Buyer. Mr. Jennings also informed the Board that the calls made to Party C, Party D, and the investment banker for Party G after the expiration of the exclusivity period with Buyer had not resulted in any renewed or improved offers.
Continued Merger Agreement Negotiations.
On the evening of February 17, 2017, OMM delivered proposed revisions to SKO’s most recent draft merger agreement. Later that evening, Mr. Jennings sent an email to the Board attaching OMM’s draft of the merger agreement. Mr. Jennings advised the Board that the draft merger agreement being provided to them was close to being final, although there were still a few points being negotiated. Mr. Jennings told the Board that the merger agreement would be discussed at the Board’s special meeting called for the afternoon of February 20, 2017. Mr. Jennings indicated that the parties hoped to complete negotiation of the few remaining points and have the merger agreement finalized before the Board meeting.
Throughout the days of February 18, 19 and 20, 2017, Mr. Jennings, Buyer, TPH, SKO and OMM engaged in continuous negotiation regarding open items in the merger agreement. During these discussions, Buyer reiterated its position that although it was interested in exploring the possibility of Senior Management continuing to provide services to Delta after the merger, no discussions with, or offers to, Senior Management would occur until after the parties entered into a merger agreement. In addition, on February 19, 2017, OMM delivered to SKO a draft of Buyer’s disclosure schedules to the merger agreement, and SKO delivered to OMM a nearly final draft of Delta’s disclosure schedules. Delta’s and Buyer’s disclosure schedules were finalized on the morning of February 20, 2017.
February 20, 2017 Special Board Meeting.
On February 20, 2017, the Board held a special meeting at which all of the Board members were present. Senior Management, a representative of SKO, and representatives of TPH were also present. Mr. Jennings stated an important purpose of the meeting was to consider and act upon the proposed merger agreement with Buyer. Mr. Jennings said Senior Management, TPH and SKO had engaged in extensive negotiations with Buyer and its attorneys about the terms and conditions of the proposed acquisition and the proposed merger agreement.
Mr. Jennings asked SKO to lead a discussion about Board fiduciary duties in a sale context. A representative of SKO again reviewed the Board’s fiduciary duties in a sale context, including the Board’s duties to maximize shareholder value and not to take actions or to adopt measures that could be preclusive of other offers or coercive of shareholders. The Board was reminded that there is no obligation to enter into a merger agreement.
Mr. Jennings then asked SKO to review with the Board the proposed merger agreement among Delta, Buyer and a subsidiary of Buyer. SKO discussed with the Board the material terms of the proposed agreement and plan of merger with Buyer and its subsidiary, including the related disclosure schedules. Among other things, the following terms were discussed: the Board’s fiduciary out provisions; the parties’ respective obligations to seek regulatory approvals, including the requirement to take remedial actions, unless to do so would be a burdensome condition; the termination provisions; the termination fee payable by Delta in certain circumstances (which after negotiations the parties agreed would be set at an amount equal to approximately 2.00% of equity value of the transaction); the regulatory termination fee Buyer might be required to pay if any regulatory approval is not obtained (which after negotiations the parties agreed would be payable if Buyer breached its obligations in connection with seeking regulatory approvals); Delta’s rights to seek specific performance of the agreement if Buyer defaulted or failed to perform; and the restrictions placed on Delta’s operations by interim operating covenants. In the course of this discussion, the Board and SKO focused extensively on the Board’s fiduciary duties and how various provisions in the draft merger agreement related to or affected those duties.
During this discussion, various Board members asked questions about the merger agreement, particular provisions in it, and the negotiations among the parties leading to the proposed agreement. In particular, the Board members discussed the fiduciary out provisions contained in the proposed merger agreement, including Delta’s rights to terminate the agreement due to a superior proposal or an intervening event, and the termination fees that could be payable by Delta should the merger agreement be terminated under the fiduciary out provisions. Also discussed were the history of discussions with SteelRiver and Buyer, including the manner in which Buyer’s offer price was increased from an initial indication of interest at $30 per share to $30.50 per share, and the process in which the Company engaged to consider strategic alternatives, including recent discussions with certain other potentially interested parties (none of which other recent discussions resulted in any improved offers or indications of interest).
Additionally, TPH reviewed with the Board certain financial analyses and other information related to the potential transaction and Buyer’s proposed per share offer price of $30.50. During this discussion, the Board members were actively engaged and asked numerous questions.
Following the discussion with TPH, Senior Management was excused from the meeting, and the Board conducted an executive session. During the executive session, the independent directors discussed the proposed merger agreement with SKO and TPH. In particular, the SKO representatives reviewed with the Board material provisions of the merger agreement, including those relating to executive compensation and employee matters, and the negotiations with Buyer about those matters, including with respect to retention of employees, severance compensation, benefits, employee retention bonuses, and compensation increases and bonuses in the period after a merger agreement is signed and the closing of the merger. SKO also advised the Board that Buyer had expressed its intent to discuss arrangements with Senior Management under which the Senior Management would continue to provide services to Delta after the merger. Buyer had advised Senior Management that those proposed arrangements would be discussed after the merger agreement was signed, and no arrangements with, or offers to, Senior Management to provide services to Delta or Buyer after the merger had been made to date.
After the executive session, the Board asked TPH to provide its opinion as to the fairness of the proposed merger consideration to Delta’s shareholders from a financial point of view. A representative of TPH then delivered to the Board its oral opinion, which was confirmed by delivery of a written opinion dated February 20, 2017, to the effect that, as of the date of the opinion, based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on such other matters as TPH considered relevant, the merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to Delta’s shareholders.
The Board discussed TPH’s fairness opinion at length and asked TPH’s representatives numerous questions about the fairness opinion, including among other things TPH’s use and application of various valuation methodologies, the processes and procedures used by TPH in arriving at its opinion, and the non-existence of any conflicts of interest for TPH in advising Delta and providing the fairness opinion. TPH confirmed that it had recently updated its internal analysis of potential conflicts and there had been no change in TPH’s ability to represent Delta or provide a fairness opinion to Delta in respect of the proposed transaction.
Following this discussion, the Board then unanimously adopted resolutions (1) determining that it is in the best interest of Delta and its shareholders for Delta to enter into the merger agreement, (2) adopting the merger agreement and approving Delta’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, (3) recommending that the shareholders of Delta approve the merger agreement, and (4) directing that the merger agreement be submitted to Delta’s shareholders for approval at a meeting of Delta’s shareholders duly held for such purpose.

Signing of Merger Agreement.
After the Board meeting, Delta, Buyer, SKO and OMM finalized the merger agreement and later in the evening of February 20, 2017, Delta and Buyer executed the merger agreement. On the morning of February 21, 2017 (prior to the opening of trading on NASDAQ), Delta and Buyer issued a joint press release announcing the parties’ entry into the merger agreement and Delta filed a Form 8-K announcing the merger.
Recommendation of Our Board; Reasons for Recommending Approval of the Merger Agreement
On February 20, 2017, the Board convened a meeting at which it unanimously adopted resolutions (1) determining that it is in the best interests of Delta and its shareholders to enter into the merger agreement, (2) adopting the merger agreement and approving Delta’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, (3) recommending that the shareholders of Delta approve the merger agreement, and (4) directing that the merger agreement be submitted to Delta’s shareholders for approval at a meeting of Delta’s shareholders duly held for such purpose. In evaluating the merger agreement and the merger, the Board consulted with Delta’s legal and financial advisors, discussed certain matters relating to Delta with its Senior Management, and considered a number of factors that it believed supported its decision to enter into the merger agreement, including, but not limited to, the following factors:

•
the Board’s understanding of the business, operations, management, financial condition, earnings, projections, high price per earnings ratio and prospects of Delta, including the prospects of Delta as an independent entity;

•
the $30.50 per share price, which represented a 17% premium over the closing price of Delta’s common stock of $26.15 per share on February 17, 2017, the last trading day prior to Delta’s public announcement that it had entered into the merger agreement;

•
the fact that the per share merger consideration is to be paid in cash, which provides certainty of value and liquidity to Delta’s shareholders, because such shareholders will not be exposed to any risks and uncertainties relating to Delta’s and Buyer’s future value if the merger is consummated;

•
the possible alternatives to the merger, including a strategic transaction with another party or continuing as a stand-alone company, which alternatives the Board evaluated and determined were less favorable to Delta’s shareholders than the merger at a price of $30.50 per share, given the potential risks, rewards and uncertainties associated with those alternatives;

•
the current low interest-rate environment that correlates with higher utility valuations, and the risk that rising interest rates would put downward pressure on the value of Delta’s stock price and reduce the consideration offered by strategic bidders;

•
TPH’s opinion, dated February 20, 2017, to the Board that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the $30.50 in cash per share of Delta common stock to be paid to the holders (other than Buyer and its affiliates) of the outstanding shares of Delta common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion;

•
that under the merger agreement, Delta is permitted to declare and pay its regular quarterly cash dividends, increase its dividends by $0.01 per quarter and pay a “stub period” dividend immediately prior to the merger being consummated, pro rata from the previous record date for payment of the last quarterly dividend, without the prior consent of Buyer;

•
the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated due to a breach by Buyer of its obligations in connection with obtaining regulatory approvals, Buyer will pay Delta a termination fee of $4,340,000, without Delta having to establish any damages;

•	Delta’s ability, pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

•	Buyer’s strong financial position, including its availability of funds;

•	the fact that Delta will still be able to consider and respond to unsolicited acquisition proposals or engage in discussions or negotiations regarding such proposals under certain circumstances;

•	the Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify its recommendation that Delta’s shareholders vote to approve the merger agreement;

•	Delta’s ability, under certain circumstances, to terminate the merger agreement due to intervening events occurring or discovered after the date of the merger agreement; and

•
Delta’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a “superior proposal” (as defined in the merger agreement), and the fact that the termination fee of $4,340,000 payable to Buyer in such case was determined by the Board to be reasonable in the context of similar fees payable in comparable transactions and in light of the overall terms of the merger agreement, including the merger consideration.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to entering into the merger agreement and the proposed merger, including:

•	the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if any of the regulatory approvals are not obtained;

•
that the shareholders of Delta will have no ongoing equity in the surviving corporation following the proposed merger, meaning that the shareholders will cease to participate in Delta’s future earnings or growth, or to benefit from any future increases in the value of Delta’s common stock;

•
that certain of Delta’s executive officers have interests in the merger that may be different from, or in addition to, the interests of shareholders (for more information on the interests of Delta’s directors and executive officers in the merger, see the section entitled “The Merger-Interests of Directors and Executive Officers in the Merger”);

•
the restrictions on the conduct of Delta’s business prior to the completion of the proposed merger, which may delay or prevent Delta from undertaking business opportunities that may arise or certain other actions it might otherwise take or forego from taking with respect to the operations of Delta pending completion of the proposed merger;

•
the risks and costs to Delta if the proposed merger is not consummated, including the diversion of management and employee attention, the potential adverse impact on Delta’s relationship with its regulators, potential employee attrition, and the potential disruptive effect on business and customer relationships;

•
the possibility that the $4,340,000 termination fee payable by Delta upon the termination of the merger agreement under certain circumstances could discourage other third parties from making an unsolicited competing bid to acquire Delta;

•	that there can be no assurance that all conditions to the parties’ obligations to effect the merger will be satisfied prior to the outside date set forth in the merger agreement;

•	that the receipt of cash in exchange for shares of Delta common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes for Delta shareholders; and

•	that if the proposed merger is not completed, Delta will be required to pay Buyer, under certain circumstances, a termination fee of $4,340,000.
The foregoing discussion of certain factors considered by the Board is not intended to be exhaustive, but rather includes the principal factors considered by the Board. The Board collectively reached the conclusion to unanimously approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the proposed merger and the complexity of these matters, the Board did not consider it practical, and did not attempt to quantify, rank, or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.
It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement.
The Board recommends that the shareholders of Delta vote “FOR” approval of the merger agreement.
Certain Unaudited Forecasted Financial Information
Delta does not as a matter of course make public projections of future performance due to, among other reasons, the inherent unpredictability of the assumptions and estimates underlying such projections. However, in connection with the Board’s evaluation of the merger and other strategic alternatives available to Delta, Senior Management provided to the Board, TPH, and, in connection with its due diligence investigation, Buyer, certain non-public, unaudited forecasted financial information, which we refer to as “prospective financial information.”

Summaries of the prospective financial information are provided at the end of this section. The prospective financial information reflects numerous judgments, estimates and assumptions with respect to industry performance, weather, general business, economic, regulatory, market and financial conditions, and other future events, as well as matters specific to Delta’s business, all of which are difficult to predict and many of which are beyond Delta’s control. The prospective financial information is subjective in many respects and is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including the various risks set forth in Delta’s periodic reports filed with the SEC that are incorporated by reference herein. For additional information regarding these risks, see the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.” Delta shareholders are urged to review Delta’s most recent SEC filings for Delta’s reported results of operations, financial condition and cash flows. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The prospective financial information should not be considered a reliable predictor of future results and should not be relied upon as such. The prospective financial information covers multiple years and such information by its nature becomes less predictive with each successive year.
The prospective financial information was based upon various assumptions which relate only to the periods presented and should not be relied upon for any other purpose. The principal assumptions include:

•	utility capital expenditures at historical levels plus known projects;

•	continuation of gas cost recovery tariff, current pipe replacement program and customer efficiency program;

•	natural gas and natural gas liquids commodity price forecast based on futures prices;

•	utility net income based on 2010 rate case; no general rate case included in projections;

•	utility retail sales volumes based on thirty-year average weather; all other volumes based on history;

•	depreciation rates based on rates approved in 2010 rate case; and

•	operating expenses based on historical levels.

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the announcement of the merger. The prospective financial information does not take into account the effect of a failed merger and should not be viewed as accurate or continuing in that context. The prospective financial information was not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the prospective financial information is unaudited and neither Delta’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Readers of this document are urged not to place undue reliance on the summary of the prospective financial information set forth below.
The inclusion of the prospective financial information herein is not deemed an admission or representation by Delta that Delta views the prospective financial information as material information of Delta or the surviving corporation. Delta has not included this prospective financial information in order to induce any holder of Delta common stock to approve the merger proposal. DELTA DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING SINCE ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

Subject to the foregoing qualifications, the following is a summary of the prospective financial information:
Prospective Financial Information
(in thousands, except per share data)

Financial Projections

FYE 6/30	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E

EBITDA	$19,445	$20,182	$20,364	$20,587	$20,820	$21,143	$21,537	$21,924	$22,287	$22,638

Less: D&A	(6,633)	(6,809)	(6,931)	(7,029)	(7,109)	(7,253)	(7,453)	(7,653)	(7,835)	(8,014)

Less: Interest Income	(2,436)	(2,429)	(2,423)	(2,416)	(2,410)	(2,403)	(2,397)	(2,390)	(2,384)	(2,377)

Less: Income Taxes	(3,939)	(4,154)	(4,179)	(4,229)	(4,290)	(4,361)	(4,436)	(4,510)	(4,581)	(4,649)

Net Income	$6,437	$6,790	$6,831	$6,913	$7,011	$7,126	$7,251	$7,371	$7,487	$7,598

Shares Outstanding	7,107	7,148	7,188	7,228	7,269	7,309	7,350	7,390	7,430	7,471

Earnings per Share	$.91	$.95	$.95	$.96	$.96	$.98	$.99	$1.00	$1.01	$1.02

Dividends per Share	$.83	$.84	$.85	$.86	$.87	$.88	$.89	$.90	$.91	$.92
Opinion of Tudor, Pickering, Holt & Co. Advisors, LLC
Delta retained TPH to act as its financial advisor and to provide an opinion to the Board in connection with the transactions contemplated by the merger agreement, which we refer to as the Transactions. Delta instructed TPH to evaluate the fairness, from a financial point of view, to the holders of shares of common stock (other than “excluded shares”), of the Per Share Consideration to be received by such holders pursuant to the merger agreement. For purposes of this section, (a) “excluded shares” means shares of Delta common stock that are (1) outstanding immediately prior to the effective time of the merger and whose holders have filed written objections with Delta and voted against the merger at the Delta shareholders meeting and demanded properly in writing appraisal for such shares in accordance with the Kentucky Business Corporation Act, and (2) owned by Buyer, Merger Sub or their respective subsidiaries immediately prior to the effective time of the merger, and (b) “Per Share Consideration” means $30.50 in cash per share of common stock.
At a meeting of the Board held on February 20, 2017, TPH rendered its opinion orally to the Board that, as of February 20, 2017, based upon and subject to the various assumptions and limitations set forth in its written opinion, the Per Share Consideration to be received by the holders of shares of common stock (other than excluded shares) in the merger was fair, from a financial point of view, to such holders. Subsequent to rendering its oral opinion, TPH confirmed its opinion in writing to the Board.
The opinion speaks only as of the date and the time it was rendered and not as of the time the merger may be completed or any other time. TPH’s opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to it as of, February 20, 2017. The opinion does not reflect changes that may occur or may have occurred after its delivery. TPH has disclaimed any obligation to update, revise or reaffirm its opinion, including with respect to circumstances, developments or events coming after the rendering of its opinion.
The full text of the TPH opinion, dated February 20, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TPH in rendering its opinion, is incorporated by reference into this proxy statement and attached as Appendix “B” hereto. The summary of the TPH opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

Delta shareholders are urged to read the TPH opinion carefully and in its entirety. TPH provided its opinion for the information and assistance of the Board in connection with its consideration of the merger and related transactions. The TPH opinion was not intended to and does not constitute a recommendation as to the amount of the Per Share Consideration or how any holder of interests in Delta should vote or act with respect to the merger or any other matter.
TPH’s opinion and its presentation to the Board were among many factors taken into consideration by the Board in approving the merger agreement and making its recommendation regarding the merger agreement.
In connection with rendering its opinion and performing its related financial analysis, TPH reviewed, among other things:

•	a draft of the merger agreement dated February 19, 2017;

•	certain publicly available financial statements and other business and financial information of Delta; and

•
certain internal financial statements, analyses, forecasts and other financial and operating data relating to the business of Delta, including the financial forecasts included under the heading “The Merger-Certain Unaudited Forecasted Financial Information” for Delta prepared by Senior Management, which TPH discussed with Senior Management.

In addition, TPH also reviewed the reported price and trading activity for the common stock, compared certain financial and stock market information for Delta with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the gas utility industry and performed such other studies and analyses, and considered such other factors, as it considered appropriate.
For purposes of its opinion, TPH assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or reviewed by or for it, or publicly available. TPH further relied upon the assurances of Senior Management that, to their knowledge, the information furnished by them for purposes of TPH’s analysis did not contain any material omissions or misstatements of material fact. With respect to Delta’s projections, TPH assumed with Delta’s consent that the internal financial information and forecasts for Delta prepared by Senior Management referenced above were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of Delta as to the future financial performance of Delta and the other matters covered thereby, and TPH does not express a view as to any such forecasts or the assumptions on which they were based. In addition, TPH has not made an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Delta or any of its subsidiaries, and has not been furnished with any such evaluation or appraisal, and has not assumed any obligation to conduct, nor did TPH conduct, any physical inspection of the properties or facilities of Delta. Furthermore, TPH has not evaluated the solvency of any party to the merger agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. TPH assumed that the final merger agreement would not differ in any material respect relevant to TPH’s opinion from the form of merger agreement reviewed by TPH and that the merger would be consummated in accordance with the terms set forth in the merger agreement, without material modification, waiver or delay. TPH also assumed that all necessary approvals to the proposed merger would be obtained without any delay, limitation, condition or restriction that could have an adverse effect on the contemplated benefits expected to be derived in the proposed merger in any way meaningful to its analysis. TPH’s opinion does not address any legal, regulatory, tax or accounting matters. TPH understands that Delta is relying on its legal counsel and accounting and tax advisors as to legal, regulatory, tax and accounting matters in connection with the Transactions.
The estimates contained in TPH’s analyses and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH’s analysis and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The description set forth below constitutes a summary of the analyses employed and factors considered by TPH in rendering its opinion to the Board. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based on the application of TPH’s own experience and judgment to all analyses and factors considered by it, taken as a whole. TPH’s opinion was reviewed and approved by its fairness opinion committee.

TPH’s opinion addresses only the fairness, from a financial point of view, as of February 20, 2017, of the Per Share Consideration to be received by the holders of the common stock (other than excluded shares). TPH’s opinion does not address any other term of the merger agreement, any other document contemplated by or entered into in connection with the merger agreement, the form or structure of the merger or the likely timeframe in which the merger will be consummated. In addition, TPH does not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, whether relative to the Per Share Consideration to be received by the holders of the common stock pursuant to the merger agreement or otherwise. TPH did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement or any other related document, nor does TPH’s opinion address any legal, tax, regulatory or accounting matters. TPH’s opinion does not address the underlying business decision of Delta to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may be available to Delta. TPH has not been asked to consider, and its opinion does not address, the price at which the common stock of Delta will trade at any time.

The data and analyses summarized herein are from TPH’s presentation to the Board delivered on February 20, 2017, which primarily utilized market closing prices as of February 17, 2017 (the last trading day before the date of the merger agreement). The analyses summarized herein include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be read with the text of each summary.

Summary of TPH’s Analysis
Selected Comparable Company Multiples Analysis
TPH reviewed and analyzed certain financial information including valuation multiples related to selected comparable publicly-traded gas utility companies whose operations TPH believed, based on its experience with companies in the gas utility industry, to be similar to Delta’s operations for purposes of this analysis. The selected companies, which are referred to in this section as the “comparable companies,” were: Atmos Energy, Chesapeake Utilities Corporation, Spire, Inc., New Jersey Resources, Northwest Natural Gas, ONE Gas Inc., South Jersey Industries and Southwest Gas Corp.

TPH selected the comparable companies reviewed in this analysis because, among other things, the comparable companies operate businesses that have similar characteristics as Delta. However, no selected company or group of companies is identical to Delta. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of Delta and the comparable companies that could affect the public trading values of each also are relevant. TPH calculated and compared various financial multiples and ratios of each of the comparable companies, including, among other things:

•
the ratio of each comparable company’s (1) enterprise value, which is referred to as EV, calculated as the market capitalization of each company, plus book value of debt and non-controlling interests, less cash, cash equivalents and marketable securities, to its (2) estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA; and

•	the ratio of each comparable company’s (1) price, calculated as the closing price per share of each comparable company, to its (2) earnings per share.
All of these calculations were performed, and based on publicly available financial data and closing prices, as of February 17, 2017. The EBITDA and earnings estimates for each of the comparable companies used by TPH in its analysis were based on publicly available information and publicly available consensus estimates as reported by FactSet Research Systems Inc. The following table summarizes the results of TPH’s analysis:

	Multiple Range	Median
2017E EV/EBITDA	9.0x - 15.3x	10.8x
2018E EV/EBITDA	8.5x - 13.5x	10.0x
2017E Price/Earnings	17.9x - 25.5x	21.7x
2018E Price/Earnings	17.2x - 24.3x	20.4x

TPH applied each such range of EV to EBITDA multiples for the comparable companies in the table above to the respective estimated EBITDA of Delta, as set forth in Senior Management’s financial forecasts under the heading “The Merger-Certain Unaudited Forecasted Financial Information,” and applied each such range of share price to earnings multiples for the comparable companies in the table above to the respective estimated earnings per share of Delta, as set forth in Senior Management’s financial forecasts under the heading “The Merger-Certain Unaudited Forecasted Financial Information.”

This analysis resulted in an implied price per share range for the common stock, as compared to the Per Share Consideration of $30.50 provided in the merger agreement, as set forth below:

	Implied Price Per Share Range	Median
2017E EV/EBITDA	$19.15 - $36.72	$24.22
2018E EV/EBITDA	$18.46 - $32.67	$22.72
2017E Price/Earnings	$16.60 - $23.66	$20.14
2018E Price/Earnings	$16.33 - $23.08	$19.38

Selected Comparable Transaction Analysis
Using publicly available information, TPH calculated multiples of EV to estimated EBITDA for the fiscal year immediately following the fiscal year in which the relevant transaction was announced, or FY1 period, based on the purchase prices paid in selected publicly announced transactions involving companies in the gas utility industry. The selected transactions were chosen because one or both parties involved in the transaction were deemed by TPH to be similar to Delta in one or more respects, including nature of the business, size, and geographic concentration.

The following table sets forth the selected transactions reviewed:

Announcement Date	Acquiror	Target
January 2017	AltaGas Ltd	WGL Holdings
October 2016	First Reserve	Gas Natural (EGAS)
August 2016	Summit Utilities	Arkansas Oklahoma Gas Corp. (AOG)
April 2016	Laclede Group	Mobile Gas / Willmut Gas
February 2016	Dominion Resources Inc.	Questar Corporation
October 2015	Duke Energy Corp.	Piedmont Natural Gas
September 2015	Emera Incorporated	TECO Energy Incorporated
August 2015	Southern Company	AGL Resources Inc.
July 2015	Black Hills Corp.	SourceGas (GE Energy and Alinda Capital)
April 2014	Laclede Group	Alabama Gas Corporation
May 2013	TECO Energy	New Mexico Gas Company
February 2013	Algonquin Power & Utilities Corp.	New England Gas
December 2012	SteelRiver Infrastructure Partners	Equitable Gas Company
December 2012	Laclede Group	Missouri Gas Energy & New England Gas Company
August 2012	Algonquin Power & Utilities Corp.	Atmos Georgia LDCs
February 2012	AltaGas Ltd	SEMCO Holding Corporation
May 2011	Algonquin Power & Utilities Corp.	Atmos Missouri, Iowa and Illinois LDCs
December 2010	AGL Resources Inc.	Nicor Inc.
Nov 2010	SteelRiver Infrastructure Partners	T.W. Phillips Gas and Oil Co.
May 2010	UIL Holdings Corp.	SCG, CNG & BGC
July 2008	SteelRiver Infrastructure Partners	Dominion Resources Peoples
July 2008	Sempra Energy	EnergySouth
July 2008	MDU Resources Group	Intermountain Gas Company
March 2008	UGI Corp.	PPL Corp. (PPL Gas Utilities)
February 2008	Unitil Corp.	Northern Utilities / Granite State Gas
January 2008	Continental Energy Systems	PNM Natural Gas
February 2007	Cap Rock Energy Corp.	SEMCO Energy Inc.
February 2007	Black Hills Corp.	Aquila, Inc., 5 regulated assets
August 2006	GE Energy Financial	Kinder Morgan
July 2006	WPS Resources Corp.	Peoples Energy Corp.
July 2006	MDU Resources Group	Cascade Natural Gas
February 2006	National Grid plc	KeySpan Corp.
February 2006	National Grid USA	Southern Union New England Assets
January 2006	UGI Corp.	Southern Union PG Energy
September 2005	WPS Resources Corp.	Aquila, Inc., Minnesota Operations
July 2004	AGL Resources Inc.	NUI Corp.

TPH determined that the range of multiples of EV implied by the respective acquisition prices to estimated EBITDA for the FY1 period for the selected comparable transactions was from 7.1x to 14.9x (with a median of 10.0x), and then obtained a range of enterprise values by multiplying the range of EV to estimated EBITDA multiples by Delta’s estimated EBITDA for 2017, as set forth in Senior Management projections. Equity value was then calculated by subtracting net debt (calculated as the book value of debt less cash, cash equivalents and marketable securities) and non-controlling interests from enterprise value. From this analysis, TPH estimated an implied price per share range for the common stock of $14.04 to $35.55 (with a median of $21.87), as compared to the Per Share Consideration of $30.50 provided in the merger agreement.

Discounted Cash Flow Analysis
TPH performed a discounted cash flow analysis of Delta as of January 1, 2017. Discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of estimated future cash flows of the company. TPH calculated the discounted cash flow value as the sum of the net present value of each of: (a) the estimated future cash flows that Delta is expected to generate for each of the full years 2017 through 2024 and (b) a terminal value based on a multiple of Senior Management’s estimated EBITDA for 2025. The estimated future unlevered free cash flows were derived by TPH from data in Senior Management’s financial forecasts under the heading “The Merger-Certain Unaudited Forecasted Financial Information.” For its discounted cash flow calculations of Delta, TPH applied unlevered discount rates ranging from 4.0% to 6.0% to the estimated future cash flows of Delta. The discount rates applicable to Delta were based, among other things, on TPH’s judgment of the estimated range of weighted average cost of capital based on an analysis of the selected comparable companies discussed above in “Selected Comparable Company Multiples Analysis.” The terminal value of Delta was calculated applying various terminal value EBITDA multiples ranging from 8.0x to 12.0x. The terminal value EBITDA multiples were selected by TPH by reference to EV to EBITDA trading multiples calculated for selected comparable companies discussed above in “Selected Comparable Company Multiples Analysis.” TPH applied such ranges of terminal value EBITDA multiples to Delta’s estimated 2025 EBITDA, as set forth in “The Merger-Certain Unaudited Forecasted Financial Information,” to determine a terminal value for Delta. The ranges of estimated future cash flows and terminal values were then discounted to present values as of January 1, 2017 using the range of discount rates referred to above. From this analysis, TPH estimated an implied price per share range for the common stock of $17.87 to $30.30, as compared to the Per Share Consideration of $30.50 provided in the merger agreement.

Dividend Discount Model Analysis
TPH performed a dividend discount model analysis using nine-year dividend projections as provided by Senior Management. In this approach, dividend projections for the first eight years are discounted at a specific rate to determine the present value of the dividend stream. The present value of a terminal value, representing the value of dividends beyond the end of the forecast period, is added to arrive at a total equity value. TPH calculated a range of terminal values by applying terminal dividend growth rates ranging from 0.0% to 2.0% to the ninth year’s estimated dividend rate as provided by Senior Management. TPH then discounted the resulting terminal value, along with the dividends over the eight-year forecast period, to present value using levered discount rates ranging from 5.5% to 6.5%. From this analysis, TPH estimated an implied price per share range for the common stock of $14.22 to $23.14, as compared to the Per Share Consideration of $30.50 provided in the merger agreement. The Per Share consideration of $30.50 implies a 3.6% terminal dividend growth rate at a 6.0% unlevered discount rate and a 3.8% levered discount rate at a 1.0% terminal dividend growth rate.

Present Value of Price/Earnings Multiple-Implied Future Share Price Analysis
TPH analyzed the price/earnings multiple-implied present value per share of Delta. This calculation was prepared for illustrative purposes only and TPH did not express any opinion as to the actual price at which the shares of Delta common stock will trade at any time. Implied future share prices as of December 31, 2019 and December 31, 2024 of Delta, which we refer to as the observed years, were calculated by first multiplying 2020E and 2025E earnings per share, respectively, by price to earnings multiples ranging from 18.0x to 26.0x, which were based on an analysis of the comparable companies disclosed above in “Selected Comparable Company Multiples Analysis.” Implied dividends were based on Senior Management’s forecasts. All dividends were assumed to be reinvested in shares of common stock each year on a pre-tax basis and at valuations determined using the same valuation methodology as used for the observed years’ implied future share prices above, yielding a total number of implied future shares owned. The total future values of the implied future share prices were then calculated by multiplying the implied future share price of a single share of the common stock by the number of implied future shares owned. A discount rate range of 5.5% to 6.5%, reflecting an estimated range of Delta’s cost of equity, was then used to discount the total future values of the implied future share prices of the common stock as of June 30, 2019 and June 30, 2024 to January 1, 2017. From this analysis, TPH estimated an implied price per share range for the common stock of $17.06 to $24.15 for 2019 and $16.71 to $23.06 for 2024, as compared to the Per Share Consideration of $30.50 provided in the merger agreement.

General
TPH and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

TPH also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (1) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Delta, Buyer or any of the other parties to the merger agreement or related transactions and any of their respective affiliates, and (2) any currency or commodity that may be involved in the merger.

In addition, TPH and its affiliates and certain employees, including members of the team performing services in connection with the Transaction, as well as certain private equity funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Delta, Buyer, other prospective counterparties and their respective affiliates.

Delta selected TPH to act as its financial advisor and to provide a fairness opinion in connection with the merger because of TPH’s expertise, reputation and familiarity with the utility industry and because its investment banking professionals have substantial experience in transactions comparable to the merger.

Other than in connection with TPH’s services as financial advisor to Delta with respect to the merger, TPH and its affiliates have not received fees for providing financial advisory services to Delta during the last two years. TPH and its affiliates may provide investment banking or other financial services to Delta, Buyer or any of the other parties to the Transactions or their respective shareholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, TPH may receive compensation. TPH and its affiliates have not received fees for providing investment banking financial advisory services to Delta during the last two years.

Pursuant to the terms of the engagement of TPH, Delta agreed to pay TPH a fee for its services of $2.2 million, of which a substantial portion is payable upon the consummation of the merger. In the event the merger does not occur, Delta has agreed to pay TPH a break-up fee equal to the difference of: (A) the lesser of (x) 25% of the fair market value (at the time of payment) of any such break-up fee received by Delta from Buyer or (y) the aggregate fees that TPH would have received if the merger had been consummated, minus (B) an amount equal to 25% of the costs of collection, including without limitation attorneys’ fees, incurred by Delta in enforcing or collecting the break-up fee. In addition, Delta has agreed to reimburse TPH for certain reasonably incurred out-of-pocket expenses realized in connection with the engagement, including fees and disbursements of its legal counsel. Delta has also agreed to indemnify TPH, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for liabilities arising in connection with or as a result of its rendering of services under its engagement, including liabilities under the federal securities laws.
Certain Effects of the Merger
If the proposal to approve the merger agreement receives the affirmative vote of the holders of a majority of outstanding shares of Delta common stock entitled to vote at the special meeting, and the other conditions to the closing of the merger are either satisfied or (if permissible under applicable law) waived, Merger Sub will be merged with and into Delta upon the terms set forth in the merger agreement. As the surviving corporation in the merger, Delta will continue to exist following the merger as a direct, wholly-owned subsidiary of Buyer.
Following the merger, all of the surviving corporation’s equity interests will be beneficially owned by Buyer and none of Delta’s current shareholders will, by virtue of the merger, have any ownership interest in, or be a shareholder of, Delta, the surviving corporation or Buyer after the consummation of the merger. As a result, following the merger, Delta’s current shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Delta common stock. Following the merger, Buyer will benefit from any increase in the surviving corporation’s value and also will bear the risk of any decrease in the surviving corporation’s value.
Upon the consummation of the merger, each share of Delta common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by shareholders who have properly exercised their dissenters’ rights in accordance with the Kentucky Business Corporation Act, and shares owned by Buyer, Merger Sub or any direct or indirect subsidiaries of Buyer, will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes, and all shares of Delta common stock so converted will, at the effective time, be canceled. Please see the section of this proxy statement entitled “The Merger Agreement-Merger Consideration and Conversion of Delta Common Stock”.
For information regarding the effects of the merger on Delta’s outstanding equity awards, please see the section below entitled “The Merger-Interests of Directors and Executive Officers in the Merger” and the section of this proxy statement entitled “The Merger Agreement-Treatment of Equity Awards”.

Delta’s common stock is currently registered under the Exchange Act and trades on the NASDAQ Global Markets (“Nasdaq”) under the symbol “DGAS.” Following the consummation of the merger, shares of Delta common stock will no longer be traded on Nasdaq or any other public market. In addition, the registration of shares of Delta common stock under the Exchange Act will be terminated once such deregistration is complete, and Delta will no longer be required to file periodic, current and other reports with the SEC with respect to Delta’s common stock. Termination of registration of Delta’s common stock under the Exchange Act will reduce the information required to be furnished by Delta to Delta’s shareholders and the SEC, and would make provisions of the Exchange Act, such as the requirement to file annual, quarterly and current reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Delta.
Effects on Delta if the Merger is Not Completed
In the event that the proposal to approve the merger agreement does not receive the required approval from Delta’s shareholders, or if the merger is not completed for any other reason, Delta’s shareholders will not receive any payment for their shares of Delta common stock in connection with the merger. Instead, Delta will remain an independent public company, Delta’s common stock will continue to be listed and traded on Nasdaq, Delta’s common stock will continue to be registered under the Exchange Act and Delta’s shareholders will continue to own their shares of Delta common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Delta common stock.
If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Delta common stock, including the risk that the market price of Delta common stock may decline if the current market price of Delta’s common stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to Delta will be offered or that the business, operations, financial condition, earnings or prospects of Delta will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances Delta is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement-Termination of the Merger Agreement”.
Under certain circumstances, if the merger agreement is terminated, Delta may be obligated to pay to Buyer a termination fee. Under certain other circumstances, if the merger agreement is terminated, Buyer may be obligated to pay Delta a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement-Termination Fees”.
Financing of the Merger
There is no financing condition to the merger. Buyer intends to fund the purchase price through its existing credit facilities and operating cash flow.
Interests of Directors and Executive Officers in the Merger
Overview
In considering the proposals to be voted on at the special meeting, you should be aware that certain of Delta’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching the Board’s decision to adopt the merger agreement and in recommending Delta’s shareholders vote to approve the merger agreement. As described in more detail below, these interests include:

•
Each share of Delta restricted common stock granted under Delta’s incentive compensation plan will become vested and will be cancelled at the effective time in exchange for a cash payment equal to the merger consideration;

•
Each outstanding Delta Performance Share Award (as defined in the merger agreement) shall be converted into a number of restricted shares of Delta common stock, which will vary depending upon when the proposed merger occurs and certain other factors. At the effective time, each resulting restricted share of Delta common stock shall immediately thereafter (1) vest in full as a fully vested share of Delta common stock, and (2) be converted into a vested right to receive cash in an amount equal to the merger consideration;

•	Immediately prior to the effective time, Delta will distribute any “stub period” dividends to the applicable holders of restricted shares of Delta common stock; and

•	Executive officers will be eligible to receive certain severance payments and benefits under Delta’s executive officer agreements in connection with a change in control.

The directors and executive officers of Delta also have the right to indemnification and insurance coverage that will survive the completion of the merger. Please see the section entitled “The Merger Agreement-Director and Officer Indemnification and Insurance”.
As of the date of this proxy statement, neither Delta nor Buyer has agreed to enter into any new employment agreements with any of Delta’s executive officers in connection with the merger.
Payments to Executive Officers in Respect of Equity Awards
Upon completion of the merger, each share of Delta restricted common stock will become vested and converted into the right to receive merger consideration as described in the section of this proxy statement entitled “Overview” above.
Upon completion of the merger, each Delta performance share award will become vested and converted into the right to receive merger consideration as described below:

•
If the effective time of the merger occurs on or before June 30, 2017, then each outstanding Delta Performance Share Award (as defined in the merger agreement) for which the applicable performance period ends on June 30, 2017, shall, as of the effective time, be converted into a number of restricted shares of Delta common stock (“Delta Restricted Shares”) equal to that number of shares of Delta Restricted Shares to which the holder of such Delta Performance Share Award would have been entitled assuming the Targeted Performance Objective (as defined in the applicable award agreement) is achieved. Such Delta Restricted Shares shall immediately thereafter (1) vest in full as a fully vested share of Delta common stock, and (2) be converted into a vested right to receive cash in an amount equal to the merger consideration.

•
In addition, if the effective time occurs after June 30, 2017, but before the settlement of the outstanding Delta Performance Share Awards for the period ending on June 30, 2017, then each outstanding Delta Performance Share Award shall, as of the effective time, be converted into that number of shares of Delta Restricted Shares to which the holder of such Delta Performance Share Award would be entitled based on the actual Performance Objective achieved for such performance period, as provided in the applicable award agreement, but with such actual performance determined after eliminating the effects of any third-party expenses incurred as a result of the merger. Such Delta Restricted Shares shall immediately thereafter (1) vest in full as a fully vested share of Delta common stock, and (2) be converted into a vested right to receive cash in an amount equal to the merger consideration.

•
In addition, if Delta awards new Delta Performance Share Awards for a performance period beginning on July 1, 2017 and ending on June 30, 2018 and if the effective time occurs before June 30, 2018, then each outstanding Delta Performance Share Award with a performance period ending on June 30, 2018 shall, as of the effective time, be converted into that number of Delta Restricted Shares equal to (i) that number of Delta Restricted Shares to which the holder of such Delta Performance Share Award is entitled based on the actual Performance Objective achieved for the shortened performance period that occurs prior to the effective time, as provided in the applicable award agreement, but with such actual performance determined after eliminating the effects of any third-party expenses incurred as a result of the merger, multiplied by (ii) a fraction, the numerator of which shall be the number of days that have elapsed from June 30, 2017 through and including the effective time, and the denominator of which shall be 365. Such Delta Restricted Shares shall immediately thereafter (1) vest in full as a fully vested share of Delta common stock, and (2) be converted into a vested right to receive cash in an amount equal to the merger consideration.

Executive Officer Agreements and Change in Control Payments
Mr. Jennings has an employment agreement with Delta that contains provisions in the event of a change in control of Delta. Our other executive officers, Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky, do not have employment agreements. We do, however, have an agreement with each of these executive officers, which becomes operative in the event of a change in control. For the purpose of Mr. Jennings’ employment agreement and these change in control agreements, a change in control is defined generally to include (1) the acquisition of 30% of our voting stock by any entity, group or person, (2) a change in the majority of our Board, or (3) certain organic changes involving us (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of our assets, or similar transactions) that result in significant shifts in our ownership or control. The merger qualifies as a change in control.

In the event of a change in control, Mr. Jennings’ employment agreement provides that he may continue in our employment in his customary position for the remainder of the term of his employment agreement. Mr. Jennings’ employment agreement also provides that he will receive certain benefits (1) if we terminate him without cause during the remaining term of his contract following a change in control, or (2) if Mr. Jennings terminates his employment in connection with a change in control because he determines in good faith that, due to the change in control, his continued employment is not in our best interests or he is unable to carry out his duties effectively, then that termination is also considered a termination by us without cause.  Both of these terminations are considered “qualifying terminations” and if either occurs, Mr. Jennings will be entitled to the following:

•
we will pay Mr. Jennings a lump sum severance payment equal to the product of (A) Mr. Jennings’ annual salary rate in effect as of the date of termination, multiplied by (B) the greater of the number of years (including partial years) remaining in the term of employment or the number three (“Severance Period”). Such lump sum severance payment shall be paid in substantially equal semi-monthly installments on the fifteenth and last day of each month commencing with the month in which the date of termination occurs and continuing for the number of consecutive semi-monthly payment dates (including the first such date as aforesaid) equal to the product obtained by multiplying the Severance Period by 24;

•
if Mr. Jennings elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), we will pay the monthly premium for such COBRA coverage, at the level (i.e. single, family) at which Mr. Jennings was covered at the time of termination, for the applicable COBRA continuation period;

•
we will continue to pay the premiums on the $800,000 life insurance policy that we maintain on Mr. Jennings' life during the Severance Period and shall continue to provide $200,000 of the proceeds of such policy upon his death to Mr. Jennings' surviving spouse or, if none, then to his estate;

•
we will pay Mr. Jennings incentive compensation payments calculated based upon the average incentive compensation payments (cash bonus and stock awards) for the three-year period immediately preceding the change in control, such payments shall be paid in a lump sum annually between August 31 and September 15 of each year following termination of employment; and

•	Mr. Jennings may continue to use his company automobile for 3-years, after which he may then elect to receive unencumbered title to the automobile then currently being furnished to him.

Under Mr. Jennings’ employment agreement, he will not receive any payments if we terminate him for cause or if he is terminated because he becomes disabled or he retires. In the event Mr. Jennings should die following the commencement of payments due to the termination of his employment agreement, the remaining payments due to Mr. Jennings shall be paid in a lump sum payment to the beneficiary designated by Mr. Jennings in effect at the time of his death, or if none, then to his estate.

The change in control agreements with Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky provide that, following a change in control, each may continue in our employment in their customary positions for a period of three years.  During this time they will receive compensation consisting of (1) a base salary that is not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with our regular compensation practices, and (2) incentive and bonus awards that are not less than the annualized amounts of any such awards paid to them for the twelve-months ending on the date of a change in control.  In addition, their change in control agreements provide for the continuance, at not less than the levels immediately before the change in control, of their employee benefit plans and practices.

The change in control agreements also provide that Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky will each receive certain benefits if (1) we terminate any of them without cause during the three-year period following a change in control, or (2) Mr. Brown, Mr. Caudill, Mr. Ramsey or Mr. Wesolosky terminates his employment under his change in control agreement during such three-year period because he determines in good faith that, due to the change in control, his continued employment is not in our best interests or he is unable to carry out his duties effectively, then that termination is also considered a termination by us without cause. Both of these terminations are considered “qualifying terminations” and if either occurs, the affected executive officer will be entitled to the following:

•
we will pay each terminated executive officer his base salary on a semi-monthly basis throughout the remainder of the three-year period, but in no event for less than two years following termination of employment;

•
if Mr. Brown, Mr. Caudill, Mr. Ramsey or Mr. Wesolosky elects COBRA continuation coverage, we will pay the monthly premium for such COBRA coverage, at the level (i.e. single, family) at which such executive officer was covered at the time of termination, for the applicable COBRA continuation period;

•
we will pay each of Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky incentive compensation payments calculated based upon the average incentive compensation payments (cash bonus and stock awards) for the three-year period immediately preceding the change in control, such payments shall be paid in a lump sum annually between August 31 and September 15 of each year following termination of employment; and

•
each of Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky may continue to use his company automobile for 3-years, after which each executive officer may then elect to receive unencumbered title to the automobile then currently being furnished to him.

Under the change in control agreements, executive officers receive no payments if we terminate them for cause or if they are terminated due to their death or retirement.

Delay of Payments Due to 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any amounts to be paid to an executive officer in connection with the merger is nonqualified deferred compensation subject to Section 409A of the Code, we shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such payment that will not result in a tax or penalty under Section 409A of the Code.

Legal Expenses. Under Mr. Jennings' employment agreement and the executive officer agreements, we have agreed to pay all legal fees and expenses any executive officer may incur from any actions regarding the validity or enforceability of the employment agreement or any executive officer agreement or regarding any liability or losses under such agreements.

Excise Taxes. Under Mr. Jennings' employment agreement and the executive officer agreements, we have agreed to pay (1) any excise taxes imposed by Section 4999 of the Code, (2) any comparable state or local tax, and (3) any interest or penalties with respect to such excise tax or comparable state or local tax, in each case that any executive officer is required to pay as a result of payments made to any executive officer in connection with such employment agreement or executive officer agreement.

Non-Competition Provisions. Each of Mr. Jennings’ employment agreement and each executive officer’s agreement contains a non-compete provision. Under the terms of the non-compete, each executive officer’s right to payments under his agreement ceases if he becomes, directly or indirectly, an employee, owner or manager of a retail natural gas distribution business that has operations in any county where we had (and currently have) pipeline facilities as of the execution date of the agreement for the applicable officer.

Director and Officer Indemnification and Insurance
Pursuant to the terms of the merger agreement, the directors and officers of Delta will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the effective time of the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement-Director and Officer Indemnification and Insurance”.
Potential Change of Control Payments to Executive Officers
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Delta that is based on, or otherwise relates to, the merger. The compensation payable to these individuals is subject to a non-binding advisory vote of Delta’s shareholders, as described below in this section.
Only for purposes of calculating the amounts indicated below, we have assumed an effective time of March 31, 2017 and:

•
each executive officer is terminated by Buyer other than for “cause,” death or “disability,” or resigns in “good faith” (as such terms are used in the relevant plans and agreements), in each case, immediately following the effective time;

•	the relevant price per share of Delta common stock is equal to the $30.50 merger consideration;

•	quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each executive officer as of the effective time;

•	all unvested equity awards held by each executive officer remain unvested immediately before the effective time;

•	each executive officer’s outstanding performance awards will accelerate in full at Targeted Performance Objective levels at the effective time; and

•	for purposes of the agreements and plans described below, the consummation of the merger as contemplated by the merger agreement constitutes a “change in control” at the effective time.
For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections entitled “Payments to Executive Officers in Respect of Equity Awards” and “Executive Officer Agreements and Change in Control Payments” above.
Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest or be forfeited pursuant to their terms, independent of the merger. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

	Cash (1) (2)	Equity (3)	Perquisites/Benefits (1)(4)	Tax Reimburse-ments (1)(5)	Total

John B. Brown	$1,191,929	$188,648	$60,752	$707,517	$2,148,846

Johnny L. Caudill	1,169,937	122,000	92,899	672,395	2,057,231

Glenn R. Jennings	4,096,708	305,000	174,939	2,449,348	7,025,995

Brian S. Ramsey	1,024,929	127,648	94,613	598,485	1,845,675

Matthew D. Wesolosky	870,929	127,648	94,623	541,229	1,634,429

	$8,354,432	$870,944	$517,826	$4,968,974	$14,712,176

(1)
Amounts are contingent on the executive officer experiencing a qualifying termination. Such payments are considered a “double-trigger” in that they would be paid to the executive officer only if such executive officer experiences a qualifying termination within the time period set forth above in “Executive Officer Agreements and Change in Control Payments.” As of the date of this proxy statement, neither Delta nor Buyer has agreed to enter into any new employment agreements with any of Delta’s executive officers in connection with the merger.

(2)
The estimated amounts listed in this column represent the aggregate value of cash severance that (a) Mr. Jennings would be entitled to receive under his employment agreement in connection with a qualifying termination following a change in control, and (b) each other executive officer would be entitled to receive under his executive officer agreement in connection with a qualifying termination following a change in control. The estimated amounts shown in this column are based on the compensation levels in effect on March 31, 2017; therefore, if compensation levels are changed after such date, actual payments to an executive officer may be different than those listed in this column. For additional information see “Executive Officer Agreements and Change in Control Payments” above.

(3)
The estimated amounts listed in this column represent the aggregate value in respect of each executive officer’s unvested shares of restricted stock and performance share awards as of March 31, 2017, as set forth in more detail in the table below. Payments in respect of such equity awards are “single-trigger” benefits in that they are payable immediately upon a change in control, whether or not employment is terminated. The number of performance shares set forth below assumes a payout at the Targeted Performance Objective which means each performance award is exchanged for one share of restricted stock. For additional information, please see the section above entitled “Payments to Executive Officers in Respect of Equity Awards".

	Restricted Stock	Performance Shares	Total

John B. Brown	$5,648	$183,000	$188,648

Johnny L. Caudill	--	122,000	122,000

Glenn R. Jennings	--	305,000	305,000

Brian S. Ramsey	5,648	122,000	127,648

Matthew D. Wesolosky	5,648	122,000	127,648

	$16,944	$854,000	$870,944

(4)
The estimated amounts listed in this column represent payments made to any executive officer in connection with a qualifying termination following a change in control relating to the following perquisites and benefits: (a) the estimated value of life insurance premiums for Mr. Jennings during the Severance Period, (b) the value of the use of a company vehicle that we will provide to each named executive officer for a period of three years following the executive’s qualifying termination of employment, except in Mr. Jennings’ case, the period covered is equal to the Severance Period, and (c) the value of the company vehicle transferred to each executive officer upon the termination of the Severance Period for Mr. Jennings and the termination of the three year period for each of the other executive officers. This column also includes eighteen months of continued medical and dental insurance coverage under Delta’s benefit plans based on the premiums for Delta’s COBRA coverage in effect at March 31, 2017.

(5)
The estimated amounts listed in this column represent the aggregate value of any (a) excise taxes that may be imposed by Section 4999 of the Code, (b) comparable Kentucky state and local taxes, and (c) interest or penalties with respect to such excise tax or comparable Kentucky state or local taxes, in each case that any executive officer is required to pay as a result of payments made to any executive officer in connection with a qualifying termination following a change in control.

The Board unanimously recommends a vote “FOR” the approval of the non-binding compensation proposal.
The vote on the non-binding compensation proposal is a vote separate and apart from the vote to approve the merger agreement. Accordingly, you may vote to approve the merger and vote not to approve the compensation and vice versa. This non-binding compensation proposal relates only to already existing contractual obligations of Delta that may result in a payment to Delta’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between Delta’s named executive officers and Buyer. Because the vote is advisory in nature only, it will not be binding on Delta or the Board. Accordingly, because Delta is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.
The approval of the non-binding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, withheld votes and “broker non-votes” will have no effect on the outcome of the non-binding compensation proposal. This is an advisory vote only and will not be binding on Delta or the Board.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Delta common stock. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.
This discussion applies only to a holder of Delta common stock that holds its shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Delta common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Delta common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, banks or other financial institutions, broker-dealers, mutual funds, real estate investment trusts, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Delta common stock through the exercise of options, through a tax qualified retirement plan or otherwise as compensation, holders who hold their Delta common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the U.S. alternative minimum tax, holders who exercise dissenters’ rights, and, except as noted below, holders who own or have owned (directly, indirectly or constructively) five percent or more of Delta’s stock (by vote or value). This discussion does not address any tax consequences arising under any aspect of foreign, state, local, estate, gift, or other tax law that may be applicable to a holder.
We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Delta common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Delta common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partner and the partnership. If you are a partner of a partnership holding Delta common stock, you should consult your own tax advisor regarding the tax consequences of the merger.
All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws and the application and effect of any U.S. federal tax rules not addressed in this discussion) of the receipt of cash in exchange for shares of Delta common stock pursuant to the merger.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Delta common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate of which the income is subject to U.S. federal income tax regardless of its source.
A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of Delta common stock that is not a U.S. holder.
U.S. Holders
The receipt of cash by U.S. holders in exchange for shares of Delta common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in the shares exchanged therefor pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. The amount, character, and timing of such gain or loss will generally be determined separately with respect to each block of Delta common stock owned by a U.S. holder. For purposes of the foregoing, a block of Delta common stock generally consists of those shares of Delta common stock that were acquired at the same time and at the same price.
A surtax of up to 3.8% applies to so-called “net investment income” of certain U.S. citizens and residents and to undistributed “net investment income” of certain estates and trusts. Net investment income includes any gain recognized on the receipt of cash in exchange for shares of Delta common stock pursuant to the merger. Holders should consult their own tax advisors regarding the applicability of the tax on gain recognized pursuant to the merger.
A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) if such holder (1) fails to furnish such holder’s correct U.S. taxpayer identification number and certify that such holder is not subject to backup withholding of federal income tax (generally by completing IRS Form W-9), (2) furnishes an incorrect U.S. taxpayer identification number, (3) is notified by the IRS that such holder has previously failed to properly report interest or dividends, or (4) otherwise fails to comply with, or establish an exemption from, applicable backup withholding tax requirements. Any amounts withheld under the backup withholding tax rules is not an additional tax and will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, or will be refunded, if such holder timely furnishes the required information to the IRS and other applicable requirements are satisfied. Each holder should consult such holder’s own tax advisor regarding the information reporting and backup withholding tax rules.

Non-U.S. Holders
A non-U.S. holder whose shares of Delta common stock are exchanged for cash pursuant to the merger generally will not be subject to U.S. federal income taxation unless:

•
gain resulting from the merger is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to an additional branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business;

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

•
Delta is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the lesser of (1) the five-year period ending on the date of the merger, and (2) the non-U.S. holder’s holding period in Delta’s common stock, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of Delta’s outstanding common stock at any time during the applicable period. Although we have not undertaken a complete analysis, we believe that we currently are a U.S. real property holding corporation. Thus, a non-U.S. holder owning (directly, indirectly, or constructively) more than 5% of the outstanding Delta common stock at any time during the applicable period will generally be subject to U.S. federal income taxation on the gain resulting from the merger in the same manner as gain that is effectively connected with a U.S. trade or business, except that the branch profits tax generally will not apply.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 28%) will apply, unless such non-U.S. holder certifies, generally by providing the payor or applicable withholding agent with an applicable IRS Form W-8BEN, W-8BEN-E, or W-8ECI, as appropriate, under penalties of perjury that it is a non-U.S. holder (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the IRS in a timely manner.
This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Delta common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the application of U.S. federal income tax laws to their particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign tax laws.
Dividends
Delta has historically paid quarterly cash dividends on Delta common stock and the last quarterly dividend was paid on March 15, 2017. Under the terms of the merger agreement, Delta may continue paying its regular quarterly cash dividends (when and if declared by the Board, and as may be increased by no more than $0.01 per quarter), without the prior written consent of Buyer, including a “stub period” dividend in respect of the quarter in which the merger is consummated.
Regulatory Approvals Required for the Merger
General
To complete the merger, Delta and Buyer must obtain certain regulatory approvals, consisting of (1) the expiration or termination of the waiting period under the HSR Act, and (2) any required approvals of, or filings with, the KPSC.
Delta currently anticipates completing the merger by the end of 2017. Although Delta believes that the required authorizations, approvals and consents described in further detail below to complete the merger will be received within that time frame, there can be no assurance as to the precise timing of or the ultimate ability of Delta and Buyer to obtain such authorizations, approvals or consents (or any additional authorizations, approvals or consents which may otherwise become necessary).

The following is a brief summary of required federal and state regulatory filings and approvals related to the merger.
Hart-Scott-Rodino (“HSR”) Act
Completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act and the rules and regulations promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the U.S. Department of Justice (the “DOJ”) and the FTC and the applicable waiting period has expired or been terminated.
The waiting period with respect to the notification and report forms filed under the HSR Act expires 30 calendar days after the date both parties have submitted such filings, unless otherwise extended or terminated.
At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ, FTC, or any U.S. state, could take such action under the antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Delta and Buyer. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust or competition grounds, and, if such a challenge is made, there can be no assurance as to its result. Under the merger agreement, Delta and Buyer generally must use reasonable best efforts to take all necessary actions to obtain all regulatory approvals required to complete the merger, subject to certain exceptions. If the merger is not completed within 12 months after the expiration or early termination of the applicable HSR Act waiting period, Delta and Buyer will be required to submit new notification and report forms to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be terminated before the merger can be completed.

Buyer and Delta filed the required HSR notification and report forms with the DOJ and FTC on March 6, 2017 and requested early termination of the HSR Act waiting period. On March 16, 2017, the FTC notified Delta that it had granted early termination of the waiting period.
State Regulatory Approvals
The merger is a change of control of a utility as that phrase is used in Sections 278.020(6) and 278.020(7) of the Kentucky Revised Statutes. Those sections require prior approval of the Kentucky Public Service Commission (KPSC) for a change of control of a utility. Delta is a utility as that term is defined in Section 278.010(3)(b) of the Kentucky Revised Statutes. The KPSC is required to grant its approval of the change of control if the entity acquiring the utility has the financial, technical and managerial ability to provide reasonable service and if the KPSC finds the proposed acquisition to be made in accordance with law, for a proper purpose and is consistent with the public interest. The KPSC is required to grant, modify, refuse or prescribe appropriate terms and conditions with respect to every application for approval of a change of control within 60 days after the filing of the application, unless it is necessary, for good cause shown, to continue the application for up to 60 additional days. In the absence of that action within that period of time, any proposed acquisition of control of a utility shall be deemed to be approved. On March 16, 2017, Delta and Buyer filed a joint application with the KPSC seeking approval of the merger.
No Pennsylvania statute or rule requires approval of the merger by the Pennsylvania Public Utilities Commission.
No West Virginia statute or rule requires approval of the merger by the West Virginia Public Service Commission.
Delisting and Deregistration of Delta’s Common Stock
If the merger is completed, the shares of Delta common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Delta common stock will no longer be publicly traded.
After the completion of the merger, once deregistration of Delta common stock is completed, Delta will no longer be required to file periodic and current reports with the SEC on account of the common stock.

THE MERGER AGREEMENT
The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Appendix “A” and is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the primary contractual document that governs the merger and its express terms and conditions govern the rights and obligations of the parties.
Additional information about Delta and Buyer may be found elsewhere in this proxy statement and in other public reports and documents filed with the SEC. Please see the section of this proxy statement entitled “Where You Can Find Additional Information”.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. The merger agreement is not intended to be a source of factual, business or operational information about Delta, Buyer or Merger Sub, and the following summary of the merger agreement and the copy thereof attached hereto as Appendix “A” are not intended to modify or supplement any factual disclosure about Delta in any documents it publicly files with the SEC. The representations, warranties and covenants made in the merger agreement by Delta, Buyer and Merger Sub were qualified and subject to important limitations agreed to by Delta, Buyer and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may or may not be fully reflected in this proxy statement or Delta’s public disclosures. Accordingly, you should not rely on the representations and warranties as being accurate or complete or characterizations of the actual state of facts as of any specified date.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The merger agreement provides for the merger of Merger Sub with and into Delta upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, Delta will continue to exist following the merger as a direct, wholly-owned subsidiary of Buyer.
The merger agreement provides that, immediately following the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving corporation, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation. Immediately following the effective time of the merger, the officers of Delta immediately prior to the effective time of the merger will become the officers of the surviving corporation, to serve until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.

At the effective time of the merger, the articles of incorporation of Delta will, by virtue of the merger, be amended in their entirety to be in the form of the articles of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger (subject to limited exceptions) and, as so amended and restated, will be the articles of incorporation of the surviving corporation until thereafter amended in accordance with their terms or applicable law. At the effective time of the merger, the Bylaws of Delta will, by virtue of the merger, be amended and restated in their entirety to be in the form of the bylaws of the Merger Sub as in effect immediately prior to the effective time of the merger (subject to limited exceptions) and, as so amended and restated, will be the bylaws of the surviving corporation, until thereafter amended in accordance with their terms, the articles of incorporation of the surviving corporation or applicable law.

Closing and Effective Time of the Merger
The closing of the merger (the “closing”) will take place on the second business day following the date on which the conditions to closing (described in the section below entitled “The Merger Agreement-Conditions to the Merger ”), other than those conditions that by their nature are to be satisfied at the closing (but subject to the satisfaction or waiver of those conditions at closing), have been satisfied or (to the extent permitted by applicable law) waived, or on such other date as is agreed to in writing by Delta, Buyer and Merger Sub.
The merger will become effective at such time as the articles of merger are duly filed with the Kentucky Secretary of State, or at such later time (to the extent permitted under the Kentucky Revised Code) as Buyer and Delta agree and specify in the articles of merger.
Merger Consideration and Conversion of Delta Common Stock
At the effective time of the merger, each share of Delta common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by shareholders who have dissented from the merger and properly demanded payment of the fair value of their shares in accordance with applicable Kentucky law, and shares owned by Buyer, Merger Sub or any of their respective subsidiaries, will be converted automatically into the right to receive the merger consideration, without interest, subject to adjustment as described in the following sentence. If at any time during the period between the date of the merger agreement and the effective time of the merger, any change in the number of outstanding shares of Delta common stock (or any other securities convertible or exchangeable therefor) occurs as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, the merger consideration will be equitably adjusted to reflect such change.
At the effective time of the merger, each share of Delta common stock owned by Buyer or Merger Sub or any of their respective subsidiaries will be automatically canceled without payment of consideration.
Exchange and Payment Procedures
At or prior to the effective time, Buyer will deposit, or cause to be deposited, with a designated bank or trust company reasonably acceptable to Delta (the “paying agent”) cash in an amount sufficient to pay the aggregate merger consideration payable to holders of Delta common stock in accordance with the merger agreement. As promptly as practicable after the effective time of the merger (but in no event more than two business days following the effective time of the merger), the surviving corporation will cause the paying agent to mail to each holder of record of Delta common stock (1) a letter of transmittal and (2) instructions for use in effecting the surrender of such holder’s certificates or book-entry shares in exchange for payment of merger consideration. You will not be entitled to receive the merger consideration until you surrender your certificates or book-entry shares along with a duly executed letter of transmittal to the paying agent.
You should not return your certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Buyer, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable required taxes from the merger consideration. In the event any amount is withheld from the merger consideration otherwise payable to any person (and is timely paid over to the applicable taxing authorities), that amount will be treated as having been paid to that person.
At the effective time of the merger, the stock transfer books of Delta will be closed and there will be no further registration of transfers thereafter on the records of Delta. On or after the effective time, any certificates or book-entry shares presented to the surviving corporation for any reason will be cancelled and exchanged for the merger consideration as described above.
The paying agent will invest the aggregate merger consideration deposited with it in accordance with the merger agreement. Any interest and other income resulting from any such investments will become part of the funds held by the paying agent for purposes of paying the merger consideration. To the extent that there are losses with respect to such investments, Buyer will promptly replace any funds deposited with the paying agent and lost through such investments. Following the effective time of the merger, Buyer will make available to the paying agent, from time to time as needed, additional cash to pay the merger consideration as described above, without interest.
Any portion of the aggregate merger consideration deposited with the paying agent (including any interest received with respect thereto) that remains undistributed to holders of shares of Delta common stock following the date that is six months after the effective time of the merger will be delivered to the surviving corporation, upon demand. Holders of shares of Delta common stock who have not complied with the exchange and payment procedures described above may thereafter look only to the surviving corporation for payment of the merger consideration, without interest. None of Buyer, Merger Sub, the surviving corporation, Delta or the paying agent will be liable to any person for any merger consideration delivered to a public official pursuant to any abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of shares of Delta common stock at such time at which any merger consideration would otherwise escheat to or become property of a governmental entity will, to the extent permitted by law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.
Lost Certificates
If any certificate has been lost, stolen or destroyed, then the person claiming the certificate to be lost, stolen or destroyed must make an affidavit of that fact in order to be entitled to receive the merger consideration in respect of such certificate and, if required by the surviving corporation, such person must post a bond in a reasonable amount directed by Buyer as indemnity against any claim that may be made with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.
Treatment of Equity Awards
Restricted Shares
Each restricted share of Delta common stock granted under Delta’s incentive compensation plan will be converted into a vested right to receive a cash payment in an amount equal to the merger consideration.
Performance Share Awards
If the effective time of the merger occurs on or before June 30, 2017, then each outstanding Delta Performance Share Award (as defined in the merger agreement) for which the applicable performance period ends on June 30, 2017, shall, as of the effective time, be converted into a number of restricted shares of Delta common stock (“Delta Restricted Shares”) equal to that number of shares of Delta Restricted Shares to which the holder of such Delta Performance Share Award would have been entitled assuming the Targeted Performance Objective (as defined in the applicable award agreement) is achieved. Such Delta Restricted Shares shall immediately thereafter (1) vest in full as a fully vested share of Delta common stock, and (2) be converted into a vested right to receive cash in an amount equal to the merger consideration.
In addition, if the effective time occurs after June 30, 2017 but before the settlement of the outstanding Delta Performance Share Awards for the period ending on June 30, 2017, then each outstanding Delta Performance Share Award shall, as of the effective time, be converted into that number of shares of Delta Restricted Shares to which the holder of such Delta Performance Share Award would be entitled based on the actual Performance Objective achieved for such performance period, as provided in the applicable award agreement, but with such actual performance determined after eliminating the effects of any third-party expenses incurred as a result of the merger. Such Delta Restricted Shares shall immediately thereafter (1) vest in full as a fully vested share of Delta common stock, and (2) be converted into a vested right to receive cash in an amount equal to the merger consideration.
In addition, if Delta awards new Delta Performance Share Awards for a performance period beginning on July 1, 2017 and ending on June 30, 2018 and if the effective time occurs before June 30, 2018, then each outstanding Delta Performance Share Award with a performance period ending on June 30, 2018 shall, as of the effective time, be converted into that number of Delta Restricted Shares equal to (i) that number of Delta Restricted Shares to which the holder of such Delta Performance Share Award is entitled based on the actual Performance Objective achieved for the shortened performance period that occurs prior to the effective time, as provided in the applicable award agreement, but with such actual performance determined after eliminating the effects of any third-party expenses incurred as a result of the merger, multiplied by (ii) a fraction, the numerator of which shall be the number of days that have elapsed from June 30, 2017 through and including the effective time, and the denominator of which shall be 365. Such Delta Restricted Shares shall immediately thereafter (1) vest in full as a fully vested share of Delta common stock, and (2) be converted into a vested right to receive cash in an amount equal to the merger consideration.

Accumulated Dividends
Immediately prior to the effective time, Delta will distribute any “stub period” dividends to the applicable holders of Delta Restricted Shares.
Dividend Reinvestment Plan
Pursuant to the terms of the merger agreement, Delta shall take all actions necessary to terminate its Amended and Restated Dividend Reinvestment and Stock Purchase Plan (“DRIP”) following the last regular quarterly dividend prior to the estimated effective time. Following such termination, all Delta shares formerly held in the DRIP will be withdrawn and will be held in book position for each DRIP participant’s account.
Representations and Warranties
The merger agreement contains representations and warranties made by Delta, Buyer and Merger Sub to each other. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including in the disclosure schedule delivered by Delta to Buyer in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.
The Company made customary representations and warranties (including, in certain cases, with respect to its subsidiaries) to Buyer and Merger Sub in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection with the merger agreement. These representations and warranties relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to carry on its business;

•	capitalization of Delta;

•	the due organization, valid existence, good standing and corporate authority to carry on the business of each subsidiary of Delta;

•	ownership of the capital stock of each subsidiary;

•	the authority of Delta or its subsidiaries to own, operate, lease or otherwise hold its properties and assets, and to conduct its businesses as presently conducted;

•	the absence of outstanding obligations to issue, deliver or sell, or repurchase, redeem or otherwise acquire any equity interests in Delta or its subsidiaries;

•
corporate authority to execute and deliver, to perform Delta’s obligations under and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against Delta;

•
the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by the Board, and the resolution by the Board, subject to the provisions of the merger agreement described below under “The Merger Agreement-Changes in the Board’s Recommendation,” to recommend that Delta’s shareholders approve the merger agreement;

•
the absence of violations of, or conflicts with, Delta’s or its subsidiaries’ organizational documents, applicable law and certain permits and contracts, including as a result of Delta entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	regulatory filings and governmental consents and approvals;

•	SEC filings made by Delta and certain of its subsidiaries since January 1, 2014, and the financial statements included therein;

•	the establishment and maintenance of disclosure controls and procedures and internal controls over financing reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of a Company material adverse effect (as defined below) since June 30, 2016;

•	the conduct of business in the ordinary course consistent with past practice since June 30, 2016;

•	the absence of legal proceedings and injunctions, orders, judgments, rulings or decrees imposed by a governmental authority;

•	compliance with applicable laws, governmental orders and permits since January 1, 2014;

•	the filing of tax returns, the payment of taxes and other tax matters;

•	employee benefits and labor matters;

•	environmental matters and compliance with environmental laws;

•	intellectual property matters;

•	the inapplicability of Kentucky anti-takeover laws to the merger and no shareholder rights plan;

•	real property owned or leased by Delta or its subsidiaries or with respect to which Delta or its subsidiaries hold easement or other rights and title to such real property;

•	material contracts and compliance with such material contracts;

•	the absence of broker’s or finder’s fees, except with respect to TPH;

•	the vote of Delta’s shareholders required to approve the merger agreement and the merger; and

•	Delta’s insurance policies.

Many of Delta’s representations and warranties are qualified as to, among other things, “materiality” or “Company material adverse effect.” For purposes of the merger agreement, “Company material adverse effect” means any circumstance, development, change, event, occurrence or effect that, individually or in the aggregate, (1) has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Delta and its subsidiaries taken as a whole, or (2) would reasonably be expected to prevent or materially impede the consummation by Delta of the merger. None of the following shall constitute or be taken into account in determining whether a Company material adverse effect has occurred:

•
the announcement, pendency of or performance of the merger, including by reason of the identity of Buyer or any communication by Buyer regarding its plans or intentions for the conduct of the business of Delta or its subsidiaries, or the impact of the foregoing on relationships with customers, suppliers, distributors, collaboration partners, joint venture partners, employees or regulators;

•	any action taken by Delta or its subsidiaries that is required or expressly permitted by the terms of merger agreement or with the consent or at the direction of Buyer or Merger Sub;

•
any change in the market price or trading volume of Delta capital stock (it being understood that the facts or occurrences giving rise or contributing to such change will be taken into account in determining whether there has been a Company material adverse effect);

•
any failure by Delta or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in analysts’ recommendations or ratings regarding Delta or its subsidiaries (it being understood that the underlying facts or occurrences giving rise to such failure will be taken into account in determining whether there has been a Company material adverse effect, subject to certain exceptions);

•
any circumstance, development, change, event occurrence or effect that results from any shutdown or suspension of operations at any third-party facilities from which Delta or any of its subsidiaries obtains natural gas; and

•	any pending, initiated or threatened litigation with respect to the transactions contemplated by the merger agreement.

The following events are also excluded in determining whether a Company material adverse effect has occurred, but will be taken into account to the extent such matters adversely affect Delta and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the business and industries in which Delta and its subsidiaries operate:

•
any fact, circumstance, development, change, event, occurrence or effect in the industries or markets in which Delta or its subsidiaries operates, including natural gas distribution, exploration, production or transmission industries (including any changes in the operations thereof or with respect to system-wide changes or developments in natural gas transmission, exploration, production or distribution systems);

•	any enactment of, or change in, or change in the interpretation of, any law, GAAP or any governmental policy;

•
general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which Delta or its subsidiaries conducts business;

•
any change in the price of natural gas or any other raw material, mineral or commodity used or sold by Delta or any of its subsidiaries or in the cost of hedges relating to such prices, any change in the price of interstate natural gas transportation services, or any change in customer usage patterns or customer selection of third-party suppliers for natural gas; and

•	any acts of God, natural disasters, terrorism, armed hostilities, sabotage or war, or any escalation or worsening of acts of terrorism, armed hostilities or war.
The representations and warranties made by Buyer and Merger Sub to Delta are more limited and relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to carry on its business;

•
corporate authority to execute and deliver, to perform Buyer’s and Merger Sub’s obligations under, and to consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against Buyer and Merger Sub;

•	the absence of a requirement for a vote of Buyer shareholders to approve the merger agreement and the merger;

•
the absence of violations of, or conflicts with, organizational documents, applicable law and certain permits or contracts as a result of Buyer and Merger Sub entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	regulatory filings and governmental consents and approvals;

•	the absence of broker’s or finder’s fees;

•	the ownership and operations of Merger Sub;

•	the availability of funds at the time of the merger to pay the aggregate merger consideration and all other required amounts in connection with the merger;

•
the absence of any beneficial ownership by Buyer or Merger Sub, together with certain of their affiliates and associates, of shares of Delta common stock equal to or greater than five percent of the issued and outstanding shares of Delta common stock; and

•	the absence of legal proceedings and injunctions, orders, judgments, rulings or decrees imposed by a governmental authority.

Certain of the representations and warranties of Buyer and Merger Sub are qualified as to, among other things, “materiality” or “Parent material adverse effect,” which means any change, development, event, occurrence or effect that individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect on the ability of Buyer or Merger Sub to consummate or that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by Buyer or Merger Sub of the merger.
The representations and warranties contained in the merger agreement will terminate upon the effective time of the merger or the termination of the merger agreement pursuant to its terms.
Covenants Relating to the Conduct of Business
Delta has agreed to covenants in the merger agreement that affect the conduct of its business and its subsidiaries between the date of the merger agreement and the effective time of the merger.
Prior to the earlier of the effective time of the merger and the termination of the merger agreement pursuant to its terms, except as contemplated or permitted by the merger agreement, as required by applicable laws, as contemplated by Delta’s disclosure schedule delivered in connection with the merger agreement, or with prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned), Delta will, and will cause each of its subsidiaries to, conduct its business only in the ordinary course of business consistent with past practices and to use reasonable best efforts to preserve intact its present lines of business, maintain existing levels of insurance, maintain its rights and franchises, comply in all material respects with laws, orders and permits and preserve satisfactory relationships with governmental authorities, employees, customers and suppliers.
In addition, except as contemplated or permitted by the merger agreement, as required by applicable laws, as contemplated by Delta’s disclosure schedule delivered in connection with the merger agreement, or with prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned), Delta and its subsidiaries are restricted from (subject, in certain cases, to ordinary course of business or other exceptions), among other things:

•
except in connection with the issuance of Delta common shares in connection with its DRIP, issuing, selling or granting any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock (subject to certain exceptions);

•	redeeming, purchasing or otherwise acquiring any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of capital stock (subject to certain exceptions);

•
declaring or paying any dividends (subject to certain exceptions, including (1) quarterly cash dividends not to exceed the current quarterly per share dividend rate by more than $0.01 per quarter, with record dates and payment dates consistent with Delta’s current dividend practice, and (2) “stub period” dividends for the last quarter prior to the effective time);

•	adjusting, splitting, combining, subdividing or reclassifying any shares of its capital stock;

•
incurring any indebtedness in an outstanding principal amount in excess of $1,000,000 in the aggregate other than (1) indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness in the same principal amount of such existing indebtedness and upon the maturity of such existing indebtedness, in each case on terms that can be redeemed or prepaid at any time upon payment of the outstanding principal amount plus accrued interest, if applicable, without any make-whole or similar prepayment penalty, (2) any indebtedness for borrowed money incurred pursuant to (and up to the maximum amount permitted under) Delta’s line of credit with Branch Banking & Trust Company as in effect on the date of the merger agreement, or (3) any indebtedness among Delta and any of its wholly-owned subsidiaries or among any of its wholly-owned subsidiaries (subject to certain exceptions);

•
selling, disposing of, abandoning, encumbering, transferring, leasing or licensing any properties or assets that are material to Delta or any of its subsidiaries, subject to certain exceptions, including with respect to (1) immaterial transactions in the ordinary course of business consistent with pat practice, (2) pursuant to material contracts in force on the date of the merger agreement, (3) transfers among Delta and its wholly-owned subsidiaries, or (4) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of Delta or its subsidiaries;

•
making capital expenditures other than those budgeted in Delta’s current long term plan made available to Buyer prior to the execution of the merger agreement, which such capital expenditures shall not be in excess of $1,000,000 in the aggregate for Delta and its subsidiaries, taken as a whole, during any calendar year, plus a 10% variance;

•	making any acquisitions (including by merger) of, or investments in, the equity interests or material assets of another person or entity, except for permitted capital expenditures described above;

•	increasing the compensation, bonuses or benefits of any of its directors or employees (subject to certain exceptions);

•	establishing, adopting or terminating any employee benefit plan (subject to certain exceptions);

•	hiring any new employee to whom a written offer of employment has not previously been made and accepted prior to the date of the merger agreement (subject to certain exceptions);

•	making any material change to its methods of accounting (subject to certain exceptions);

•	amending Delta’s articles of incorporation or Bylaws or the organizational documents of any of Delta’s subsidiaries;

•	adopting a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger or other reorganization (subject to certain exceptions);

•	entering into, modifying or amending in any material respect, or terminating or waiving any material right under, any material contract (subject to certain exceptions);

•	waiving, releasing, assigning, settling, satisfying , compromising, instituting, paying or discharging any claim against Delta or any of its subsidiaries (subject to certain exceptions);

•
waiving, relinquishing, releasing, granting, transferring or assigning any rights with a value of more than $1,000,000 in the aggregate except in the ordinary course of business consistent with past practice;

•
settling, or offering or proposing to settle, any shareholder litigation or dispute against Delta, any of its subsidiaries or any of its officers or directors or any claim that relates to the merger (subject to certain exceptions);

•	entering into any new line of business or materially altering any existing line of business;

•
making or changing any material tax election, changing any tax accounting period, adopting or changing any material method of tax accounting, materially amending any tax return, entering into any material closing agreement, or settling or compromising any material tax liability or obtaining any material tax ruling, or consent to any extension or waiver of the limitation period applicable to any claim or assessment, except as required by applicable law;

•	materially changing or entering into any new information technology systems that are material to Delta and its subsidiaries (subject to certain exceptions);

•
canceling, terminating or allowing to lapse without a commercially reasonable substitute policy thereof, or amend in any material respect or enter into, any material insurance policy (subject to certain exceptions); and

•	agreeing in writing to take any of the foregoing actions.

Notwithstanding any of the restrictions described above, Delta may, and may cause any of its subsidiaries to take reasonable actions in compliance with applicable law with respect to any operational emergencies (including restoration measures in response to any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural persons.

Between the date of the merger agreement until the effective time, Delta and its subsidiaries may (1) continue to make regulatory filings in the ordinary course of business between the date of the merger agreement and the effective time of the merger, (2) respond (after reasonable consultation with Buyer) to regulatory filings made by other parties in which Delta or one or more of its subsidiaries is an interested party, or (3) take any other action required by any such state or federal filings or other submissions filed or submitted in connection with such regulatory filings in the ordinary course of business consistent with past practice. Prior to the submission of any material regulatory filings, the company is required to provide a draft of such filing to Buyer, sufficiently in advance of filing, as to allow Buyer the opportunity to review and comment and consult with Delta with respect to such filing.
The merger agreement is not intended to give Buyer or Merger Sub, directly or indirectly, the right to control or direct Delta’s or its subsidiaries’ operations prior to the effective time of the merger. Prior to the effective time of the merger, Delta will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its’ subsidiaries’ respective operations.
No Solicitation by Delta
The Company has agreed under the merger agreement, subject to certain exceptions described below, that Delta will, will cause its subsidiaries and its and their directors, officers and employees to, and will use reasonable best efforts to cause its other representatives to, as of the date of the merger agreement immediately cease all existing activities, discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any bona fide inquiry, proposal or offer from any person (other than Buyer, Merger Sub and any of their affiliates) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (1) assets of Delta and its subsidiaries (including securities of subsidiaries) that account for 20% or more of Delta’s consolidated assets or from which 20% or more of Delta’s revenues or earnings on a consolidated basis are derived, (2) 20% or more of the outstanding Delta common stock pursuant to a merger, consolidation or other business combination, sale or issuance of shares of capital stock, tender offer, share exchange, recapitalization or similar transaction involving Delta, or (3) any liquidation, dissolution or other significant corporate reorganization, in each case other than the merger (a “takeover proposal”).
Delta has also agreed under the merger agreement, subject to certain exceptions described below, that Delta will not, will cause its subsidiaries and their directors, officers and employees not to, and will use reasonable best efforts to cause its other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any takeover proposal or the making, submission, announcement or consummation of a takeover proposal;

•
participate or engage in any discussions or negotiations regarding or furnish any non-public information or access relating to the Company or any of its subsidiaries in connection with any takeover proposal;

•
cause or permit Delta or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, contract, merger agreement, acquisition agreement, commitment or other similar agreement (other than a confidentiality agreement described in the second bullet of the next paragraph) constituting, or relating to, any takeover proposal; and

•	terminate, amend, modify, waive or fail to enforce any rights under any “standstill” or other similar agreement (subject to certain exceptions).
Notwithstanding the restrictions described above, in response to an unsolicited written takeover proposal that was made (and not withdrawn) after the date of the merger agreement and prior to obtaining Delta shareholder approval, and that did not result from a material breach by Delta of its no solicitation covenant, Delta may engage in discussions and negotiations with, and furnish information and other access to, the party that has made such takeover proposal, but in each case only if, prior to taking such action:

•
the Board has determined in good faith, after consultation with TPH and its outside counsel, that such takeover proposal either constitutes a superior proposal (as defined below) or could reasonably be expected to lead to a superior proposal; and

•
the person making such takeover proposal and Delta enter into a confidentiality agreement with such party on terms that are not materially less favorable in the aggregate to Delta than those contained in the confidentiality agreement between Delta and Buyer, except that such confidentiality agreement is not required to prohibit the making of a takeover proposal.

Under the merger agreement, a “superior proposal” is an unsolicited written takeover proposal, that did not result from a material breach by Delta of its no solicitation covenant (except that references to “20%” in the definition of takeover proposal shall be deemed to be references to “50%”) on terms which the Board (or a duly authorized committee thereof) determines in good faith, after consultation with TPH and its outside legal counselors, to be more favorable to the holders of Delta common stock from a financial point of view than the merger (taking into account, to the extent applicable, all relevant terms and conditions of such takeover proposal, including all legal, financial, regulatory and other aspects of such proposal, and the timing and likelihood of consummation of such takeover proposal, the merger agreement, and any other information that the Board considers relevant).
Delta has agreed under the merger agreement to promptly (and in any event within twenty-four hours after actual receipt by Delta’s President and Chief Executive Officer of such takeover proposal) notify Buyer in writing of the receipt of any such takeover proposal and the material terms and conditions of any such takeover proposal. Delta is required to provide a copy of any takeover proposal to Buyer and to disclose the identity of the person making such takeover proposal unless it is prevented from doing so under a confidentiality agreement entered into with such person or an affiliate of such person prior to the date of the merger agreement (a “prior confidentiality agreement”). Delta has further agreed under the merger agreement to keep Buyer informed on a prompt basis (and in any event within twenty-four hours after actual receipt by Delta’s President and Chief Executive Officer of any material communications relating to such takeover proposal) in all material respects of the status of and material communications related to any such takeover proposal (including any change in the price or any other terms thereof) and will promptly provide (and in any event within twenty-four hours of actual receipt by Delta’s President and Chief Executive Officer ) to Buyer copies of all material documents and material written or electronic communications relating to any such takeover proposal exchanged between Delta or its representatives (defined below under “The Merger Agreement-Access to Information”) on the one hand, and the person from whom such takeover proposal was received (or such person’s representatives), on the other hand (except to the extent that Delta is prevented from doing so by a prior confidentiality agreement).
In addition, Delta has agreed under the merger agreement that the Board shall reaffirm publicly its recommendation that Delta’s shareholders approve the merger agreement (such recommendation, the “Board recommendation”) within five business days of Buyer’s written request to do so, made at any time that a takeover proposal that is not a superior proposal has been made to Delta, or has been publicly announced and is pending; provided, that Buyer shall be entitled to make such a written request for reaffirmation, and the Board shall only be required to make such reaffirmation, on only one occasion with respect to any one takeover proposal (with each material revision or material amendment to the price term of such takeover proposal triggering one additional right of Buyer to request reaffirmation by the Board).
Changes in the Board’s Recommendation
Delta has agreed under the merger agreement, subject to certain exceptions described below, that neither the Board nor any committee thereof will (1) withdraw, change, qualify, withhold, amend or modify, or adopt a resolution or publicly propose to withdraw, change, qualify, withhold, amend or modify, the Board recommendation to approve the merger in a manner adverse to Buyer, (2) adopt, approve, endorse or recommend, or publicly propose to adopt, approve or recommend, any takeover proposal, or (3) fail to include the Board recommendation in this proxy statement (any action described in (1) through (3), a “change of recommendation”).
Notwithstanding the general restrictions described above, at any time prior to the approval of the merger agreement by Delta’s shareholders, the Board (or a duly authorized committee thereof) may make a change of recommendation under two circumstances:

•	the Board (or a duly authorized committee thereof) determines that a takeover proposal constitutes a superior proposal; and

•
in response to an “intervening event,” which is any circumstance, development, change, event, occurrence or effect that (1) is unknown to or by the Board as of the date of the merger agreement (or if known, the magnitude or material consequences of which were not known by the Board as of the date of the merger agreement) and (2) becomes known to or by the Board prior to the approval of the merger agreement by Delta’s shareholders.

To make a change of recommendation, Delta must (1) deliver to Buyer a written notice stating that the Board intends to effect a change of recommendation and terminate the merger agreement no less than four business days prior to taking such action, along with the current draft of any acquisition agreement with respect to the superior proposal (redacted, if necessary, as required by a prior confidentiality agreement) (or, if no such draft exists, a summary of the material terms and conditions of such superior proposal), and (except to the extent prevented by a prior confidentiality agreement) the identity of the person making such superior proposal, (2) during the four business day period prior to effecting a change of recommendation, Delta and its representatives must, at Buyer’s request, engage in good faith negotiations with Buyer and its representatives regarding any modification to the terms and conditions of the merger agreement, and (3) at the end of such four business day period, and taking into account any modifications to the terms and conditions of the merger agreement proposed by Buyer, if any, in a written, binding and irrevocable offer, determine in good faith, after consultation with TPH and its outside counsel, that (a) the failure to effect a change of recommendation would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law and (b) in the case of a change of recommendation with respect to a takeover proposal, such takeover proposal still constitutes a superior proposal. In the event of any change in price or material revision or amendment to the terms of a superior proposal, Delta must deliver an additional written notice summarizing the change, revision or amendment and comply anew with the obligations described in this paragraph, except that, in the case of such a new notice, the four business day period referred to above shall instead be deemed to refer to a two business day period.
Nothing contained in the no solicitation provisions in the merger agreement prohibits Delta or the Board (or any duly authorized committee thereof) from (1) taking and disclosing to the shareholders of Delta a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (2) making any disclosure to the shareholders of Delta if the Board (or a duly authorized committee thereof) determines in good faith that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (3) informing any person of the existence of the provisions in the merger agreement described above and under “The Merger Agreement-No Solicitation by Delta,” or (4) making any “stop, look and listen” communication to the shareholders of Delta pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of Delta).
Shareholders’ Meeting
The Company has agreed under the merger agreement to, as promptly as reasonably practicable after the date of the merger agreement, establish a record date for, and duly call a meeting of its shareholders to be held as promptly as reasonably practicable after the date of the merger agreement and after this proxy statement is cleared by the SEC staff, to consider and vote on approval of the merger agreement and any other matters reasonably required to be voted on by Delta’s shareholders in connection with the merger. The Company may delay or postpone convening the special meeting in certain specified situations. The Company has also agreed under the merger agreement to use its reasonable best efforts to solicit and secure Delta’s shareholders’ approval of the merger agreement as promptly as practicable, subject to the provisions of the merger agreement described above under “The Merger Agreement-No Solicitation by Delta” and “The Merger Agreement-Changes in the Board’s Recommendation.”
Efforts to Obtain Regulatory Approvals
The merger agreement requires each of the parties to use its respective reasonable best efforts to (1) cause the merger to be consummated as soon as reasonably practicable, (2) make promptly any required submissions and filings under, and pay any necessary fees in connection with, applicable antitrust laws or to governmental authorities with respect to the merger and to obtain from such governmental authorities any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained in connect with the consummation of the merger, (3) promptly furnish information requested or required in connection with such submissions and filings to such governmental authorities or under such antitrust laws, (4) keep the other parties reasonably informed with respect to the status of any such submissions and filings to such governmental authorities or under antitrust laws, and reasonably cooperate with each other, and (5) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any person necessary to consummate the merger as soon as practicable. In furtherance and not in limitation of the above, Delta and Buyer have agreed under the merger agreement that:

•
Buyer, Merger Sub and Delta will take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under antitrust laws or other applicable laws that may be required by any governmental authority, so as to enable the parties to consummate the merger as soon as practicable, including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, to

(1) sell, license, hold separate or dispose of assets or businesses of Buyer or Delta or any of their respective subsidiaries, (2) terminate, relinquish, modify, or waive existing relationships, ventures, contractual rights, obligations or other arrangements of Buyer or Delta or their respective subsidiaries, or (3) create any relationships, ventures, contractual rights, obligations or other arrangements of Buyer or Delta or their respective subsidiaries (each, a “remedial action”);

•
in the event that any litigation or other administrative or judicial action or proceeding challenging the merger is commenced, threatened or is reasonably foreseeable and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the merger (1) Buyer will use reasonable best efforts to take any and all action, including a remedial action, to avoid or resolve any such litigation, action or proceeding as promptly as practicable, (2) Buyer is entitled to direct the antitrust defense of the merger, or negotiations with any governmental authority or other third party relating to the merger, and (3) Delta will not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any governmental authority with respect to any proposed settlement, consent decree, commitment or remedy, or in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Buyer;

•
Delta, Buyer and Merger Sub will cooperate with each other and use their respective reasonable best efforts to contest, defend and resist any litigation, action or proceeding and to have vacated, lifted, reversed or overturned, as promptly as practicable, any ruling, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the merger; and

•
until the earlier of the effective time of the merger and the termination of the merger agreement as described below under “The Merger Agreement-Termination of the Merger Agreement,” neither Delta, Buyer nor Merger Sub will, nor will they permit their respective subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under antitrust laws or other applicable laws with respect to the merger, or would reasonably be expected to materially delay or prevent the consummation of the merger.

Notwithstanding the general obligations described above, Delta has agreed under the merger agreement that Buyer and its affiliates will not be required to, and, without the prior written consent of Buyer (which consent may be withheld at Buyer’s sole discretion) Delta shall not, and shall cause its subsidiaries not to, in connection with obtaining any consent or approval of any governmental authority in connection with the merger agreement, the merger or the other transactions contemplated thereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment or sanction (including any remedial action), that constitutes a burdensome condition. A “burdensome condition” is defined in the merger agreement as any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions (including any remedial action) that, in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of Delta and its subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole (after giving effect to the merger).

Post-Merger Commitments
As part of the merger agreement, Buyer confirmed that, subject to the consummation of the merger, Buyer:

•	intends to maintain the surviving corporation’s corporate headquarters in Winchester, Kentucky;

•	intends to operate the surviving corporation under the name “Delta Natural Gas” and use Delta’s current logo;

•
will appoint at least one independent director to the surviving corporation’s board of directors to represent generally the interests of Delta’s constituents, which independent director shall have been approved by Delta’s Board prior to the effective time (it being understood that the Board’s approval of Buyer’s nominee may not be unreasonably withheld);

•	intends to maintain Delta’s historic levels of community involvement, charitable contributions, low income funding, and economic development efforts in Delta’s current operating areas;

•	will provide compensation, benefits and severance protection to Delta’s non-executive employees as described below under “The Merger Agreement-Employee Matters”; and

•
will, prior to the effective time, enter into discussions with each of Delta’s five executive officers regarding mutually agreeable terms for such executive officers to continue to provide services to the surviving corporation following the merger, with the objective being that each executive officer would enter into a new agreement with the surviving corporation for the provision of services following the effective time, if such executive officer is willing to do so.

Access to Information
Delta has agreed that, prior to the effective time of the merger and upon reasonable advance notice, it and its subsidiaries will afford to Buyer and to its directors, officers, employees, accountants, counsel, lenders, professional (including financial) advisors, consultants, agents and other representatives (its “representatives”) reasonable access at reasonable times to Delta’s and its subsidiaries’ personnel, properties, books, contracts and records and will furnish promptly to Buyer or its representatives such information concerning Delta’s and its subsidiaries’ business and properties as Buyer or its representatives may reasonably request. Buyer has agreed that it and its representatives will use commercially reasonable efforts to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Delta and its subsidiaries and that Delta shall not be obligated to provide such access or information if Delta determines, based on advice of counsel, that doing so would violate applicable law or a contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose Delta or its subsidiaries to risk of liability for disclosure of sensitive or personal information. Buyer has further agreed that Delta may reasonably redact any correspondence, filing, submission or communication to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the merger.
Takeover Laws
The Company has agreed under the merger agreement that if any state takeover statute becomes applicable to the merger, Delta and the Board will use reasonable best efforts to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger.
Director and Officer Indemnification and Insurance
Under the merger agreement, Buyer has agreed to, and to cause the surviving corporation to, indemnify each individual who is or was a director or officer of Delta or a subsidiary of Delta at or prior to the effective time of the merger with respect to all acts or omissions by such individual in such capacity at any time prior to the effective time of the merger to the fullest extent permitted by applicable law, and to assume all indemnification, exculpation and similar obligations of Delta and its subsidiaries to such indemnitees as provided in the organizational documents of Delta or its subsidiaries.
At the effective time, the surviving corporation will, and Buyer will cause the surviving corporation to, cause the articles of incorporation and bylaws of the surviving corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the indemnitees no less favorable to the indemnitees than as set forth in Delta organizational documents in effect on the date of the merger agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the indemnitees except as required by applicable law.
Prior to the effective time, Delta will purchase “tail” or “runoff” insurance coverage for a period of six years following the effective time of the merger, that provides directors’ and officers’ liability insurance and fiduciary liability insurance coverage that is not materially less favorable to the insured persons than the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance that were maintained by Delta and its subsidiaries and in effect as of the date of the merger agreement with respect to matters arising on or before the effective time of the merger. Delta will not be required to pay annual premiums for such policies in excess of 300% of the annual premium currently paid by Delta for such coverage, and should the indicated premium exceed 300% of the annual premiums currently paid by Delta in respect of its directors’ and officers’ liability insurance and fiduciary liability insurance coverage, Delta agrees to promptly notify Buyer and Buyer may elect to pay the excess.

The individuals who are or were directors, officers or employees of Delta or a subsidiary of Delta at or prior to the effective time of the merger are third-party beneficiaries of the provisions described above, and such individuals will have the right to enforce those provisions of the merger agreement.
Employee Matters
For a period of at least one year following the effective time (the “continuation period”), Buyer will provide, or cause to be provided, each transitioning Company employee with annual base salary or base wages, customary annual cash bonus opportunities (subject to the satisfaction of performance criteria determined by Buyer but no less favorable than for other similarly situated employees of Buyer and its subsidiaries) and other employee benefits in the aggregate (excluding any defined-benefit pension, supplemental pension benefits or equity compensation), that, in each case, are no less favorable than those provided to the transitioning Company employees immediately prior to the effective time; provided, however, that annual cash bonus opportunities shall not be required to be provided for performance periods commencing before July 1, 2016 and, if the closing date occurs between July 1, 2017 and June 30, 2018, any annual cash bonus opportunity may be pro-rated based on days of service during such performance period on and after such closing date. For a period of one year following the closing, Buyer will provide severance benefits to transitioning Company employees upon a qualifying termination of employment equal to the greater of (1) the remaining annual base salary or base wages that would have been paid to such employee had such employee remained employed throughout the entire continuation period, (2) three months of such terminated employee’s base salary or wages, as applicable, or (3) one week’s wages or salary, as applicable, for each year of service of such employee to the Company and surviving corporation. Additionally, for the period beginning on the one year anniversary of the closing and ending on the eighteen month anniversary of the closing, Buyer will also provide severance benefits to transitioning Company employees upon a qualifying termination of employment equal to the greater of (1) three months of such terminated employee’s base salary, or (2) one week’s wages or salary, as applicable for each year of service of such employee to the Company and surviving corporation; provided, however, that any Company employee who is covered by an executive officer agreement shall receive the severance payments as set forth in the executive officer agreements in lieu of the above described severance payments and benefits and any Company employee who is eligible to receive benefits or payments under any Buyer severance plan that provides more favorable severance payments and benefits than the benefits described in this paragraph shall receive the more favorable severance payments and benefits pursuant to such Buyer severance plan. Please see the section of this proxy statement entitled “The Merger-Interests of Directors and Executive Officers in the Merger” for a description of the executive officer agreements.
As of the effective time of the merger, for all purposes under Buyer benefit plans (including vesting, eligibility and benefit levels, but not for defined benefit pension accrual or any retiree medical benefits), Company employees will be credited with pre-closing years of service with Delta, its subsidiaries and their respective predecessors, to the same extent as such employees were entitled, immediately prior to the effective time, to credit for such service under Delta’s employee benefit plans as of the effective time. However, pre-closing service will not entitle any Company employee to participate in a frozen or grandfathered Buyer plan or benefit formula that would not be offered to employees first hired by Buyer after the effective time.
With respect to Company employees participating in Buyer benefit plans, waiting periods shall be waived to the extent a Buyer plan is replacing comparable coverage under a Delta employee benefit plan, and Buyer shall use commercially reasonable efforts to cause pre-existing condition exclusions and actively-at-work requirements under Buyer plans providing medical, dental, prescription drug or vision benefits to be waived to the extent waived or inapplicable under former Company benefit plans. Buyer shall use commercially reasonable efforts to cause eligible expenses incurred by Company employees under Company benefit plans during the portion of the plan year in which participation in Company plans ends and participation in Buyer plans begins to be taken into account under Buyer benefit plans for purposes of deductibles, coinsurance and maximum out-of-pocket requirements.
Buyer has agreed that it will cause the surviving corporation and its subsidiaries to assume and honor and continue all obligations under Delta’s employee benefit plans and compensation and severance arrangements and agreements, including the officer agreements, in accordance with their terms as in effect immediately before the effective time, including in the case of the officer agreements any “compensation and benefits,” “excise tax make-whole,” “legal fees and expenses,” and “indemnification” provisions therein.
Other Covenants and Agreements
The merger agreement contains additional agreements between Delta and Buyer relating to, among other things, the following:

•	preparation of this proxy statement;

•
furnishing the other party with all information as may be necessary or advisable in connection with this proxy statement or any other state filing notice or application to any third-party or any governmental authority in connection with the merger;

•
keeping the other party apprised of the status of matters relating to the completion of the merger, including promptly notifying the other party of any communication received from any third-party or any governmental entity regarding any regulatory filings in connection with the merger, and notifying the other party of any circumstance, development, change, event or occurrence of which it has knowledge that has had or would reasonably be expected to have a Company material adverse effect or Parent material adverse effect, as the case may be, or any material breach of its representations, warranties or covenants contained in the merger agreement that would reasonably be expected to give rise to the failure of a condition to the obligations of the other party to effect the merger;

•	public announcements;

•	transaction litigation;

•	ensuring exemptions of certain transactions in connection with the merger under Section 16 of the Exchange Act;

•	termination of Delta’s line of credit with Branch Banking & Trust Company;

•	cooperation in connection with obtaining any third party consents that are necessary, proper or advisable to complete the merger; and

•	cooperation in connection with the delisting of Delta’s common stock from Nasdaq.
Conditions to the Merger
The respective obligations of Delta, Buyer and Merger Sub to effect the merger are subject to the satisfaction or (if permissible under applicable law) waiver, on or prior to the closing date, of the following conditions:

•
the approval of the merger agreement by the holders of a majority of the outstanding shares of Delta common stock entitled to vote at the special meeting (including any adjournments or postponements thereof);

•
the expiration or termination of all waiting periods (and any extensions thereof) under the HSR Act and approvals and filings required by, and compliance with other applicable requirements of, the KPSC; and

•
the absence of any laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, injunctions and orders of a governmental authority enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal.

The obligations of Buyer and Merger Sub to effect the merger are further subject to the satisfaction or (if permissible under applicable law) waiver by Buyer or Merger Sub, on or prior to the closing date, of the following additional conditions:

•
each of the representations and warranties of Delta set forth in the merger agreement (other than the representations and warranties of Delta regarding due organization, capitalization and outstanding equity awards, the absence of preemptive rights, authority to execute and deliver the merger agreement and consummate the merger, the inapplicability of Kentucky’s takeover statute, the use of brokers, the absence of a Company material adverse effect and the required approval of Delta’s shareholders) shall be true and correct (without giving effect to any limitation as to materiality or Company material adverse effect set forth therein), except where the failure to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•
each of the representations and warranties of Delta regarding outstanding equity awards, the absence of preemptive rights, the inapplicability of Kentucky’s takeover statute and the use of brokers shall be true and correct in all material respects; and

•
the representations and warranties of Delta regarding due organization, capitalization, the absence of a Company material adverse effect and the required approval of Delta’s shareholders shall be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger as though made at and as of the effective time of the merger, and Buyer shall have received a certificate signed on behalf of Delta by an executive officer of Delta certifying the satisfaction of this condition;

•
Delta’s performance in all material respects of the covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date, and Buyer shall have received a certificate signed on behalf of Delta by an executive officer of Delta certifying the satisfaction of this condition;

•
since the date of the merger agreement, the absence of any circumstance, change, event, development, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect; and

•
no laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, injunctions or orders of any governmental authorities, and none of the regulatory approvals, shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions (including any remedial actions described above under “The Merger Agreement-Efforts to Obtain Regulatory Approvals”), that constitute a burdensome condition (as described above under “The Merger Agreement-Efforts to Obtain Regulatory Approvals”).

The obligation of Delta to effect the merger is further subject to the satisfaction or (if permissible under applicable law) waiver by Delta, on or prior to the closing date, of the following additional conditions:

•
the representations and warranties of Buyer and Merger Sub set forth in the merger agreement shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) as of the date of the merger agreement and as of the effective time of the merger with the same effect as though made on and as of the effective time of the merger (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct has not had and would not reasonably be expected to have a Parent material adverse effect, and Delta shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer certifying the satisfaction of this condition; and

•
Buyer’s and Merger Sub’s performance in all material respects of the covenants and agreements required to be performed by them under the merger agreement at or prior to the closing date, and Delta shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer certifying the satisfaction of this condition.

The receipt or availability of funds or financing is not a condition to the consummation of the merger.
Before the closing, Delta, Buyer and Merger Sub each may waive any of the conditions to their respective obligations to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.
None of Buyer, Merger Sub or Delta may rely on the failure of any closing condition to be satisfied if such failure was primarily caused by such party’s breach of the merger agreement.
Termination of the Merger Agreement
The merger agreement may be terminated upon the mutual written consent of Delta and Buyer.
The merger agreement also may be terminated by either Delta or Buyer if any of the following events occurs:

•	the merger is not consummated on or before December 1, 2017 (the “outside date”), except that:

◦
the outside date may be extended by either Buyer or Delta to a date not later than March 1, 2018 (the “initial extension period”) if, on the outside date, all conditions to closing other than those relating to (1) regulatory approvals, (2) the absence of any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, injunction or order of a governmental authority preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal, or (3) the absence of a burdensome condition, have been satisfied;

◦
the outside date may be extended by Delta to a date not later than June 1, 2018 if, on the date that is the last day of the initial extension period, all conditions to closing other than those relating to the absence of any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, injunction or order of a governmental authority preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal have been satisfied;

◦
a party does not have this right to terminate the merger agreement due to the occurrence of the outside date or to extend the outside date if such party is in breach of the merger agreement and such breach has primarily caused or resulted in either (i) the failure to satisfy the conditions to its obligation to consummate the merger set forth in the merger agreement prior to the outside date or (ii) the failure of the closing to have occurred prior to the outside date;

•
if any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, injunction or order of a governmental authority enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any ruling, decree, judgment, injunction or order of any governmental authority (each, a “restraint”), shall have become final and non-appealable; provided, however, that the right to terminate the merger agreement in such situation shall not be available to a party if the issuance of such final, non-appealable restraint was primarily due to a breach by such party of any of its covenants or agreements under the merger agreement, including the obligations described above under “The Merger Agreement-Efforts to Obtain Regulatory Approvals”;

•	Delta shareholder approval is not obtained at a duly convened shareholders meeting (including any adjournments or postponements thereof); or

•
the other party breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure (1) would give rise to the failure of the applicable condition to the non-breaching party’s obligation to consummate the merger, and (2) cannot be cured by the breaching party by the outside date or, if capable of being cured, is not cured within 30 days following receipt of written notice from the non-breaching party stating the non-breaching party’s intention to terminate the merger agreement for such breach or failure and the basis for such termination. A party does not have the right to terminate the merger agreement in these circumstances if such party is then in material breach of the merger agreement.

Buyer also may terminate the merger agreement if, prior to the receipt of Delta shareholder approval: (1) the Board makes a change of recommendation, (2) the Board or any committee thereof approves, or recommends that the shareholders approve, any takeover proposal, or (3) the Company enters into a definitive agreement accepting any takeover proposal.
The Company also may terminate the merger agreement if, prior to the receipt of Delta shareholder approval, the Board makes a change of recommendation in accordance with the applicable provisions of the merger agreement (described above under “The Merger Agreement-No Solicitation by Delta” and “The Merger Agreement-Changes in the Board’s Recommendation”) and concurrently enters into a binding definitive agreement with respect to such superior proposal, but only if Delta pays the termination fee to Buyer prior to or substantially concurrently with such termination of the merger agreement.
Termination Fees
The Company will be required to pay to Buyer a termination fee equal to $4,340,000 if:

•
Buyer terminates the merger agreement in response to (1) the Board (or a duly authorized committee thereof) making a change of recommendation, (2) the Board (or a duly authorized committee thereof) approving, or recommending that the shareholders approve, any takeover proposal, or (3) the Company entering into a definitive agreement accepting any takeover proposal;

•	Delta terminates the merger agreement prior to receipt of Delta shareholder approval as a result of a change of recommendation with respect to a superior proposal; or

•	both of the following circumstances occur:

◦	the merger agreement is terminated:

▪
by Buyer or Delta at the outside date and, after the date of the merger agreement but prior to the termination of the merger agreement, a takeover proposal has been publicly disclosed or made to Delta and not withdrawn at least three business days prior to the shareholder meeting;

▪
by Buyer or Delta as a result of Delta shareholder approval not being obtained and, after the date of the merger agreement but prior to the date of the shareholders meeting, a takeover proposal has been publicly disclosed or made to Delta and not withdrawn at least three business days prior to the shareholder meeting; or

▪
by Buyer as a result of Delta breaching or failing to perform any of its covenants set forth in the merger agreement, which breach or failure to perform would give rise to the failure of the applicable condition to Buyer’s and Merger Sub’s obligations to consummate the merger and, after the date of the merger agreement but prior to the termination of the merger agreement, a takeover proposal has been publicly disclosed or made to Delta and not withdrawn at least three business days prior to the shareholder meeting;

◦
and within 12 months of the date of termination of the merger agreement, Delta enters into a definitive agreement with respect to, or consummates, a takeover proposal (except that for these purposes references to “20%” in the definition of takeover proposal shall be deemed to be references to “50%”).

Buyer will be required to pay to Delta a termination fee equal to $4,340,000 if the merger agreement is terminated by Delta because of Buyer’s material breach of its obligations described above under “The Merger Agreement-Efforts to Obtain Regulatory Approvals” (if, and only if, such breach has primarily caused the failure of any regulatory approval to be obtained) and, at the time of such termination, all of the conditions to closing related to (1) Delta shareholder approval, (2) the absence of legal restraints (except for the failure of such condition to be satisfied primarily caused by a material breach by Buyer or Merger Sub of its obligations described above under “The Merger Agreement-Efforts to Obtain Regulatory Approvals” that has primarily caused the failure of any regulatory approval to be obtained), (3) the performance by Delta of its covenants, (4) the accuracy of Delta’s representations and warranties, and (5) the absence of a Company material adverse effect, have been satisfied.

In the event the termination fee is payable by Delta to Buyer or by Buyer to Delta under the circumstances described above, and such termination fee is paid, the payment of such termination fee will be the sole and exclusive remedy of Buyer and Merger Sub against Delta, or of Delta against Buyer and Merger Sub, as applicable.
Specific Enforcement
The parties to the merger agreement have agreed that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties have agreed that, if for any reason Buyer, Merger Sub or Delta shall have failed to perform its obligations under the merger agreement or otherwise breached the merger agreement, then the party seeking to enforce the merger agreement against such nonperforming party under the merger agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties have further agreed to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity. If any party to the merger agreement brings any claim to enforce specifically the performance of the terms and provisions of the merger agreement when expressly available to such party pursuant to the terms of the merger agreement, the outside date will automatically be extended by the period of time between the commencement of such claim and ten business days following the date on which such claim is fully and finally resolved.
Amendment of the Merger Agreement
At any time prior to the effective time of the merger, the merger agreement may be amended by Delta or Buyer (on behalf of itself and Merger Sub) by written agreement of the parties thereto. However, (1) following receipt of Delta shareholder approval, there shall be no amendment or change to the provisions of the merger agreement which by law would require further approval by the shareholders of Delta without such approval, and (2) after the effective time of the merger, the merger agreement may not be amended or supplemented in any respect.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the Commonwealth of Kentucky, without giving effect to any choice or conflict of laws provision or rule (whether of the Commonwealth of Kentucky or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Kentucky.

LITIGATION RELATED TO THE MERGER
To date, one lawsuit has been filed - Halberstam v. Delta Natural Gas Company, Inc., et al., in state court in Clark County, Kentucky. The complaint alleges, among other things, that the Company's Board of Directors breached its fiduciary duties in relation to the merger, including breaching its fiduciary duty of disclosure in the preliminary proxy statement filed with the SEC. The complaint seeks, among other things, certification as a class action on behalf of all Company shareholders similarly situated and to enjoin the consummation of the merger until the breaches of fiduciary duties are cured. We intend to vigorously defend this complaint and believe it is without merit.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners (1)
The only persons known by us to beneficially own more than five percent of our common stock as of March 31, 2017, are as follow:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)		Percent of Stock (3)
Anita G. Zucker
c/o The Inter Tech Group, Inc.
4838 Jenkins Avenue
North Charleston, SC 29405	431,643	(4)	6.1%

GAMCO Investors, Inc.
One Corporate Center
Rye, NY 10580
Gabelli Funds, LLC	277,000	(5)
Teton Advisors, Inc.	105,000	(5)
	382,000		5.4%

(1)	The only class of stock issued and outstanding is common stock.
(2)
The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(3)	Based on 7,132,470 shares of our common stock outstanding as of March 31, 2017.
(4)	The figures are based on the Schedule 13D filed by Anita G. Zucker on May 12, 2016.
(5)	The figures are based on December 31, 2016 Form 13Fs filed by Gabelli Funds, LLC and Teton Advisors, Inc. on February 10, 2017.

Security Ownership of Management (1)
The following table lists the number of shares of Delta common stock beneficially owned by each director, named executive officer and all directors and executive officers as a group as of  March 31, 2017. Each person has sole voting and investment power over the shares shown in the table except as noted. The address for each person or entity listed in the table is c/o Delta Natural Gas Company, 3617 Lexington Road, Winchester, Kentucky 40391.

Name of Beneficial Owner (2)	Amount and Nature of Beneficial Ownership		Percent of Stock (3)
Linda K. Breathitt (4)	2,383		*
John B. Brown (5)	24,509	(6)(7)	*
Johnny L. Caudill (5)	36,393		*
Jacob P. Cline, III (4)	4,990		*
Sandra C. Gray (4)	7,460		*
Edward J. Holmes (4)	8,407		*
Glenn R. Jennings (4) (5)	108,127		1.5%
Michael J. Kistner (4)	10,736		*
Fred N. Parker (4)	7,349	(8)	*
Brian S. Ramsey (5)	21,771	(6)	*
Rodney L. Short (4)	6,528		*
Arthur E. Walker, Jr. (4)	46,492		*
Matthew D. Wesolosky (5)	16,014	(6)(9)	*
All directors, nominees and officers as a group (13 persons)	301,159		4.2%

*	Less than 1%.
(1)	The only class of stock issued and outstanding is common stock.
(2)
The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(3)	Based on 7,132,470 shares of our common stock outstanding as of March 31, 2017.
(4)	Director.
(5)	Executive Officer.
(6)	The amounts disclosed include unvested shares awarded to executive officers under the Incentive Compensation Plan. Mr. Brown, Mr. Ramsey and Mr. Wesolosky each have 1,333 unvested shares.
(7)	Includes 14,136 shares held jointly with Mr. Brown's spouse.
(8)	Held jointly with Mr. Parker's spouse.
(9)	Includes 328 shares held jointly with Mr. Wesolosky's spouse and children.
DISSENTERS’ RIGHTS

Under Kentucky law, a Delta shareholder entitled to vote on the merger may dissent and obtain payment of the fair value of his or her shares if the shareholders approve the merger proposal and the merger is consummated. Generally, dissenters’ rights are a shareholder’s sole remedy for objecting to the merger. The following summary is not intended to and does not constitute a complete statement or summary of each provision of the Kentucky Revised Statutes relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Subtitle 13 of the Kentucky Business Corporation Act, which is attached as Appendix “B” to this proxy statement. Accordingly, we urge any holder of common stock considering the exercise of his or her right to dissent from the merger to review Appendix “B” carefully and to consult with his or her own legal counsel. Each step must be taken in strict compliance with the applicable provisions of the statutes in order for a holder of Delta common stock to perfect dissenters’ rights.

Perfecting Dissenters’ Rights.
Shareholders, including DRIP participants, have dissenters’ rights regarding the merger. If you, as a Delta shareholder, wish to exercise your dissenters’ rights, then you MUST do the following:

1) Written Notice. Send written notice to Delta BEFORE the special shareholders’ meeting.

•	In the written notice you must state your intent to demand payment for your shares of common stock if the merger is approved.

•	The written notice must be sent to Delta Natural Gas Company, 3617 Lexington Road, Winchester Kentucky 40391; Attention: John B. Brown, Corporate Secretary.
2) Voting at Special Shareholders’ Meeting. Additionally, you CANNOT vote “FOR” the merger at the special shareholders’ meeting. If you return a signed proxy without voting instructions or with instructions to vote “FOR” the merger proposal, your shares will be automatically voted in favor of the merger proposal, which will terminate your right to dissent.

If you do not comply with the two steps above, you will forfeit your right to dissent and receive the fair value of your shares in cash.

If you assert and perfect your dissenters’ rights as described above, you will not receive the merger consideration but will be entitled to receive the “fair value” of your shares of Delta stock in cash as determined in accordance with the Kentucky Business Corporation Act.

Dissenters’ Notice.
If the merger is approved and if you followed the 2-steps above, then Delta or Buyer will send you a written notice explaining the additional procedures you must take in order to receive payment. This notice will be sent to you within 10 days following the special shareholders’ meeting. The dissenters’ notice will (1) state where the shareholder must send a demand for payment and where and when his or her share certificates must be deposited if such shares are not held in book-entry format, (2) enclose a form for demanding payment to be completed by the dissenter and returned to either Delta or Buyer, which form will require the shareholder to certify whether or not he or she beneficially owned the shares prior to February 21, 2017 (the date of the first announcement to the public of the merger), (3) establish the date (not less than 30 nor more than 60 days after the delivery of the dissenters’ notice) by which Delta or Buyer must receive the demand for payment from the shareholder, and (4) enclose a copy of Subtitle 13 of the Kentucky Business Corporation Act. After a shareholder receives the dissenters’ notice, he or she must deliver the demand for payment and, if his or her shares are not held in book-entry format, deposit his or her shares in accordance with the dissenters’ notice or he or she will no longer be entitled to payment under Subtitle 13 and will instead receive the appropriate merger consideration under the merger agreement.

Payment.
Following the merger and upon receipt of a properly executed and completed demand for payment, accompanied by such shareholder’s share certificates, Delta will send payment to each dissenting shareholder of the amount Delta estimates to be the fair value of the dissenter’s shares as of the day before the date of the Delta special meeting, excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable), and accrued interest as required by the Kentucky Business Corporation Act. The payment will be accompanied by a statement of Delta’s estimate of the fair value of the shares, an explanation of how interest was calculated along with the balance sheet of Delta as of the end of the most recent fiscal year, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements. In addition, the dissenter will be informed of his or her right to demand payment according to the dissenter’s own estimate of the fair value of such shares.

Neither Delta nor Buyer is required to send payment as described above to a dissenter who was not a beneficial owner of the shares prior to February 21, 2017 (the time of the first public announcement of the merger), but rather may offer to purchase the shares based on Delta’s estimate of their fair value plus accrued interest. Any such owner must either accept that amount in full satisfaction or proceed with the exercise of his dissenters’ rights.

Procedure if Shareholder Is Dissatisfied with Payment.
Within 30 days after Delta has delivered payment based upon its estimate of fair value, a dissenting shareholder may notify Delta of his or her own estimate of the fair value of the shares and the amount of interest due and demand payment of the balance due under such shareholder’s estimate.

If an agreement is not reached as to the fair value of the shares, Delta must file a petition in the Circuit Court of Clark County, Kentucky, within 60 days after receiving the dissenter’s payment demand for the balance due such shareholder under his or her estimate of fair value. The petition must request the court to determine the fair value of the shares and the accrued interest. If Delta fails to institute such a proceeding within 60 days, it will be required to pay each dissenter whose demand remains unsettled the amount demanded.

Litigation.
Each dissenting shareholder who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds any amount paid by Delta. In an appraisal proceeding, the Clark County Circuit Court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess costs against Delta except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows: (1) against Delta, and in favor of any of the dissenters if the court finds Delta did not substantially comply with the statutory requirements set forth in Subtitle 13 of the Kentucky Business Corporation Act, or (2) against a dissenter or against Delta in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subtitle 13 of the Kentucky Business Corporation Act. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Delta, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who benefited.

If Merger Is Not Consummated.
If for whatever reason the merger is not consummated within 60 days after the deadline for demanding payment and depositing certificates, Delta must return all deposited shares. If Delta fails to do so, a dissenter may nevertheless proceed with the exercise of his or hers dissenters’ rights.

Dissent by Nominees and Beneficial Owners.
A record shareholder may dissent as to less than all of the shares registered in his or her name only if the shareholder dissents with respect to all of the shares beneficially owned by any one person and notifies Delta in writing of the name and address of each person on whose behalf the shareholder is asserting dissenters’ rights. In that event, the dissenters’ rights process will operate as if the shares as to which the shareholder has dissented and the shareholder’s other shares were registered in the names of different shareholders.

A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if he or she submits to Delta the record shareholder’s written consent to the dissent no later than the time the beneficial shareholder asserts dissenters’ rights, and dissents as to all shares of which he is the beneficial owner or over which he has the power to direct the vote.

YOU SHOULD BE AWARE THAT FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF SUBCHAPTER 13 OF THE KENTUCKY BUSINESS CORPORATION ACT WILL RESULT IN A LOSS OF ALL DISSENTERS’ RIGHTS AND RESULT IN YOUR BEING BOUND BY THE AGREEMENT AND PLAN OF MERGER.

MARKET PRICE AND DIVIDEND INFORMATION
Delta’s common stock trades on Nasdaq Global Markets under the symbol “DGAS.” The table below provides the high and low sales prices of Delta’s common stock for the periods indicated, as reported by Nasdaq.

	High	Low
Year ending June 30, 2017

Third quarter	$30.85	$25.00
Second quarter	$31.29	$22.06
First quarter	$27.36	$23.19

Year ended June 30, 2016

Fourth quarter	$28.22	$22.11
Third quarter	$23.70	$20.83
Second quarter	$21.38	$20.26
First quarter	$20.75	$19.96

Year ended June 30, 2015

Fourth quarter	$20.84	$19.39
Third quarter	$21.39	$19.10
Second quarter	$21.54	$19.50
First quarter	$22.58	$19.50
Delta has historically paid quarterly cash dividends on its common stock and the last dividend was paid on March 15, 2017. Under the terms of the merger agreement, Delta may continue paying its regular quarterly cash dividends (when and if declared by the Board and as may be increased by no more than $0.01 per year), without the prior written consent of Buyer.
On February 17, 2017, the last trading day prior to the Board’s approval of the merger agreement, the reported closing price for Delta’s common stock was $26.15 per share. On April 17, 2017, the latest practicable trading date before the filing of this proxy statement, the reported closing price for Delta’s common stock was $30.32. You are encouraged to obtain current market quotations for shares of Delta common stock in connection with voting your shares of Delta common stock.
As of the close of business on the record date, there were 7,133,022 shares of Delta common stock outstanding and entitled to vote. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Delta is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.
We will make available a copy of the documents we file with the SEC on the “Investors” section of our website at www.Deltagas.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by contacting Delta Natural Gas Company, Attention: John B. Brown, Corporate Secretary at (859) 744-6171, or by emailing jbrown@deltagas.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the SEC on
August 26, 2016;

•	our Definitive Proxy Statement filed on September 22, 2016;

•	our Quarterly Report on Form 10-Q for the period ended September 30, 2016, filed on November 4, 2016;

•	our Current Report on Form 8-K filed on November 18, 2016;

•	our Quarterly Report on Form 10-Q for the period ended December 31, 2016, filed on February 3, 2017;

•	our Current Report on Form 8-K filed on February 21, 2017;

•	our Additional Definitive Proxy Soliciting Materials filed on February 22, 2017 (two reports); and

•	our Additional Definitive Proxy Soliciting Materials filed on March 6, 2017.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.
We have not authorized anyone to give you any information or to make any representation about the proposed merger or Delta that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

APPENDIX “A”

AGREEMENT AND PLAN OF MERGER

among

DELTA NATURAL GAS COMPANY, INC.,

PNG COMPANIES LLC,

and

DRAKE MERGER SUB INC.

Dated: February 20, 2017

TABLE OF CONTENTS

ARTICLE I	THE MERGER 2

Section 1.1	The Merger 2

Section 1.2	Closing 2

Section 1.3	Effective Time 2

Section 1.4	Effects of the Merger 2

Section 1.5	Articles of Incorporation and Bylaws of the Surviving Corporation 2

Section 1.6	Directors and Officers of the Surviving Corporation 3

Section 1.7	Post-Merger Commitments 3

Section 1.8	Plan of Merger 4

ARTICLE II	EFFECT OF THE MERGER ON CAPITAL STOCK 4

Section 2.1	Effect on Capital Stock 4

Section 2.2	Exchange of Certificates 5

Section 2.3	Treatment of Equity Awards 7

Section 2.4	Termination of DRIP 9

Section 2.5	Adjustments 9

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 10

Section 3.1	Organization, Standing and Corporate Power 10

Section 3.2	Capitalization 11

Section 3.3	Authority; Non-contravention 12

Section 3.4	Governmental Approvals 13

Section 3.5	Company SEC and Regulatory Filings 14

Section 3.6	Absence of Undisclosed Liabilities 15

Section 3.7	Absence of Certain Changes 15

Section 3.8	Legal Proceedings 16

Section 3.9	Compliance With Laws; Permits 16

Section 3.10	Tax Matters 16

Section 3.11	Employee Benefits Matters 18

Section 3.12	Environmental Matters 20

Section 3.13	Intellectual Property 22

Section 3.14	Takeover Statutes; Rights Plan 22

Section 3.15	Properties 22

Section 3.16	Contracts 23

Section 3.17	Labor 24

Section 3.18	Opinion of Financial Advisor 25

Section 3.19	Brokers and Other Advisors 25

Section 3.20	Company Shareholder Approval 25

Section 3.21	Intentionally Omitted 26

Section 3.22	Insurance 26

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ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB 26

Section 4.1	Organization, Standing and Corporate Power 26

Section 4.2	Authority; Non-contravention 27

Section 4.3	Governmental Approvals 27

Section 4.4	Brokers and Other Advisors 28

Section 4.5	Ownership and Operations of Merger Sub 28

Section 4.6	Sufficient Funds 28

Section 4.7	Share Ownership 28

Section 4.8	Legal Proceedings 28

Section 4.9	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans 29

ARTICLE V	COVENANTS 29

Section 5.1	Conduct of Business 29

Section 5.2	Preparation of the Proxy Statement; Shareholders Meeting 33

Section 5.3	No Solicitation; Change in Recommendation 35

Section 5.4	Reasonable Best Efforts 40

Section 5.5	Public Announcements 43

Section 5.6	Access to Information; Confidentiality 44

Section 5.7	Takeover Laws 44

Section 5.8	Indemnification and Insurance 45

Section 5.9	Transaction Litigation 46

Section 5.10	Section 16 of the Exchange Act 46

Section 5.11	Employee Matters 46

Section 5.12	Merger Sub and Surviving Corporation 49

Section 5.13	No Control of Other Party’s Business 49

Section 5.14	Stock Exchange Delisting; Exchange Act Deregistration 49

Section 5.15	Advice of Changes 49

Section 5.16	Consents relating to Company’s Existing Indebtedness 50

Section 5.17	Bank Line of Credit Termination 50

Section 5.18	Third Party Consents 50

ARTICLE VI	CONDITIONS PRECEDENT 51

Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger 51

Section 6.2	Conditions to Obligations of Parent and Merger Sub 51

Section 6.3	Conditions to Obligations of the Company 52

Section 6.4	Frustration of Closing Conditions 53

ARTICLE VII	TERMINATION 53

Section 7.1	Termination 53

Section 7.2	Effect of Termination 55

Section 7.3	Termination Fee 55

ARTICLE VIII	MISCELLANEOUS 58

Section 8.1	No Survival of Representations and Warranties 58

Section 8.2	Fees and Expenses 58

A-ii

Section 8.3	Amendment or Supplement 58

Section 8.4	Waiver 58

Section 8.5	Assignment 58

Section 8.6	Counterparts 59

Section 8.7	Entire Agreement; Third-Party Beneficiaries 59

Section 8.8	Governing Law; Jurisdiction 59

Section 8.9	Specific Enforcement 60

Section 8.10	WAIVER OF JURY TRIAL 60

Section 8.11	Notices 61

Section 8.12	Attorneys’ Fees 62

Section 8.13	Severability 62

Section 8.14	Transfer Taxes 62

Section 8.15	Definitions 62

Section 8.16	Interpretation 72

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into effective as of February 20, 2017, by and among PNG Companies LLC, a Delaware Limited Liability Company (“Parent”), Drake Merger Sub Inc., a Kentucky corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and Delta Natural Gas Company, Inc., a Kentucky corporation (the “Company”) (Parent, Merger Sub, and Company are sometimes referred to as a “Party” or as the “Parties”).
R E C I T A L S:
A.    The Parties intend that, at the Effective Time, Merger Sub will, in accordance with the Kentucky Business Corporation Act, Kentucky Revised Statutes Chapter 271B (the “Act”), merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in this Agreement.
B.    The board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its shareholders for the Company to enter into this Agreement, (b) adopted the plan of merger set forth in this Agreement and approved the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the consummation of the Merger on the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Act), and (c) resolved to submit this Agreement to the Company’s shareholders and recommend that the Company’s shareholders approve this Agreement and the plan of merger set forth in this Agreement.
C.    The board of directors of Parent has (a) determined that it is in the best interests of Parent and its shareholders for Parent to enter into this Agreement and (b) approved Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the consummation of the Merger on the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Act).
D.    The board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its sole shareholder for Merger Sub to enter into this Agreement, (b) adopted the plan of merger set forth in this Agreement and approved Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the consummation of the Merger on the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Act), and (c) resolved to submit this Agreement to the Merger Sub’s sole shareholder and recommend that Parent, in its capacity as Merger Sub’s sole shareholder, approve this Agreement and the plan of merger set forth in this Agreement.
E.    Parent, as the sole shareholder of Merger Sub, has approved this Agreement by written consent.
F.    Parent, Merger Sub and the Company each make certain representations, warranties, covenants and agreements as set forth in this Agreement for purposes of the Merger.

A G R E E M E N T S:
IN CONSIDERATION of the recitals, representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Parent, Merger Sub and the Company, intending to be legally bound, agree as follows:
Article I
THE MERGER
Section 1.1    The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the Act, at the Effective Time Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (in such capacity, sometimes referred to as the “Surviving Corporation”) and shall become, as a result of the Merger, a direct, wholly-owned subsidiary of Parent.
Section 1.2    Closing. The consummation of the Merger (the “Closing”) shall take place at the offices of Stoll Keenon Ogden PLLC, 300 West Vine Street, Suite 2100, Lexington, Kentucky 40507 at 10:00 a.m. (local time) on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date and at such other time or place as agreed in writing by Company, Parent and Merger Sub (the date on which the Closing occurs is referred to herein as the “Closing Date.”)
Section 1.3    Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Surviving Corporation shall file with the Kentucky Secretary of State (the “KYSOS”) articles of merger (the “Articles of Merger”) executed in accordance with, and containing such information as is required by, KRS Section 271B.11-050 and, on or after the Closing Date, shall make all other filings or recordings required under the Act to effectuate the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the KYSOS or at such later time as is permissible under the Act and is specified in the Articles of Merger (the time the Merger becomes effective being herein referred to as the “Effective Time”).
Section 1.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger, and the applicable provisions of the Act.
Section 1.5    Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation and bylaws of the Company, in each case as in effect immediately prior to the Effective Time (the “Company Charter Documents”), shall be amended as of the Effective Time to be in the form of (except for any changes necessary to comply with Section 5.8 and, to the extent not inconsistent with any of the foregoing, such other changes as Parent deems necessary or appropriate) the articles of incorporation and bylaws of the Merger Sub as of the date hereof and as so amended shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8).

Section 1.6    Directors and Officers of the Surviving Corporation.
(a)    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
(b)    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, to serve until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
Section 1.7    Post-Merger Commitments. Parent hereby confirms that, subject to the occurrence of the Effective Time, it:
(a)    intends to maintain the Surviving Corporation’s headquarters in Winchester, Kentucky following the Closing;
(b)    intends to operate the Surviving Corporation under the name “Delta Natural Gas” and use the Company’s current logo following the Closing;
(c)    intends to maintain the Company’s historic levels of community involvement, charitable contributions, low income funding, and economic development efforts in the Company’s current operating areas; and
(d)    will provide compensation, benefits and severance protection to non-executive employees of the Company as provided in Section 5.11(a).
Parent further confirms that, prior to the Effective Time, it will enter into discussions with each of the Company’s five (5) executive officers regarding mutually agreeable terms for such executive officers to continue to provide services to the Surviving Corporation following the Effective Time, with the objective being that each executive officer would enter into a new agreement with the Surviving Corporation for the provision of services following the Effective Time, if such executive officer is willing to do so.

Section 1.8    Plan of Merger. Article I, Article II and, solely to the extent necessary under the Act, the other provisions of this Agreement shall constitute a “plan of merger” within the meaning and for the purposes of the Act.
ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK
Section 2.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of common stock of the Company (“Company Common Stock”) or any shares of common stock of Merger Sub:
(a)    Common Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
(b)    Cancellation of Parent-Owned Stock. Any shares of Company Common Stock that are owned by Parent, Merger Sub or any of their respective Subsidiaries, in each case immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)    Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than Dissenting Shareholder Shares and shares to be canceled in accordance with Section 2.1(b)) shall be converted automatically into and shall thereafter represent solely the right to receive an amount in cash equal to Thirty and 50/100ths Dollars ($30.50), without interest (the “Merger Consideration”), payable in accordance with Section 2.2. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders immediately prior to the Effective Time of shares of Company Common Stock represented by certificates (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.2(b) or Section 2.3(e) (subject to any applicable withholding Tax).
(d)    Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time that are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands payment of the fair value of such shares pursuant to, and complies in all respects with, the provisions of Subtitle 13 of the Act (the “Dissenting Shareholder Shares”, and each shareholder holding Dissenting Shareholder Shares, a “Dissenting Shareholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such Dissenting Shareholder shall be entitled to receive such consideration (and only such consideration) as may be determined to be due to such Dissenting Shareholder pursuant to Subtitle 13 of the Act (and as of the Effective Time, such Dissenting Shareholder Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the rights set forth in Subtitle 13 of the Act), unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost rights to payment under Subtitle 13 of the Act. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Shareholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(a), subject to any applicable withholding Tax. The Company shall give Parent: (i) prompt notice of any written demands for payment of the fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the Act and received by the Company relating to shareholders’ dissenters’ rights under Subtitle 13 of the Act; and (ii) the opportunity to participate in and to direct all negotiations and proceedings with respect to demands for payment of fair value under Subtitle 13 of the Act. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands for payment or settle or offer to settle any such demands for payment.
Section 2.2    Exchange of Certificates.
(a)    Paying Agent; Investment by Paying Agent of Funds. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration and enter into an agreement reasonably acceptable to the Company with the Paying Agent relating to the services to be performed by the Paying Agent. Parent shall deposit, or cause to be deposited, the aggregate Merger Consideration with respect to all shares of Company Common Stock (other than Dissenting Shareholder Shares, Company Restricted Shares and shares to be canceled in accordance with Section 2.1(b)) with the Paying Agent at or prior to the Effective Time. The aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to holders of shares of Company Common Stock and as reasonably directed by Parent, be invested by the Paying Agent in (i) short-term commercial paper obligations of issuers organized under the Laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000, or in mutual funds investing in such assets or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the funds held by the Paying Agent for purposes of paying the Merger Consideration. No investment or investment losses resulting from such investment by the Paying Agent of the aggregate Merger Consideration shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II, and Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.2(a). No investment by the Paying Agent of the aggregate Merger Consideration shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, Parent agrees to make available to the Paying Agent, from time to time as needed, additional cash to pay the Merger Consideration as contemplated by this Article II without interest.
(b)    Payment Procedures. As promptly as practicable after the Effective Time (but in no event more than two (2) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration, for each share of Company Common Stock surrendered, and any Certificates surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the Person requesting such exchange present proper evidence of transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time at and after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.
(c)    Transfer Books; No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Except as otherwise provided for herein or by applicable Law, from and after the Effective Time the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration, or, in the case of Dissenting Shareholders, fair value under Subtitle 13 of the Act. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
(d)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.
(e)    Termination of Fund. At any time following the date that is six (6) months after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f)    No Liability. Notwithstanding any other provision of this Agreement, none of Parent, the Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any applicable provision of state, local or foreign Law related to Taxes. To the extent amounts are so withheld and timely paid over to the appropriate Taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Parent shall instruct the Paying Agent to take into account any validly completed and duly executed Forms W-8 or W-9 received from any holder in order to determine whether such holder is eligible for an exemption from or reduction of any deduction or withholding for Taxes otherwise required under this Section 2.2(g).
Section 2.3    Treatment of Equity Awards.
(a)    Company Performance Share Awards.
(i)    Performance Period Ends June 30, 2017 and Has Not Ended. Immediately prior to the Effective Time, each Company Performance Share Award that is outstanding and for which the applicable performance period ends on June 30, 2017 and has not ended, shall, as of the Effective Time, be converted into a number of Company Restricted Shares equal to (i) that number of shares of Company Restricted Shares to which the holder of such Company Performance Share Award would have been entitled assuming the Targeted Performance Objective (as defined in the applicable award agreement) is achieved, and such Company Restricted Shares shall immediately thereafter (i) vest in full, (ii) be deemed to constitute fully vested shares of Company Common Stock, and (iii) be converted into, and canceled in exchange for, the right to receive the Merger Consideration pursuant to Section 2.1(c).
(ii)    Performance Period Ended June 30, 2017 But Company Performance Share Awards Have Not Settled. Immediately prior to the Effective Time, each Company Performance Share Award that is outstanding and for which the applicable performance period ended on June 30, 2017, but which as at the Effective Time has not been settled, shall, as of the Effective Time, be converted into that number of shares of Company Restricted Shares to which the holder of such Company Performance Share Award would be entitled based on the actual Performance Objective achieved for such performance period, as provided in the applicable award agreement, but with such actual performance determined after eliminating the effects of any third-party expenses incurred as a result of the Transactions, and such Company Restricted Shares shall immediately thereafter (A) vest in full, (B) be deemed to constitute fully vested shares of Company Common Stock, and (C) be converted into, and canceled in exchange for, the right to receive the Merger Consideration pursuant to Section 2.1(c).
(iii)    Performance Period Ends June 30, 2018 and Has Not Ended. Immediately prior to the Effective Time, each Company Performance Share Award that is outstanding and for which the applicable performance period ends on June 30, 2018 (the “2018 Performance Period”) and has not ended, shall, as of the Effective Time, be converted into a number of Company Restricted Shares equal to (i) that number of shares of Company Restricted Shares to which the holder of such Company Performance Share Award is entitled based on the actual Performance Objective achieved for the shortened performance period that occurs prior to the Effective Time, as provided in the applicable award agreement, but with such actual performance determined after eliminating the effects of any third-party expenses incurred as a result of the Transactions, multiplied by (ii) a fraction, the numerator of which shall be the number of days that have elapsed from June 30, 2017 through and including the Effective Time, and the denominator of which shall be 365, and such Company Restricted Shares shall immediately thereafter (i) vest in full, (ii) be deemed to constitute fully vested shares of Company Common Stock, and (iii) be converted into, and canceled in exchange for, the right to receive a cash payment from the Company equal to the Merger Consideration.

(b)    Company Restricted Shares. Each Company Restricted Share that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, (i) vest in full, (ii) be deemed to constitute fully vested shares of Company Common Stock, and (iii) be converted into, and canceled in exchange for, the right to receive the Merger Consideration pursuant to Section 2.1(c).
(c)    Accumulated Dividends. Immediately prior to the Effective Time, the Company shall distribute any Accumulated Dividends to the applicable holders of Company Restricted Shares.
(d)    Withholding. The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Performance Share Awards, Company Restricted Shares, or Accumulated Dividends such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local, or foreign Law related to Tax, and the Surviving Corporation shall timely make any required filings and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holder of Company Performance Share Awards, Company Restricted Shares, or Accumulated Dividends in respect of which such deduction and withholding was made by the Surviving Corporation.
(e)    Funding. No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.3.
(f)    Board Action. At or prior to the Effective Time, the Board of Directors of the Company and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.3.

Section 2.4    Termination of DRIP. The Company shall take all actions necessary to terminate its Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “DRIP”) following the last regular quarterly dividend prior to the Closing Date (the “Final Exercise Date”). No further purchase right under the DRIP will be granted or exercised under the DRIP after the Final Exercise Date. The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the DRIP in accordance with the DRIP.
Section 2.5    Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company (or any other securities convertible or exchangeable therefor) shall occur as a result of any reclassification, reorganization, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or distribution of securities convertible into or exchangeable for shares of capital stock of the Company) with a record date during such period, or any similar event, the Merger Consideration shall be equitably adjusted; provided, however, that nothing in this Section 2.5 shall be deemed to permit or authorize any Party hereto to effect any such change that it is not otherwise authorized or permitted to undertake under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth with specific references to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained in Article V (regardless if the particular Section or subsection in Article III or Article V contains a specific reference to the Company Disclosure Schedule), except that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to all other sections or subsections thereof to the extent that the relevance of such information is reasonably apparent) or (b) as expressly set forth in any of the Company SEC Documents publicly available at least twenty-four (24) hours prior to the date of this Agreement, and to the extent reasonably apparent from the disclosures therein, but excluding in the case of this clause (b) any risk factor disclosure under the headings “Risk Factors” or “Forward Looking Statements,” the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1    Organization, Standing and Corporate Power.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Kentucky. The Company is not, and is not required to be, qualified to do business as a foreign corporation under the laws of any other state or jurisdiction (other than Tennessee), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Company Charter Documents as in effect on the date of this Agreement.
(a)    Section 3.1(b) of the Company Disclosure Schedule sets forth an accurate and complete list of: (i) each Subsidiary of the Company, together with the jurisdiction of organization or incorporation, as the case may be, of each Subsidiary of the Company, (ii) the jurisdictions in which each such Subsidiary of the Company is qualified to do business as a foreign corporation or other legal entity and (iii) the directors and officers of the each Subsidiary of the Company, as of the date of this Agreement. Each Subsidiary of the Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of the jurisdiction of its organization or formation (as applicable), except in each case where the failure to be so duly organized and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, security interests of any kind or nature whatsoever and transfer restrictions, except for such transfer restrictions as are contained in the articles of incorporation, bylaws and limited liability company agreements (or any equivalent constituent documents) of such Subsidiary, each of which restrictions is set forth on Section 3.1(b) of the Company Disclosure Schedule, or for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) and other applicable Laws. Except for its interests in the Subsidiaries of the Company, the Company does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. The Company has made available to Parent true and complete copies of the articles of incorporation, bylaws and limited liability company agreements (or equivalent constituent documents) of each Subsidiary of the Company as in effect on the date of this Agreement.
(b)    Each of the Company and its Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as it is now being conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.2    Capitalization.
(a)    The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $1.00 per share, and 312,500 shares of Preferred Stock, par value $10.00 per share (the “Company Preferred Stock”). At the close of business on February 15, 2017, (i) 7,128,472 shares of Company Common Stock were issued and outstanding (including 3,999 Company Restricted Shares), (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) Company Performance Share Awards with respect to an aggregate of 41,000 shares of Company Common Stock based on achievement of the maximum performance objective were issued and outstanding, and (iv) 750,902 shares of Company Common Stock were reserved and available for issuance under the Company Incentive Plan.
(a)    All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the settlement of Company Performance Share Awards, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or antidilutive rights, purchase option, call option, right of first refusal, subscription right, restrictions on transfer (other than restrictions under applicable federal, state and other securities laws) or Liens (other than Permitted Liens). There are no outstanding obligations of the Company or any of its Subsidiaries affecting the voting rights of, requiring the repurchase, redemption or disposition of, or requiring the registration for sale of any shares of Company Common Stock or other Equity Securities in the Company or any Subsidiary of the Company. Except (x) as set forth in Section 3.2(b) of the Company Disclosure Schedule, (y) as set forth in Section 3.2(a), or (z) pursuant to the terms of this Agreement, as of the date hereof there are not, and are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Subsidiary of the Company to issue, deliver or sell, or to cause to be issued, delivered or sold, (i) any capital stock or other equity securities of the Company or any Subsidiary of the Company or any securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Subsidiary of the Company. (ii) any warrants, calls, options, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or other rights to acquire from the Company or any Subsidiary of the Company, or any other commitments, Contracts, arrangements, undertakings or obligations of any kind of the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, or any rights convertible or exchangeable for equity securities of, the Company or any Subsidiary of the Company or (iii) any warrants, calls, options, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights occurring to holders of Company Common Stock (the items specified in the foregoing clauses (i), (ii) and (iii) are referred to, collectively, as “Equity Securities”). Except pursuant to the Company Plans, there are not any outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities. There is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Since the close of business on January 31, 2017, the Company has not issued any shares of its capital stock or other Equity Securities or securities convertible into or exchangeable for capital stock or other Equity Securities of the Company.
(b)    Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Performance Share Award and each Company Restricted Share outstanding as of the date of this Agreement, including for each award (i) the name of the holder of such award, (ii) the grant date of such award, (iii) the number of shares covered by such award (with such number of shares based on the achievement of the Maximum Performance Objective (as such term is defined in the applicable award agreement) for each Company Performance Share Award for which the applicable performance period has not ended as of the date of this Agreement, (iv) the number of shares covered by such award that are vested, and (v) the vesting schedule for unvested shares covered by such award.
Section 3.3    Authority; Non-contravention.
(a)    The Company has requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval and the Required Statutory Approvals, to perform its obligations hereunder and to consummate the Transactions. The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) determining that this Agreement and the Transactions, including, without limitation, the Merger, are in the best interests of the Company and its shareholders, (ii) approving this Agreement and the plan of merger set forth in this Agreement and the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, and (iii) resolving to recommend that the shareholders of the Company approve this Agreement and the plan of merger set forth in this Agreement and directing that this Agreement be submitted to the shareholders of the Company for approval at a duly held meeting of such shareholders for such purpose (the “Company Board Recommendation”). As of the date of this Agreement, such resolutions have not been amended, modified or withdrawn. Except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions and the execution and delivery by the Company of this Agreement and consummation by the Company of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate action, subject to obtaining the Company Shareholder Approval . This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
(b)    The execution and delivery of this Agreement by the Company does not, and neither the consummation by the Company of the Transactions nor compliance by the Company with any of the terms or provisions hereof will, (i) assuming the Company Shareholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or organizational documents of any Subsidiary of the Company, (ii) assuming that each of the consents, authorizations, approvals and permits described in Section 3.4 and the Company Shareholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied or duly waived) and each of the filings and notifications described in Section 3.4 are made and any applicable waiting periods referred to therein have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) except as set forth in Section 3.3(b)(iii) of the Company Disclosure Schedule, require any consent or approval under, violate, conflict with, result in any breach of or loss of any benefit under, or constitute a default (with or without notice or lapse of time, or both) or change of control under, or result in any, or give to others any right of, termination vesting, amendment, acceleration or cancellation of, or result in any right of first refusal under, any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound, under any Company Permit, or result in the creation of a Lien (other than any Permitted Lien), upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.4    Governmental Approvals. Except for (a) the filing with the SEC of a proxy statement, in preliminary and definitive form, relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of Nasdaq in connection with this Agreement and the Merger, (b) the filing of the Articles of Merger with the KYSOS pursuant to the Act, (c) approvals or filings (including notice filings) required under, and compliance with other applicable requirements of, the PSC (such approvals and filings described in this clause (c), the “Required Statutory Approvals”), (d) the approvals or filings set forth on Section 3.4(d) of the Company Disclosure Schedule, and (e) filings required under, and compliance with other applicable requirements of, the HSR Act, no material consents, authorizations, Orders, licenses, permits or approvals of, or filings (including notice filings), declarations or registrations with, any Governmental Authority are required to be obtained or made by the Company or any Subsidiary of the Company in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions.

Section 3.5    Company SEC and Regulatory Filings.
(a)    The Company has filed with or furnished to the SEC, on a timely basis, all registration statements, prospectuses, reports, schedules, forms, statements, proxy statements and other documents with the SEC required to be filed or furnished by it under the Securities Act or the Exchange Act, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 1, 2014 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements, reports and documents may have been amended since the date of their filing, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents), or in the case of amendments thereto, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is currently required to file separately any forms, reports or other documents with the SEC.
(a)    Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document (but only amendments, restatements or corrections prior to the date of this Agreement in the case of any Company SEC Document with a filing or effective date prior to the date of this Agreement), as of their respective dates of filing with the SEC, the audited financial statements (consolidated, as applicable) and unaudited interim financial statements (consolidated, as applicable) of the Company included in the Company SEC Documents (i) comply as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X), and (iii) present fairly, in all material respects, the financial position (consolidated, as applicable) of the Company and its Subsidiaries and the results of their operations, cash flows and changes in shareholders’ equity of the Company (consolidated, as applicable), as of each of the dates and for the periods shown, as applicable, in conformity with GAAP.

(b)    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
(c)    All filings required to be made by the Company or any of its Subsidiaries since January 1, 2014 under applicable state Laws specifically governing the regulation of public utilities have been filed or furnished with the applicable Governmental Authority (including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto (collectively, “Regulatory Filings”)), and all such Regulatory Filings complied, in all material respects, as of their respective dates, with all applicable requirements of the applicable Laws, except for Regulatory Filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable Laws have not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.6    Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of any nature which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities (a) reflected, reserved against or provided for on the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2016 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (b) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (c) as contemplated by this Agreement or otherwise arising in connection with the Transactions, or (d) as do not have and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.7    Absence of Certain Changes. From the Balance Sheet Date to the date of this Agreement, (a) except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any circumstance, development, change, event, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect, (c) the Company has not adopted any new employee benefits plan or entered into or materially amended any employee or other executive compensation agreement, and (d) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.8    Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened Claim against the Company or any of its Subsidiaries, nor is there any injunction, Order, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company, nor any of their respective assets or properties, is subject to any continuing investigation by any Governmental Authority.
Section 3.9    Compliance With Laws; Permits.
(a)    The Company and its Subsidiaries are, and have been since January 1, 2014, in compliance with all laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, injunctions and Orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, except for instances of non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company has received any written notice since January 1, 2014 from any Governmental Authority that alleges that the Company or a Subsidiary of the Company is not in compliance in any material respect with any applicable Law, other than with respect to any allegations that have been withdrawn, settled, or otherwise resolved.
(b)    The Company and each of its Subsidiaries holds, and is in compliance with, all licenses, franchises, permits, certificates, approvals, variances, Orders, registrations, clearances and authorizations from Governmental Authorities necessary for the Company and each of its Subsidiaries to own, lease and operate its properties and assets, and to conduct their respective businesses as they are now being conducted (collectively, “Company Permits”), except as would not reasonably be expected to be material to the operation of the business of the Company or any of its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is and since January 1, 2014 has been in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, except where the failure to be in compliance with any Company Permits, or the failure of any Company Permits to be valid or in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except for any such actions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.10    Tax Matters.
(a)    (i) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) each of the Company and its Subsidiaries has duly paid all Taxes that have been incurred or are due from them by Governmental Authorities; (iii) reasonable provision has been made for any liability of the Company or its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, in the Company SEC Documents in accordance with GAAP; (iv) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in the Company SEC Documents; (v) no audit or other administrative or court proceedings are pending or, to the Knowledge of the Company threatened, with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and to the Knowledge of the Company, no notice thereof has been received since January 1, 2014; (vi) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreements or arrangements (other than such an agreement or arrangement (A) exclusively between or among the Company and any of its Subsidiaries or (B) the primary purpose of which is not the allocation or payment of Taxes); (vii) neither the Company nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other similar agreement or ruling related to Taxes; (viii) no extension of time in which any Tax may be assessed or collected by any Governmental Authority has been requested or consented to by the Company or any of its Subsidiaries (other than any extension which is no longer in effect) and neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes pursuant to a waiver that is still in effect; (ix) neither the Company nor any of its Subsidiaries has requested or is presently the beneficiary of any extension of time within which to file any Tax Return; (x) no claim has been made since January 1, 2012 by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns or otherwise pay Taxes that the Company or any of its Subsidiaries is or may be subject to Tax by or otherwise required to file Tax Returns in that jurisdiction; and (xi) no power of attorney granted by or with respect to the Company or any of its Subsidiaries for Taxes is currently in force;
(b)    within the past three (3) years, neither the Company nor any of its Subsidiaries has distributed the stock of any corporation, or had its stock distributed, in a transaction intended to satisfy the requirements of Section 355 of the Code;
(c)    each of the Company and its Subsidiaries has properly and timely withheld or collected and timely paid over to the appropriate Governmental Authority (or each is properly holding for such timely payment) all material amounts of Taxes required to be withheld, collected and paid over by applicable Law;
(d)    neither the Company nor any of its Subsidiaries has engaged in a transaction that constitutes a “reportable transaction” for purposes of Section 6011 of the Code and the applicable treasury regulations promulgated thereunder;
(e)    there are no Liens for Taxes upon any asset of the Company or any of its Subsidiaries other than Permitted Liens (within the meaning of clause (a) of such term);
(f)    neither the Company nor any of its Subsidiaries (i) has been a member of or otherwise filed or been included in a Tax Return of an affiliated, consolidated, combined, unitary, or similar group for Tax purposes (other than the affiliated group (within the meaning of Section 1504 of the Code) of which the Company is the common parent); or (ii) has incurred any material liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), by Contract, under applicable Law, or otherwise;
(g)    since July 1, 2011, neither the Company nor any of its Subsidiaries has made, changed or revoked, or permitted to be made, changed or revoked, any material election or method of accounting with respect to Taxes and is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax Law by reason of any change in any accounting method; and
(h)    neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income during any Tax period or portion thereof ending on or after the Closing Date as the result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; or (ii) prepaid amount received on or prior to the Closing Date.

(i)    This Section 3.10, Section 3.5, Section 3.7, and Section 3.11 constitute the sole and exclusive representations and warranties of the Company regarding Tax matters.
(j)    For purposes of this Agreement: (i) “Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, of any kind whatsoever, including all income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, value added, excise, severance, stamp, customs, duties, windfall profits, real property, personal property, capital stock, social security, unemployment, disability, payroll, license employee or other withholding, or other tax, including any interest, penalties or additions to tax imposed by any Governmental Authority in connection with any of the foregoing, and any liability for any of the foregoing as a result of (A) being a member of an affiliated, consolidated, combined, unitary, or similar group, (B) as a transferee or successor, or (C) by Contract or otherwise; and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.
Section 3.11    Employee Benefits Matters.
(a)    Section 3.11(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Company Plan. Except as would not result in material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has any obligation to adopt or enter into any additional Company Plan or to amend or terminate any existing Company Plan.
(b)    The Company has made available to Parent correct and complete copies of (i) the current plan document, including any amendments and, if applicable, any related administrative service agreements and insurance policies, for each Company Plan, (ii) the three most recent annual reports on Form 5500 required to be filed with the Department of Labor with respect to each Company Plan, including all schedules and financial statements attached thereto (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, (iv) the three most recent actuarial reports and financial statements for each Company Plan, if applicable, and (v) each trust agreement relating to any Company Plan.

(c)    Each Company Plan is in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws, except where such noncompliance would not reasonably be expected to result in material liability. There are no pending or, to the Knowledge of the Company, threatened claims, actions or suits (other than claims for benefits in the ordinary course) with respect to any Company Plans that would reasonably be expected to have a Company Material Adverse Effect. There has been no non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty under Section 404 of ERISA with respect to any Company Plan, other than as would not reasonably be expected to have a Company Material Adverse Effect. All required material contributions, to all Company Plans (including all minimum required contributions under Sections 412 and 430 of the Code with respect to any Company Plan set forth on Section 3.11(e) of the Company Disclosure Schedule) have been made. The Company and its Subsidiaries have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA, and the provisions of the Patient Protection and Affordable Care Act, other than as would not reasonably be expected to result in material liability.
(d)    Each Company Plan that is an “employee pension plan” (as defined in Section 3(2) of ERISA) that is intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) has received a favorable determination letter from the IRS or has filed a timely application therefor or is the subject of a favorable opinion letter from the IRS as to such Company Pension Plan’s qualification as to form under Section 401(a) of the Code and, to the Knowledge of the Company, no condition exists that could reasonably be expected to result in the loss of any such Company Pension Plan’s qualified status. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, and a correct and complete copy of each pending application for a determination letter, if any.
(e)    Neither the Company, nor any of its Subsidiaries, nor any of their respective ERISA Affiliates sponsors, maintains, contributes to, or has in the past six (6) years sponsored, maintained, contributed to, or has any liability with respect to, (i) a multiemployer plan (as defined in Section 3(37) of ERISA), (ii) a multiple employer plan (within the meaning of Section 413 of the Code), or (iii) except as set forth on Section 3.11(e) of the Company Disclosure Schedule, a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. With respect to any plan set forth on Section 3.11(e) of the Company Disclosure Schedule, (v) the Pension Benefit Guaranty Corporation (the “PBGC”) has not instituted proceedings to terminate any such plan (and, to the Knowledge of the Company, no condition exists that could reasonably be expected to result in such proceedings being instituted) and the Company and its ERISA Affiliates do not have any material liability to the PBGC with respect to such plan other than premium payments required by ERISA, (w) all premiums to the PBGC have been timely paid in full, (x) no such plan is in “at risk” status for purposes of Section 430 of the Code, (y) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and (z) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred.

(f)    No Company Plan provides for post-employment health or life insurance benefits, other than as required by COBRA or other applicable Laws. With respect to any plan set forth on Section 3.11(f) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company has the right to amend or terminate such plan in its discretion without the consent of any participant.
(g)    Except as otherwise required by this Agreement, the consummation of the Transactions will not, either alone or in combination with another event (which, standing alone, would not by itself trigger such entitlement or acceleration), (i) entitle any employee or officer of the Company to severance pay, forgiveness of indebtedness, or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer, or (iii) trigger any obligation to fund any Company Plan or limitation on the Company’s right to amend any Company Plan.
(h)    No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or any of its Subsidiaries as a result of the operation of Section 409A of the Code.
(i)    There is no contract, plan or arrangement covering any current or former employee, director or consultant of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code.
(j)    Neither the Company nor any of its Subsidiaries has any liability or obligation to pay or reimburse any Taxes, or related penalties or interest, that may be incurred pursuant to Section 4999, Section 280G or Section 409A of the Code.
(k)    No Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.
(l)    This Section 3.11 constitutes the sole and exclusive representation and warranty of the Company regarding pension and employee benefit or liabilities or obligations, or compliance with Laws, relating thereto.
Section 3.12    Environmental Matters. Except for those matters that have not had or would not reasonably be expected to have a Company Material Adverse Effect:
(a)    each of the Company and its Subsidiaries is and for the last three (3) years has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required under Environmental Laws for the operation of their respective businesses, and all such Company Permits are valid and in full force and effect, and, to the extent applicable, the Company and its Subsidiaries have filed timely renewal applications therefor;

(b)    (i) there is no Claim relating to or arising under Environmental Laws (including, relating to or arising from the Release, threatened Release or exposure to any Hazardous Material or alleging violation of or challenging the validity of any environmental Company Permit) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or relating to any real property currently owned or operated or leased by the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, there is no Claim relating to or arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material) that is pending or threatened relating to any real property formerly owned, operated or leased by the Company or any of its Subsidiaries;
(c)    neither the Company nor any of its Subsidiaries has received any written notice of, or entered into any Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material) and, to the Knowledge of the Company, there are no facts or conditions relating to the Company’s or any of its Subsidiaries’ properties, operations or Systems that would reasonably be expected to give rise to any such liability or corrective or remedial obligation;
(d)    since January 1, 2014, there have been no ruptures, explosions or contaminations in the Company’s or any of its Subsidiaries’ Systems that have resulted in personal injury, loss of life or property damage, and there has been no Release or threatened Release of any Hazardous Materials by the Company or any of its Subsidiaries at, on, under or through any property currently or formerly owned or operated or leased by the Company or any of its Subsidiaries, except to the extent any Claims related to the foregoing have been resolved;
(e)    there are no defects, corrosion or other damage to any of the Company’s or any of its Subsidiaries’ Systems that would reasonably be expected to result in a pipeline integrity failure, and the Company and its Subsidiaries are in compliance in all material respects with all appropriate inspection and recordkeeping requirements required by applicable Environmental Laws;
(f)    none of the Company or any of its Subsidiaries has any contractual financial assurance obligations under, or indemnity obligations relating to, any Environmental Law; and
(g)    the Company has made available to the Parent all material environmental audits, assessments, investigations and studies relating to the Company or any of its Subsidiaries, or any of their current or former businesses, properties or assets, that are in the possession or control of the Company or any of its Subsidiaries.

(h)    Section 3.4, Section 3.5, Section 3.6, Section 3.7 and this Section 3.12 constitute the sole and exclusive representations and warranties of the Company regarding environmental matters, including all matters arising under Environmental Laws.
Section 3.13    Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect:
(a)    (i) the Company and its Subsidiaries have sufficient rights to use all material Intellectual Property used in their respective businesses as currently conducted and the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted do not infringe or otherwise violate any Person’s Intellectual Property and (ii) there is no Claim of such infringement or other violation pending, or to the Knowledge of the Company, threatened in writing, against the Company or its Subsidiaries; and
(b)    (i) to the Knowledge of the Company, no Person is infringing or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries and (ii) no Claims of such infringement or other violation are pending or, to the Knowledge of Company, threatened in writing against any Person by the Company or any of its Subsidiaries.
(c)    This Section 3.13 constitutes the sole and exclusive representation and warranty of the Company with respect to any actual or alleged infringement or other violation of any Intellectual Property of any other Person.
Section 3.14    Takeover Statutes; Rights Plan. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.7 are true and correct, the Transactions are not subject to the provisions of KRS Section 271B.12-210 or any other similar Kentucky anti-takeover Law (each, a “Takeover Statute”) or any similar provision in the Company Charter Documents. Neither the Company nor any of its Subsidiaries has in effect any shareholder rights plan, “poison pill” or other similar plan or arrangement.
Section 3.15    Properties.
(a)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has either good and valid fee title or a valid leasehold interest, Right of Way or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all Liens (except in all cases for Permitted Liens). Except as would not reasonably be expected to have a Company Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exception, all leases, Rights of Way or other agreements under which the Company or any of its Subsidiaries lease, access or use any real property are valid, binding and in full force and effect against the Company or any of its Subsidiaries and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and neither the Company nor any of its Subsidiaries are in default under any of such leases, Rights of Way or other agreements.
(b)    Each of the Company and its Subsidiaries has such consents, easements, rights of way, permits and licenses (collectively, “Rights of Way”) from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which do not have and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not and would not reasonably be expected to have a Company Material Adverse Effect. All pipelines owned or operated by the Company and its Subsidiaries are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that materially affect the use thereof and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.16    Contracts.
(a)    Section 3.16(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list, and the Company has made available to Parent accurate and complete copies of any:
(i)    Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (A) recurring annual payments after the date hereof of $500,000 or more and (B) are not terminable by the Company on 90 days or less notice;
(ii)    Contract that contains any provisions restricting the Company, any Subsidiary of the Company or any of their Affiliates or successors from competing or engaging in any material respect in any line of business or with any Person or in any area;
(iii)    Contract relating to Indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $2,500,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;
(iv)    Contract pursuant to which the Company or any Subsidiary of the Company is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens and other than Contracts with customers entered into in the ordinary course of business consistent with past practice;
(v)    Contract under which the Company or any Subsidiary of the Company has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person in excess of $2,500,000 (other than the Company or any Subsidiary of the Company and other than (i) extensions of credit in the ordinary course of business consistent with past practice and (ii) investments in marketable securities in the ordinary course of business);
(vi)    Contract under which the Company or any Subsidiary of the Company has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $2,500,000;
(vii)    Contract for firm interstate pipeline transportation or natural gas storage;
(viii)    partnership, joint venture or other similar Contract or arrangement material to the Company and its Subsidiaries, taken as a whole;

(ix)    Contract entered into in the last three years in connection with the settlement or other resolution of any Claim or Order that has any continuing material obligations, liabilities or restrictions or involves payment of more than $1,000,000; and
(x)    other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (the Contracts referred to in clauses (i) through (x), collectively, the “Company Material Contracts”).
(b)    Each Company Material Contract is legally valid and binding on the Company or its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be legal, valid, binding, enforceable or in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, (i) has performed all obligations required to be performed by it under each Company Material Contract except where such noncompliance would not reasonably be expected to have a Material Company Adverse Effect, and (ii) has not received any written notice of material breach, violation, default, suspension, modification, cancellation, revocation, removal, withdrawal or disallowance of payment under or with respect to any Company Material Contract. Neither the Company nor any Subsidiary of the Company has received any notice from any other party to any such Company Material Contract, and otherwise has no Knowledge that such party intends to terminate, or not renew, any such Company Material Contract.
Section 3.17    Labor.
(a)    Neither the Company nor any of its Subsidiaries is, or during the last three (3) years has been, party to any collective bargaining agreement and, to the Knowledge of the Company, there has not been any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there is no, and during the last (3) three years there has not been, any labor strike, lockout or work stoppage, or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries.
(b)    There are no, and during the last three (3) years there have not been, any actions, charges or investigations pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or labor organization alleging violations of local, state or federal Laws relating to employment or labor practices, except as would not reasonably be expected to result in material liability.
(c)    The Company and each of its Subsidiaries has complied, and is presently in compliance with all applicable Laws relating to employment, equal opportunity, nondiscrimination, worker classification (including the proper classification of workers as employees, independent contractors and consultants), immigration, wages, hours, benefits, collective bargaining, occupational safety and health, and/or privacy rights of employees, except as would not reasonably be expected to result in material liability.
(d)    During the last three (3) years, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (the “WARN Act”) (or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

Section 3.18    Opinion of Financial Advisor. The Company Board has received the opinion of Tudor Pickering Holt & Co., dated on or about the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to the holders of the Company Common Stock. Promptly after the execution of this Agreement, the Company will furnish to Parent, solely for informational purposes, a signed copy of such written opinion.
Section 3.19    Brokers and Other Advisors. Except for Tudor Pickering Holt & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of all agreements between the Company and Tudor Pickering Holt & Co. relating to the Transactions.
Section 3.20    Company Shareholder Approval. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7, approval of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Transactions.

Section 3.21    Intentionally Omitted.
Section 3.22    Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies relating to the business, assets and operations of the Company and its Subsidiaries (the “Insurance Policies”). Section 3.22 of the Company Disclosure Schedule contains an accurate and complete list of the Insurance Policies. Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies. Since January 1, 2014, none of the Company or any Subsidiary of the Company has received any notice or other communication regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any Insurance Policy, or (d) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. There is no material claim by the Company or any Subsidiary of the Company pending under any of the Insurance Policies and no material claim made since January 1, 2014, in the case of any pending claim, has been questioned or disputed by the underwriters of such Insurance Policies. Except as contemplated by Section 5.1(a)(xx), no Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure schedule delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”) (which schedule sets forth with specific references to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of the Parent’s covenants contained in Article V (regardless if the particular Section or subsection of Article IV or Article V contains a specific reference to the Parent Disclosure Schedule), except that any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to all other sections or subsections thereof to the extent that the relevance of such information is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows :
Section 4.1    Organization, Standing and Corporate Power. Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Kentucky. Each of Parent and Merger Sub has all requisite corporate power and authority necessary to own, lease or otherwise hold and operate all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2    Authority; Non-contravention.
(a)    Each of Parent and Merger Sub has all necessary limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Merger Sub under this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary limited liability company or corporate action, as applicable, by Parent and Merger Sub (including by the Parent Board and the board of directors of Merger Sub) and approved by Parent as the sole shareholder of Merger Sub, and no other limited liability company or corporate action, as applicable, on the part of Parent and Merger Sub is necessary to authorize the execution and delivery of and performance by Parent and Merger Sub under this Agreement and the consummation by them of the Transactions. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt or approve this Agreement and the Transactions.
(b)    The execution and delivery of this Agreement by Parent and Merger Sub do not and neither the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the articles of incorporation and bylaws of Parent, in each case as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations, approvals and permits described in Section 4.3 (and any condition precedent to any such consent, authorization or approval has been satisfied or duly waived) is obtained or given, as applicable, and each of the filings and notifications described in Section 4.3 are made and any applicable waiting periods referred to therein have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or loss of benefit under, or constitute a default (with or without notice or lapse of time or both) or change of control under, or result in any, or give to others any right of, termination vesting, amendment, acceleration or cancellation of, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which they or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.3    Governmental Approvals. Except for (a) the filing with the SEC of the Proxy Statement, in preliminary and definitive form, and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the Nasdaq in connection with this Agreement and the Merger, (b) the filing of the Articles of Merger with the KYSOS pursuant to the Act, (c) the Required Statutory Approvals, and (d) filings required under, and compliance with other applicable requirements of, the HSR Act, no material consents, authorizations, Orders, licenses, permits or approvals of, or filings, declarations or registrations with, any Governmental Authority are required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions.

Section 4.4    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
Section 4.5    Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, all of which is duly authorized, validly issued, fully paid and non-assessable. Merger Sub was formed solely for the purpose of engaging in the Transactions and such other purposes as are specified in Merger Sub’s articles of incorporation. Merger Sub has no assets, liabilities or obligations and, since the date of its formation, has not engaged in any business activities or conducted any operations except in each case as arising from the execution of this Agreement and the performance of its covenants and agreements hereunder.
Section 4.6    Sufficient Funds. Parent shall have available at the Effective Time, sufficient funds to deliver (or cause to be delivered) the aggregate Merger Consideration and make the payments required under Section 2.3, and any other amounts incurred or otherwise payable by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions. Parent has the financial resources and capabilities to fully perform its obligations under this Agreement. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.
Section 4.7    Share Ownership. Neither Parent nor Merger Sub is, individually or, to Parent’s Knowledge, together with its “affiliates” and “associates” (as such terms are defined in Rule 12b-2 of the Exchange Act), a “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act) of a number of shares of Company Common Stock equal to or greater than five percent (5%) of the total number of issued and outstanding shares of Company Common Stock.
Section 4.8    Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, Claim against Parent, Merger Sub or any of their respective Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Authority, that would reasonably be expected to have a Parent Material Adverse Effect or to prevent or materially impede, interfere with or delay the consummation by Parent or Merger Sub of the Transactions.

Section 4.9    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon or will have any claim against the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans).
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business.
(a)    Except as expressly contemplated or permitted by this Agreement, as required by applicable Laws, as set forth in Section 5.1(a) of the Company Disclosure Schedule, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, (x) the Company shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course of business consistent with past practice and to use reasonable best efforts to preserve intact its present lines of business, maintain existing levels of insurance, maintain its rights and franchises, comply in all material respects with all Laws, Orders and Company Permits, and preserve satisfactory relationships with Governmental Authorities, employees, customers and suppliers, and (y) without limiting the foregoing, and as an extension thereof, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
(i)    issue, sell, or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or the issuance of Company Common Shares in connection with the DRIP;
(ii)    redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to Company Material Contracts set forth on Section 5.1(a) of the Company Disclosure Schedule in effect as of the date hereof or (B) in connection with withholding to satisfy Tax obligations with respect to Company Performance Share Awards, Company Restricted Shares, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the settlement of Company Performance Share Awards or vesting of Company Restricted Shares, in each case in accordance with the terms of such awards in effect on the date hereof;
(iii)    (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any shares of capital stock of the Company or any Subsidiary of the Company, other than (1) dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company and (2) distributions under the Company Plans as permitted by this Agreement, (3) quarterly cash dividends with respect to the Company Common Stock not to exceed the current quarterly per share dividend rate by more than $0.01 per quarter, with record dates and payment dates consistent with the Company’s current dividend practice, or (4) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (x) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (y) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the Effective Time by ninety-one (91), (B) adjust, split, combine, subdivide or reclassify any shares of capital stock of the Company or any of its Subsidiaries, (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries or (D) purchase, redeem or otherwise acquire any Equity Securities in the Company or any of its Subsidiaries;
(iv)    (A) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Equity Security of the Company or any Subsidiary of the Company, except as set forth on Section 5.1 (a) of the Company Disclosure Schedule, or (B) amend any term of any Equity Security of the Company or any of its Subsidiaries (in each case, whether by merger, consolidation or otherwise);
(v)    (A) Incur any Indebtedness in excess of $1,000,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any Subsidiary of the Company, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, except for Indebtedness (1) incurred to replace, renew, extend, refinance or refund any existing Indebtedness, in the same principal amount of such existing Indebtedness and upon the maturity of such existing Indebtedness, in each case on terms that can be redeemed or prepaid at any time upon payment of the outstanding principal amount plus accrued interest without any make-whole or similar prepayment penalty, (2) for borrowed money incurred pursuant to (and up to the maximum amount permitted under) under the Bank Line of Credit as in effect as of the date of this Agreement, or (3) among the Company and any of its wholly-owned Subsidiaries or among any of such wholly-owned Subsidiaries; provided no such Indebtedness incurred after the date of this Agreement shall contain any term that would accelerate the payment thereof or require its immediate repayment due to the transactions contemplated by this Agreement, (B) take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries (except as permitted pursuant to the preceding clause (A)) or (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) to the Company or any Subsidiary of the Company or (y) accounts receivable and extensions of credit in the ordinary course of business consistent with past practice and advances in expenses to employees in the ordinary course of business consistent with past practice.
(vi)    sell, dispose of, abandon, encumber, transfer, lease or license any of its properties or assets that are material to the Company or any of its Subsidiaries, except (A) immaterial transactions in the ordinary course of business consistent with past practice, (B) pursuant to Company Material Contracts in force on the date of this Agreement, (C) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (D) transfers among the Company and its Subsidiaries, or (E) in respect of the items set forth on Section 5.1 (a) of the Company Disclosure Schedule;
(vii)    incur or make capital expenditures or any obligations or liabilities in respect thereof, except for capital expenditures budgeted in the Company’s current long term plan that was made available to Parent prior to the date hereof, which such capital expenditures shall not be in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any calendar year plus a variance of up to 10%;
(viii)    make any acquisition (including by merger) of, or investments in, the capital stock, equity securities, membership interests, business or a material portion of the assets of any other Person or division thereof (other than a wholly owned Subsidiary of the Company), whether in whole or in part, except any capital expenditures permitted pursuant to Section 5.1(a);
(ix)    increase in any respect the compensation, bonuses or benefits of any of its directors or employees, except (A) as required pursuant to applicable Law or the terms of Company Plans or other employee benefit plans or arrangements in effect on the date of this Agreement, or (B) increases in salaries, wages and benefits of employees that have been recommended by the Company Board’s Compensation Committee for approval by the Company Board and to take effect on July 1, 2017, and which are described on Section 5.1(a) of the Company Disclosure Schedule;
(x)    establish, adopt, amend, or terminate any Company Plan except as required by Law or for immaterial or ministerial amendments;
(xi)    hire any new employee to whom a written offer of employment has not previously been made and accepted prior to the date of this Agreement, other than the hiring of any non-officer employee in the ordinary course of business consistent with past practice (A) to replace any employee whose employment was or is terminated, or (B) to fill any open positions identified to Parent by the Company prior to the date hereof;
(xii)    make any material change to its methods, principles or practices of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;
(xiii)    amend the Company Charter Documents or comparable organizational documents (whether by merger, consolidation or otherwise) of any Subsidiary of the Company;
(xiv)    subject to Section 5.3, adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other re-organization, each with respect to the Company or any of its Subsidiaries;
(xv)    subject to Section 5.3, enter into, modify or amend in any material respect, or terminate or waive any material right under, any Company Material Contract, except for any new agreement, modification, amendment, termination or waiver (A) in the ordinary course of business consistent with past practice or (B) which would not reasonably be expected to have a Company Material Adverse Effect;

(xvi)    (A) waive, release, assign, settle, satisfy, compromise, institute, pay or discharge (or agree to do any of the preceding with respect to) any Claim (whether absolute, accrued, asserted or unasserted, contingent or otherwise) against the Company or any of its Subsidiaries, other than (1) Claims that involve only the payment of monetary damages (x) equal to or less than the amounts specifically reserved with respect thereto on the consolidated financial statements of the Company included in the Company SEC Documents (including the notes thereto) or (y) not exceeding $1,000,000 in the aggregate during any consecutive twelve month period, (2) as required by their terms as in effect as of the date of this Agreement, or (3) except as contemplated by Section 5.9, (B) waive, relinquish, release, grant, transfer or assign any rights with a value of more than $1,000,000 in the aggregate case except in the ordinary course of business consistent with past practice, or (C) subject to Section 5.9, settle, or offer or propose to settle, any shareholder litigation or dispute against the Company, any of its Subsidiaries or any of their officers or directors or any Claim or dispute that relates to the Transactions contemplated hereby;
(xvii)    enter into any new line of business or materially alter any existing lines of business;
(xviii)    make or change any material Tax election, change any Tax accounting period, adopt or change any material method of Tax accounting, materially amend any Tax return, enter into any material closing agreement, settle or compromise any material Tax liability or obtain any material Tax ruling, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case, except as required by applicable Law;
(xix)    materially change or enter into any new information technology systems that are material to the Company and its Subsidiaries (other than routine maintenance and upgrades to existing systems);
(xx)    cancel or terminate or allow to lapse without commercially reasonably substitute policy therefor, or amend in any material respect or enter into, any material Insurance Policy, other than the renewal of existing Insurance Policies, or enter into commercially reasonable substitute policies therefor, provided that the Company’s directors’ or officers’ liability and fiduciary policies may be placed in “runoff” at the Effective Time; or
(xxi)    agree, authorize or otherwise make any commitment to take any of the foregoing actions.
(b)    Notwithstanding anything to the contrary herein, the Company may, and may cause any of its Subsidiaries to, take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons.
(c)    Between the date of this Agreement and the Effective Time, the Company and its Subsidiaries may (i) continue to make Regulatory Filings in the ordinary course of business, including those filings described on Section 5.1(c) of the Company Disclosure Schedule, (ii) respond (after reasonable consultation with Parent) to Regulatory Filings made by other parties in which the Company or one or more of its Subsidiaries is an interested party, or (iii) take any other action required by any such state or federal filings or other submissions filed or submitted in connection with such Regulatory Filings in the ordinary course of business consistent with past practice. Prior to the submission of any material Regulatory Filings, the Company shall provide a draft thereof to Parent, sufficiently in advance of submission, as to allow Parent the opportunity to review and comment, and consult with the Company with respect to, such Regulatory Filing.

Section 5.2    Preparation of the Proxy Statement; Shareholders Meeting.
(a)    As promptly as reasonably practicable following the date of this Agreement, but in any event within thirty (30) Business Days, the Company shall prepare, in consultation with Parent, and cause to be filed with the SEC the Proxy Statement in preliminary form. The Company shall promptly notify Parent upon receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence between the Company and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received by the Company from the SEC and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to resolve all comments received from the SEC or its staff concerning the Proxy Statement. Parent shall, and shall cause its Representatives to, reasonably assist and cooperate with the Company and its Representatives in the resolution of any such comments. The Company shall ensure that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, (provided that that Company is not and will not be responsible for any information supplied to the Company by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement), and (ii) none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement and consistent with the date of the Company’s Shareholder Meeting. Prior to the filing of the preliminary and/or definitive draft of the Proxy Statement with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and the Company shall consider in good faith any comments; provided, however, that the foregoing shall not apply with respect to a Takeover Proposal, a Superior Proposal, a Company Adverse Recommendation Change, or any matters relating thereto. Each of Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon reasonable request by the Company information relating to Parent or Merger Sub, as applicable, as may be required to be set forth in the Proxy Statement under applicable Law. Each of the Parent and Merger Sub agrees that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Company Shareholder Meeting, any information relating to Parent or Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by Parent or Merger Sub which, in the reasonable judgment of Parent, should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent (or Merger Sub, as the case may be) shall promptly notify the Company so that the Company, in consultation with Parent, may file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the shareholders of the Company. If, at any time prior to the Company Shareholder

Meeting, any information relating to the Company or any of its respective Affiliates, officers or directors should be discovered by the Company which, in the reasonable judgment of the Company, should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and the Company, in consultation with Parent, shall file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the shareholders of the Company. For purposes of this Section 5.2, any information concerning or related to the Company, its Affiliates or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.
(b)    The Company shall, as reasonably practicable after the date of this Agreement, in accordance with applicable Law, the Company Charter Documents and the Nasdaq rules, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders to consider the approval of this Agreement, the plan of merger and such other matters as may be then reasonably required (such meeting, including any adjournment or postponement thereof, is referred to as the “Company Shareholders Meeting”); provided, however, that, after consultation with Parent, the Company shall be permitted to delay or postpone convening the Company Shareholders Meeting (i) with the prior written consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is reasonably necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting as necessary under applicable Law, or (iv) to allow additional solicitation of votes in order to obtain the Company Shareholder Approval. Except if there has been a Company Adverse Recommendation Change in accordance with Section 5.3(d), the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and secure the Company Shareholder Approval.
(c)    Subject to Section 5.3 and the right of the Company Board to make a Company Adverse Recommendation Change pursuant thereto, unless and until there has been a Company Adverse Recommendation Change in accordance with Section 5.3, the Company shall, through the Company Board, include the Company Board Recommendation in the preliminary and definitive Proxy Statement and recommend to the Company’s shareholders that they vote to approve the merger, this Agreement, and the plan of merger set forth herein. Subject to the Company’s right to terminate this Agreement under Section 7.1(d)(ii), the Company agrees that Company’s obligations under this Section 5.2 shall not be affected (i) by the commencement, public proposal or communication to the Company of a Takeover Proposal, or (ii) by the withdrawal or modification by the Company Board of the Company Board Recommendation.

Section 5.3    No Solicitation; Change in Recommendation.
(a)    The Company agrees that it shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives to, immediately cease all existing activities, discussions or negotiations with any Person conducted on or before the date of this Agreement with respect to any Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal. The Company shall promptly (and in any event no later than 5:00 p.m. eastern time on the third (3rd) Business Day following the date hereof) request in writing each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof (and such confidentiality agreement was entered into within the one (1) year period prior to the date of this Agreement) to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use commercially reasonable efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement). Except as otherwise provided in this Agreement, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees not to, and shall use its reasonable best efforts to cause its other Representatives not to (and shall not authorize or permit any of them to), directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposal or the making, submission, announcement or consummation thereof, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information or access relating to the Company or any of its Subsidiaries in connection with, any Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal, (iii) execute or enter into any Company Acquisition Agreement, or (iv) terminate, amend, modify, waive or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent or Merger Sub), except, with respect to this clause (iv), (A) to the extent that prior to the receipt of the Company Shareholder Approval the Company Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or (B) to the extent that any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party includes a “fall-away” or other similar provision that causes such standstill provision to be terminated, amended, modified or waived as a result of the Company entering into or publicly announcing this Agreement in and of themselves.
(b)    Notwithstanding anything to the contrary contained in this Agreement, if the Company or any of its Subsidiaries, or any of its or their respective Representatives, receives an unsolicited written Takeover Proposal made (and not withdrawn) after the date of this Agreement and prior to obtaining the Company Shareholder Approval, and that did not result from a Facilitating Breach, the Company, the Company Board (or a duly authorized committee thereof) and the Company’s Representatives may, subject to the Company’s compliance with the provisions of this Section 5.3, engage in negotiations and discussions with, or furnish any information and other access relating to the Company or any of its Subsidiaries to, the Person making such Takeover Proposal and any of its Representatives or potential sources of financing if, prior thereto, the Company Board determines in good faith, after consultation with the Company’s outside financial advisors of national recognized standing (which shall include Tudor Pickering Holt & Co.) and its outside legal counsel, that such Takeover Proposal is or would reasonably be expected to lead to a Superior Proposal; provided that prior to engaging in any negotiations or discussions with, or furnishing any non-public information or other access relating to the Company or any of its Subsidiaries to, any such Person, its Representatives or its potential financing sources, the Company and the Person making such Takeover Proposal shall have entered into an Acceptable Confidentiality Agreement. The Company will promptly (and in any event within twenty-four (24) hours after actual receipt by the Company’s President and Chief Executive Officer of such Takeover Proposal) notify Parent in writing of the receipt of such Takeover Proposal and the material terms and conditions of such Takeover Proposal (including a copy thereof and the identity of the Person making such Takeover Proposal, unless the Company is prevented from providing a copy thereof, the identity of such Person, or both, by the terms of a confidentiality agreement entered into with such Person or an affiliate of such Person prior to the date of this Agreement (a “Prior Confidentiality Agreement”)), and contemporaneously with furnishing any non-public information to any Person, the Company will furnish such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent). The Company shall keep Parent promptly informed (and in any event within twenty-four (24) hours after actual receipt by the Company’s President and Chief Executive Officer of any material communications relating to such Takeover Proposal) in all material respects of the status of and material communications relating to such Takeover Proposal (including any change in the price or other terms thereof) and shall promptly provide (and in any event within twenty-four (24) hours of actual receipt by the Company’s President and Chief Executive Officer) to Parent copies of all material documents and material written or electronic communications relating to any such Takeover Proposal exchanged between the Company or any Representative of the Company, on the one hand, and the Person from which such Takeover Proposal was received (or such Person’s Representatives), on the other hand (except to the extent the Company is prevented from doing so by a Prior Confidentiality Agreement).
(c)    Except as otherwise provided in this Agreement, neither the Company Board nor any committee thereof shall (i) (A) withdraw, change, qualify, withhold, amend or modify, or adopt a resolution or publicly propose to withdraw, change, qualify, withhold, amend or modify, in a manner adverse to Parent, the Company Board Recommendation, (B) adopt, approve or recommend, or publicly propose to adopt, approve, endorse or recommend, any Takeover Proposal, or (C) fail to include the Company Board Recommendation in the Proxy Statement (any action described in this clause (i) being referred to herein as a “Company Adverse Recommendation Change”) or (ii) cause or permit the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, Contract, merger agreement, acquisition agreement, commitment or other similar agreement (other than an Acceptable Confidentiality Agreement) constituting, or relating to, any Takeover Proposal (a “Company Acquisition Agreement”).
(d)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Shareholder Approval, the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change (and terminate this Agreement pursuant to Section 7.1(d)(ii)), if and only if (i) (A) a Company Intervening Event has occurred, or (B) the Company has received a Superior Proposal that did not result from a Facilitating Breach, and, in each case, the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and after considering in good faith any proposal made by Parent pursuant to clause (ii) below) that the failure to make a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event or in response to the receipt of such Superior Proposal, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (ii) (A) the Company provides Parent prior written notice of its intent to make any Company Adverse Recommendation Change and terminate this Agreement pursuant to Section 7.1(d)(ii) no less than four (4) Business Days prior to taking such action to the effect that, absent any modification to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change and to terminate this Agreement pursuant to Section 7.1(d)(ii), which notice shall specify the basis for such Company Adverse Recommendation Change and termination and attaching the most current draft of any Company Acquisition Agreement with respect to the Superior Proposal (redacted, if necessary, as required by a Prior Confidentiality Agreement) (or, if no such draft exists, a summary of the material terms and conditions of such Superior Proposal), if applicable, and (except to the extent prevented by a Prior Confidentiality Agreement) the identity of the Person making such Superior Proposal (a “Notice of Recommendation Change”) (it being understood that such Notice of Recommendation Change shall not in itself be deemed a Company Adverse Recommendation Change and that any change in price or material revision or amendment to any of the terms of a Superior Proposal, if applicable, shall require a new notice to which the provisions of clauses (ii)(A), (B) and (C) of this Section 5.3(d) shall apply mutatis mutandis except that, in the case of such a new notice, all references to four (4) Business Days in this Section 5.3(d) shall be deemed to be two (2) Business Days), (B) during such four (4) Business Day period, if requested by Parent, the Company shall, and shall make its Representatives reasonably available, to negotiate in good faith with Parent and its Representatives regarding any modifications to the terms and conditions of this Agreement that Parent proposes to make, and (C) at the end of such four (4) Business Day period and taking into account, in good faith, any modifications to the terms of this Agreement proposed by Parent to the Company in a written and binding offer, the Company Board determines in good faith (after consultation with its financial advisor of national recognized standing (which shall include Tudor Pickering Holt & Co.) and its outside legal counsel) that the failure to make such a Company Adverse Recommendation Change and terminate of this Agreement pursuant to Section 7.1(d)(ii) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and that, in the case of a Company Adverse Recommendation Change and termination of this Agreement pursuant to Section 7.1(d)(ii) with respect to a Takeover Proposal, such Takeover Proposal still constitutes a Superior Proposal. Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act with respect to a Takeover Proposal, (ii) making any disclosure to the shareholders of the Company if the Company Board (or a duly authorized committee thereof) determines in good faith that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (iii) in response to a Takeover Proposal, informing such Person of the existence of the provisions contained in this Section 5.3, or (iv) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company); provided, that in the case of the foregoing clauses (i), (ii) and (iii), any such action taken or statement made that contains a Company Adverse Recommendation Change shall be subject to the provisions of this Section 5.3.

(e)    In addition to the obligations of the Company set forth in Section 5.3(b), the Company shall promptly, and in all cases within twenty-four (24) hours of actual receipt by the Company’s President and Chief Executive Officer, advise Parent in writing of (i) any request for information that the Company believes or should reasonably expect would be used for the purposes of making, submitting or announcing a Takeover Proposal, or (ii) any inquiry that constitutes or would reasonably be expected to lead to, any Takeover Proposal, the content of such request or inquiry, and the identity of the Person or group making any such request or inquiry (except to the extent the Company is prevented from doing so by a Prior Confidentiality Agreement). The Company shall keep Parent promptly (and in all cases within twenty-four (24) hours after actual receipt by the Company’s President and Chief Executive Officer) informed of the status, details, terms and conditions (including all amendments or proposed amendments) of any such request or inquiry, and shall promptly (and in all cases within twenty-four (24) hours after actual receipt by the Company’s President and Chief Executive Officer) provide Parent with copies of all documents and material written or electronic communications relating to any such request or inquiry exchanged between the Company or any Representative of the Company, on the one hand, and the Person from which such request or inquiry was received (or such Person’s Representatives), on the other hand.
(f)    The Company Board shall reaffirm publicly the Company Board Recommendation to the Company’s shareholders within five (5) Business Days of Parent’s written request to do so, made at any time that a Takeover Proposal that is not a Superior Proposal has been made to the Company, or has been publicly announced and is pending; provided that Parent shall be entitled to make such a written request for reaffirmation, and the Company Board shall only be required to make such reaffirmation, on only one occasion with respect to any one Takeover Proposal (with each material revision or material amendment to the price term of such Takeover Proposal triggering one additional right of Parent to request reaffirmation by the Company Board).

(g)    Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 5.3 by any Representative of the Company or any of the Company’s Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company. As used in this Agreement, “Takeover Proposal” shall mean any bona fide inquiry, proposal or offer from any Person (other than Parent, Merger Sub and any Affiliates thereof) to purchase, exchange, receive in a transfer or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (i) assets of the Company and its Subsidiaries (including securities of Subsidiaries) that account for 20% or more of the Company’s consolidated assets or from which 20% or more of the Company’s revenues or earnings on a consolidated basis are derived, or (ii) 20% or more of the outstanding Company Common Stock or any other class of equity or voting securities of the Company pursuant to a merger, consolidation or other business combination, sale or issuance of shares of capital stock, tender offer, exchange offer, share exchange, recapitalization or similar transaction involving the Company or (iii) any liquidation, dissolution or other significant corporate reorganization, in each case other than the Merger.
(h)    As used in this Agreement, “Superior Proposal” shall mean any unsolicited written Takeover Proposal that did not result from a Facilitating Breach on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor of national recognized standing (which shall include Tudor Pickering Holt & Co.) and its outside legal counsel, to be more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (as may be revised pursuant to Section 5.3(d) of this Agreement), taking into account, to the extent applicable, all relevant terms and conditions of such Takeover Proposal, including all legal, financial, regulatory and other aspects of such Takeover Proposal, and the timing and likelihood of consummation of such Takeover Proposal, this Agreement, and any other information that the Company Board considers relevant; provided that for purposes of the definition of Superior Proposal, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 5.4    Reasonable Best Efforts.
(a)    Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use (and cause their respective Subsidiaries to use) its respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to cause the Transactions to be consummated and made effective as soon as reasonably practicable, (ii) make promptly any required submissions and filings under, and pay any necessary fees in connection with, applicable Antitrust Laws and any other applicable Laws or to Governmental Authorities with respect to the Transactions and obtain from such Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or Orders required to be obtained by the Company or Parent or any of their respective Subsidiaries, or to avoid any Claim or Order by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) promptly furnish information requested or required in connection with such submissions and filing to such Governmental Authorities or under such Antitrust Laws, (iv) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to such Governmental Authorities or under Antitrust Laws and reasonably cooperate with each other, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws or other applicable Laws, and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws or other applicable Laws with respect to the Transactions, and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Person necessary to consummate the Transactions as soon as practicable. The Company and Parent shall furnish to each other all information reasonably required for any application or other filing under the rules and regulations of any applicable Law in connection with the Transactions contemplated by this Agreement. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 5.4 as “Outside Counsel Only Material.” Notwithstanding anything to the contrary in this Section 5.4, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and any of its Subsidiaries. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(a)    In furtherance and not in limitation of the foregoing: (i) each Party hereto agrees, at its own cost and expense (it being understood, however, that Parent shall pay the applicable HSR “size of transaction” fee) to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement (and in any event within ten (10) Business Days after the date hereof (unless the Parties otherwise agree in advance and in writing)), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, by the FTC or the DOJ, and (C) use its reasonable best efforts to take, or cause to be taken, all other actions necessary, proper or advisable consistent with this Section 5.4 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act (including any extensions thereof) as soon as practicable; and (ii) each Party agrees to (A) make or cause to be made the appropriate filings (including notice filings) as soon as practicable (and in any event within twenty-one (21) Business Days after the date hereof (unless the Parties otherwise agree in advance and in writing)) with the PSC relating to the Merger, (B) supply as soon as practical any additional information and documentary material that may be required or requested by the PSC and any other applicable Governmental Authority, and (C) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.4 to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from the PSC as soon as practicable; provided, that, all costs and expenses associated with the actions taken pursuant to clause (ii), shall be equally borne by each of the Company and Parent.
(b)    The Company, Parent and Merger Sub shall, subject to applicable Law relating to the exchange of information: (i) promptly notify the other Parties hereto of (and if in writing, furnish the other Parties with copies of) any request, inquiry, objection, charge or other Claim, actual or threatened, or other communication to such Person from a third-Person or any Governmental Authority, including, without limitation, the FTC and the DOJ, regarding the filings and submissions described in Section 5.4(a), or in connection with the Transactions, and, subject to Section 5.4(e), permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written response to any communication from a Governmental Authority regarding the filings and submissions described in Section 5.4(a), (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions, including, without limitation, the status of any request, inquiry, objection, or other Claim by the FTC or the DOJ; and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other Party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided, that the Parties shall be permitted to reasonably redact any correspondence, filing, submission or communication to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the Transactions.
(c)    (i)    In furtherance and not in limitation of the provisions of Section 5.4(a), (b) and (c), but subject to the other terms and conditions of this Section 5.4, the Company, Parent and Merger Sub agree to take promptly any and all steps necessary to avoid, eliminate or resolve any request, inquiry, objection, charge, Claim or other impediment and obtain all clearances, consents, approvals and waivers that may be required for any Required Statutory Approvals, so as to enable the Parties to close the Transactions as soon as practicable, including committing to and effecting by consent decree, hold separate orders, trust, or otherwise, to (i) sell, license, hold separate or dispose of assets or businesses of Parent or Company or any of their respective Subsidiaries, (ii) terminate, relinquish, modify, or waive existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries, or (iii) create any relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries (each, a “Remedial Action”).
(i)    In furtherance and not in limitation of the provisions of Section 5.4(a), (b) and (c), but subject to the other terms and conditions of this Section 5.4, each Party shall (i) use reasonable best efforts to avoid, eliminate or resolve any request, inquiry, objection, charge, Claim or other impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws or other applicable Laws that may be required by any Governmental Authority so as to enable the Parties to close the Transactions as soon as practicable; provided, however, that (A) the Parent’s and Merger Sub’s obligations with respect to Required Statutory Approvals are described in Section 5.4(d)(i), and (B) no Party shall be obligated to commit to or effect under this Section 5.4(d)(ii) any Remedial Action.
(d)    In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is reasonably foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, (i) Parent shall use reasonable best efforts to take any and all action, including, with respect to any Required Statutory Approvals, a Remedial Action, to avoid or resolve any such litigation, action or proceeding as promptly as practicable and (ii) Parent shall be entitled to direct the antitrust defense of Transactions, or negotiations with, any Governmental Authority or other third party relating to the Transactions or regulatory filings under applicable Antitrust Laws, subject to the provisions of this Section 5.4. In addition, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest, defend and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any ruling, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the Transactions as promptly as practicable. The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent. Each Party hereto shall bear its own costs, fees and expenses in connection with any such filings and actions contemplated pursuant to this Section 5.4(e). None of Parent, Merger Sub or the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable Antitrust Laws, without the prior written consent of the other parties.
(e)    From the date hereof until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Article VII, neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws or other applicable Laws with respect to the Transactions, or would reasonably be expected to materially delay or prevent the consummation of the Transactions.
(f)    Notwithstanding the obligations set forth in this Agreement, Parent and its Affiliates shall not be required to, and, without the prior written consent of Parent (which consent may be withheld at Parent’s sole discretion) the Company shall not, and shall cause its Subsidiaries not to, in connection with obtaining any consent or approval of any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment or sanction (including any Remedial Action), that constitutes a Burdensome Condition.
(g)    Parent shall promptly notify the Company and the Company shall notify Parent of any notice or other communication from any Governmental Authority alleging that such Governmental Authority’s consent is or may be required in connection with or as a condition of the Merger.

Section 5.5    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be mutually agreed upon by Parent and the Company. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation is feasible); provided, however, that the restrictions set forth in this Section 5.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Takeover Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto, or (b) in connection with any dispute between the Parties regarding this Agreement or the Transactions.

Section 5.6    Access to Information; Confidentiality.
(a)    From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause each Subsidiary of the Company and each of their respective Representatives to, afford to Parent and its Representatives reasonable access (at Parent’s sole cost and expense) at reasonable times, and upon reasonable advance notice, to the Company’s and its Subsidiaries’ properties, officers, employees, agents, offices and other facilities, books, Contracts and records (including Tax Returns) and the Company and its Subsidiaries shall furnish promptly to Parent such information concerning its business, properties, offices and other facilities, Contracts, assets, liabilities, employees, officers and other aspects of the Company and each Subsidiary of the Company as Parent or its Representatives may reasonably request (including information with respect to revenues); provided that Parent and its Representatives shall use commercially reasonable efforts to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries; provided, further, (i) that the Company shall not be obligated to provide such access or information if the Company determines, based on advice of counsel, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose such party to risk of liability for disclosure of sensitive or personal information and (ii) the conduct of such activities shall be subject to the rights and obligations of the Company referred to in the final proviso of the final sentence of Section 5.4(c) hereof. Until the Effective Time, the information provided will be subject to the terms of the confidentiality agreement, dated as of August 30, 2016, between SteelRiver Operations LP and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent and the Company shall not, and Parent and the Company shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions. Parent may provide access to non-public information concerning the Company to rating agencies and financing parties subject to the receipt of confidentiality undertakings of the type set forth in the Confidentiality Agreement.
(b)    If this Agreement is terminated pursuant to Section 7.1, the Confidentiality Agreement shall automatically be deemed to be amended and restated such that the provisions of the Confidentiality Agreement shall remain in force and effect for the longer of its existing term or for a period of two (2) years after such termination, as if the Parties hereto had never entered into this Agreement, provided, however, that Section 8 of the Confidentiality Agreement shall remain terminated.
Section 5.7    Takeover Laws. If any Takeover Statute becomes or is deemed to be applicable to the Company, Parent, Merger Sub, or the Transactions, the Company and the Company Board will use reasonable best efforts to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

Section 5.8    Indemnification and Insurance.
(a)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless each current and former director and officer of the Company and any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company and its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Company Charter Documents and the respective organizational documents of each of the Company’s Subsidiaries as currently in effect, and (B) any indemnification agreements with an Indemnitee listed on Section 5.8(a) of the Company Disclosure Schedule, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, at the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the articles of incorporation and bylaws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the Company Charter Documents in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except as required by applicable Law.
(b)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay and advance to an Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any Claim relating to any acts or omissions covered under this Section 5.8 or the enforcement of an Indemnitee’s rights under this Section 5.8 as and when incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter (but only to the extent such repayment is required by applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company or applicable indemnification agreements).
(c)    Prior to the Effective Time, the Company shall purchase “tail” or “runoff” insurance coverage for a period of six (6) years from the Effective Time that provides coverage not materially less favorable than the coverage described above to the insured persons than the directors’ or officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company and its Subsidiaries as of the date hereof. Such “tail” or “runoff” insurance shall cover matters arising in whole or in part on or before the Effective Time; provided, however, that the Company shall not be required to pay annual premiums in excess of 300% of the annual premium currently paid by the Company in respect of the coverages required to be obtained pursuant hereto, which premiums the Company represents and warrants to be as set forth in Section 5.8(c) of the Company Disclosure Schedule, and should the indicated premium exceed 300% of the annual premiums currently paid by the Company in respect of its directors’ and officers’

liability insurance and fiduciary liability insurance coverage, the Company agrees to promptly notify Parent and Parent may elect to pay the excess.
(d)    The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee and his or her heirs, estate and representatives from and after the Effective Time, and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect in any material respect the rights of any Indemnitee to whom this Section 5.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).
(e)    In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.
Section 5.9    Transaction Litigation. Each of Parent and the Company shall notify the other promptly of the commencement of any shareholder litigation relating to this Agreement or the Transactions of which it has received notice (“Transaction Litigation”). The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any Transaction Litigation; provided, however, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation, or consent to the same without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 5.10    Section 16 of the Exchange Act. Prior to the Effective Time, the Company may take all such steps reasonably necessary to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.11    Employee Matters.
(a)    (i)    For a period of at least one (1) year following the Effective Time (or, if earlier, through the termination of the Company Employee’s (as defined below) employment) (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Company Employee”) annual base salary or base wages and customary annual cash bonus opportunities (subject to the satisfaction of performance criteria determined by Parent, provided that such performance criteria shall be no less favorable than for other similarly situated employees of Parent and its Subsidiaries) and other employee benefits in the aggregate (excluding any defined-benefit pension, supplemental pension benefits or equity compensation) that, in each case, are no less favorable than such annual base salary or base wages, customary annual cash bonus opportunities and other employee benefits in the aggregate provided to the Company Employees immediately prior to the Effective Time; provided, however, that annual cash bonus opportunities shall not be required to be provided for performance periods commencing before July 1, 2016 and, if the Effective Time occurs between July 1, 2017 and June 30, 2018, any annual cash bonus opportunity may be pro-rated based on days of service during such performance period on and after the Closing Date.
(i)    Notwithstanding any other provision of this Agreement to the contrary and without limiting the generality of the foregoing:
(A)    for a period of one (1) year following the Closing, Parent shall cause the Surviving Corporation to provide severance payments to (1) any Company Employee whose employment is terminated by Parent or the Surviving Corporation without Cause, and (2) any of the Company Employees identified on Section 5.11(a) of the Company Disclosure Schedule, whose employment terminates for Good Reason or is terminated by Parent or the Surviving Corporation without Cause equal to the greater of (x) the remaining annual base salary or base wages that would have been paid to such employee had such employee remained employed throughout the entire Continuation Period, (y) three (3) months of such terminated employee’s base salary or wages, as applicable, or (z) one week’s wages or salary, as applicable, for each year of service of such employee to the Company and Surviving Corporation, subject in each case to the condition that such employee signs a general release of claims on a form satisfactory to Parent, and
(B)    for the period beginning on the one (1) year anniversary of the Effective Time and ending on the eighteen (18) month anniversary of the Effective Time, Parent shall provide severance payments to (1) any Company Employee whose employment is terminated by the Surviving Corporation without Cause, and (2) any of the Company Employees identified on Section 5.11(a) of the Company Disclosure Schedule, whose employment terminates for Good Reason or is terminated by the Surviving Corporation without Cause equal to the greater of (x) three (3) months of such terminated employee’s base salary, or (y) one week’s wages or salary, as applicable, for each year of service of such employee to the Company and Surviving Corporation, subject in each case to the condition that such employee signs a general release of claims on a form satisfactory to Parent;
Provided, however, that (I) any Company Employee who is covered by the Company Executive Agreements shall receive the severance payments as set forth in the Company Executive Agreements in lieu of the severance payments and benefits set forth in this Section 5.11(a)(ii), and (II) any Company Employee who is eligible to receive benefits or payments under any Parent severance plan, program or arrangement (or any successor thereto)(collectively, the “Parent Severance Programs”) that provides for more favorable severance payments and benefits than the benefits set forth in this Section 5.11(a)(ii) shall receive the more favorable severance payments and benefits pursuant to such Parent Severance Programs in the event of such employee’s termination during the periods covered by this Section 5.11(a)(ii).
(b)    For all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual or any retiree medical benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service and, provided further, that no Company Employee shall be entitled based on such prior credited service or otherwise to participate in any frozen or grandfathered plan or benefit formula of Parent or any of its Subsidiaries that would not be offered to employees first hired by Parent or its Subsidiaries after the Effective Time. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)    Without limiting the generality of Section 5.11(a), and except as otherwise specifically set forth in this Agreement, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to assume and honor and continue all obligations under the Company Plans and compensation and severance arrangements and agreements, including the Company Executive Agreements, in accordance with their terms as in effect immediately before the Effective Time, including in the case of any Company Executive Agreement any “compensation and benefits,” “excise tax make-whole,” “legal fees and expenses,” and “indemnification” provisions therein; provided that the foregoing shall not limit or restrict Parent from amending or terminating such Company Plans, arrangements or agreements in accordance with their terms. Section 5.11(c) of the Company Disclosure Schedule includes a table setting forth the total estimated compensation (including gross up) and total estimated gross up payable to each Company Employee covered by the Company Executive Agreements. The Parties acknowledge and agree that the calculations of the amounts shown in the table in Section 5.11(c) of the Company Disclosure Schedule, including the assumptions, methodologies and principles used in making such calculations, are as of the date of this Agreement appropriate and correct under, and in accordance with the terms of, the Company Executive Agreements.
(d)    Unless otherwise specifically provided in this Section 5.11, no provision of this Agreement shall constitute a limitation on Parent’s, the Surviving Corporation’s or their respective Subsidiaries’ right to amend, modify or terminate, after the Effective Time, any Company Plan or any employee benefit plan of Parent, Surviving Corporation or their respective Subsidiaries. Nothing contained in this Section 5.11 shall alter the at-will employment relationship of any Company Employee. Nothing contained herein shall create any third party beneficiary rights in any Company Employee, any beneficiary or dependents thereof, or be construed in any way as modifying or amending the provisions of any Company Plan or other employee benefit plan.

Section 5.12    Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions.
Section 5.13    No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.14    Stock Exchange Delisting; Exchange Act Deregistration. Before the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq and SEC to enable the delisting of the Company and the Company Common Stock from the Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as reasonably practicable after the Effective Time.
Section 5.15    Advice of Changes. From and after the date of this Agreement until the Effective Time, each of Parent and the Company will, to the extent not in violation of any applicable Law, promptly notify the other of (a) any circumstance, development, change, event, occurrence or effect of which it has Knowledge that has had or that would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or (b) any material breach of any of its representations, warranties or covenants contained in this Agreement that would reasonably be expected to give rise to a failure of any condition to the obligations of the other Party to effect the Merger set forth in Article VI to be satisfied, provided that (i) no such notification will affect the representations, warranties or covenants of the Parties or the conditions to the obligations of the Parties under this Agreement and (ii) in no event shall the failure to comply with this Section 5.15 give rise to a failure of any condition set forth in Article VI to be satisfied.

Section 5.16    Consents relating to Company’s Existing Indebtedness. The Parties shall reasonably cooperate as provided in Section 5.18 to obtain consents required to consummate the Transactions under agreements relating to the Company’s existing Indebtedness, if any such consents are so required or are mutually deemed advisable by the Parties.
Section 5.17    Bank Line of Credit Termination. On or prior to the Closing Date, the Company shall repay any outstanding Indebtedness under the Bank Line of Credit and shall terminate the Bank Line of Credit.
Section 5.18    Third Party Consents. Subject to Section 5.4 and without limiting the provisions of, or the Parties’ obligations under, Section 5.4:
(a)    The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with the Transactions and seeking any such actions, consents, approvals or waivers.
(b)    In the event that either party shall fail to obtain any Third Party consent described in the first sentence of this Section 5.18, such party shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and/or Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.
(c)    Except as otherwise provided in Section 5.4, in connection with obtaining any approval or consent from any Person with respect to the Transactions (x) without the prior written consent of Parent, none of the Company or any Subsidiary of the Company shall pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or incur any material liability or other obligation due to such Person and (y) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or incur any material liability or other obligation.

ARTICLE VI	CONDITIONS PRECEDENT
Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(b)    Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and the Required Statutory Approvals shall have been obtained at or prior to the Effective Time, be in full force and effect, and shall not be subject to any stay of their effectiveness, and shall be final and non-appealable (the termination or expiration of such waiting periods and extensions thereof, together with the obtaining of the Required Statutory Approvals, the “Regulatory Approvals”).
(c)    No Injunctions. No (i) temporary restraining order, preliminary or permanent injunction or other Order shall have been issued by any court of competent jurisdiction or (ii) Law enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect, in each case, enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; provided, however, that prior to asserting this condition, each of the Parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other Order that may be entered.
Section 6.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Closing are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties.
(i)    Each of the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.2(a), Section 3.2(b), Section 3.2(c), clause (b) of Section 3.7, Section 3.3(a), Section 3.14, Section 3.19, and Section 3.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), except where the failure to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(ii)    Each of the representations and warranties of the Company set forth in Section 3.2(b), Section 3.2(c), Section 3.14, and Section 3.19 shall be true and correct in all material respects; and
(iii)    The representations and warranties set forth in the first sentence of Section 3.1(a), Section 3.2(a), clause (b) of Section 3.7, and Section 3.20 shall be true and correct in all respects, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time.
(b)    Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in Section 6.2(a) and Section 6.2(b).
(d)    Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any circumstance, development, change, event, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.
(e)    Absence of Burdensome Condition. No Law or any Regulatory Approvals shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions (including any Remedial Actions) that constitute a Burdensome Condition.
Section 6.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the Effective Time with the same effect as though made on and as of the date of this Agreement and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct has not had or would not reasonably be expected to have a Parent Material Adverse Effect.
(b)    Performance of Covenants and Agreements of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.
(c)    Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4    Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was primarily caused by such Party’s breach of this Agreement.
ARTICLE VII
TERMINATION
Section 7.1    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:
(a)    by the mutual written consent of the Company and Parent; or
(b)    by either of the Company or Parent:
(i)    if the Merger shall not have been consummated on or before December 1, 2017 (the “End Date”); provided that if, prior to the End Date, all of the conditions to the Closing set forth in Article VI have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any condition set forth in Section 6.1(b) or Section 6.1(c) or Section 6.2(e)), either the Company or Parent may, prior to 5:00 p.m. Winchester, Kentucky time on the End Date, extend the End Date to a date that is not later than three (3) months after the End Date (the “Initial Extension Period”); provided, further, that if, prior to the 5:00 p.m., Winchester, Kentucky time on the date that is the last day of the Initial Extension Period, all of the conditions to the Closing set forth in Article VI have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any condition set forth in Section 6.1(c)), the Company may, prior to 5:00 p.m. Winchester, Kentucky time on the last day of the Initial Extension Period, extend the End Date to a date that is not later than three (3) months after the date that is the last day of the Initial Extension Period (and if so extended, such later date shall then, for all purposes under this Agreement, be the “End Date”); provided, further, that neither the Company nor Parent may terminate this Agreement or extend the End Date pursuant to this Section 7.1(b)(i) if it (or, in the case of Parent, Merger Sub) is in breach of this Agreement and such breach has primarily caused or resulted in either (A) the failure to satisfy the conditions to its obligations to consummate the Closing set forth in Article VI prior to the End Date or (B) the failure of the Closing to have occurred prior to the End Date;
(ii)    if any Law having the effect set forth in Section 6.1(c) shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any ruling, decree, judgment, injunction or Order of any Governmental Authority (each, a “Restraint”), shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Restraint was primarily due to a breach by such Party of any of its covenants or agreements under this Agreement, including pursuant to Section 5.4;
(iii)    if the Company Shareholder Approval contemplated by this Agreement shall not have been obtained at the Company Shareholders Meeting duly convened (including any adjournments or postponements thereof); or
(c)    by Parent:
(i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it or Merger Sub is then in material breach of this Agreement; or
(ii)    (A) if the Company Board (or a duly authorized committee thereof) shall have effected a Company Adverse Recommendation Change; or (B) a Triggering Event Shall have occurred; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(ii) if the Company Shareholder Approval shall have been obtained; or
(d)    by the Company:
(i)    if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (B) cannot be cured by Parent or Merger Sub by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that, Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of this Agreement; or
(ii)    prior to the receipt of the Company Shareholder Approval, if the Company Board shall have effected a Company Adverse Recommendation Change with respect to a Superior Proposal in accordance with Section 5.3, and substantially concurrently with the termination hereunder, the Company shall enter into a binding Company Acquisition Agreement with respect to such Superior Proposal; provided that such termination pursuant to this Section 7.1(d)(ii) shall not be effective unless the Company has paid the Company Termination Fee to Parent or causes the Company Termination Fee to be paid to Parent substantially concurrently with such termination in accordance with Section 7.3 (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions).

Section 7.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and have no further force or effect (other than Section 5.5, Section 5.6(b), Section 7.2 and Section 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, other Representatives or Affiliates, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein), no Party shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement prior to such termination that gave rise to the failure of a condition set forth in Article VI or as set forth in the last sentence of this Section 7.2. The Confidentiality Agreement shall survive termination of this Agreement in accordance with Section 5.6(b). Without limiting the meaning of a willful and material breach, the Parties acknowledge and agree that any failure by a Party hereto to consummate the Merger and the other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) shall constitute a willful and material breach of this Agreement.
Section 7.3    Termination Fee.
(a)    In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee substantially concurrently with the termination of this Agreement.
(b)    In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee within two (2) Business Days of such termination.
(c)    In the event that:
(i)    this Agreement is terminated pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(c)(i);
(ii)    following the execution and delivery of this Agreement and prior to such termination of this Agreement, a Takeover Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, and not withdrawn at least three (3) Business Days prior to the date of the Company Shareholder Meeting; and
(iii)    within twelve (12) months following such termination of this Agreement, either a Takeover Proposal (whether or not the Takeover Proposal referenced in the preceding clause (ii)) is consummated or the Company enters into a Company Acquisition Agreement providing for a Takeover Proposal,
(for purposes of this Section 7.3(c), the references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%”), the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee concurrent with the earlier of (x) consummating such a Takeover Proposal or (y) entering into such a Company Acquisition Agreement.

(d)    For purposes of this Agreement, “Company Termination Fee” shall mean an amount equal to Four Million Three Hundred Forty Thousand Dollars ($4,340,000).
(e)    Parent shall pay to the Company an amount equal to Four Million Three Hundred Forty Thousand Dollars ($4,340,000) (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) due to a material breach by Parent or Merger Sub of its obligations under Section 5.4 (if, and only if, such breach has primarily caused the failure of any Regulatory Approval to be obtained) and, at the time of such termination, all of the conditions set forth in Section 6.1(a), Section 6.1(c) (except any failure of the condition set forth in Section 6.1(c) to be satisfied primarily caused by a material breach by Parent or Merger Sub of its obligations under Section 5.4 that has primarily caused the failure of any Regulatory Approval to be obtained) and Sections 6.2(a), 6.2(b) and 6.2(d) shall have been satisfied. Parent shall pay the Parent Termination Fee to the Company (to an account designated in writing by the Company) no later than two (2) Business Days after the date of such termination.
(f)    In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the Parties agree that if this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under this Section 7.3 and the Company Termination Fee is paid, the payment of the Company Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transactions, and, upon payment of the Company Termination Fee pursuant to this Section 7.3, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the Transactions to Parent, Merger Sub or any of their respective Affiliates or Representatives and in no event shall Parent or Merger or any of their respective Affiliates or Representatives seek any (i) equitable relief or equitable remedies of any kind whatsoever or (ii) money damages or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages other than damages in an amount not in excess of the Company Termination Fee.
(g)    In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the Parties agree that if this Agreement is terminated under circumstances in which Parent is obligated to pay the Parent Termination Fee under this Section 7.3 and the Parent Termination Fee is paid, the payment of the Parent Termination Fee shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the Transactions, and, upon payment of the Parent Termination Fee pursuant to this Section 7.3, Parent and Merger Sub (and their Affiliates and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the Transactions to the Company or any of their respective Affiliates or Representatives and in no event shall Company or any of their respective Affiliates or Representatives seek any (x) equitable relief or equitable remedies of any kind whatsoever or (y) money damages or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages other than damages in an amount not in excess of the Parent Termination Fee.
(h)    The Company acknowledges and hereby agrees that the provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner any amounts due pursuant to this Section 7.3, such amounts shall bear interest as set forth in Section 7.3(j). In addition, if in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit. Parent and Merger Sub both acknowledge and hereby agree that the provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Company would not have entered into this Agreement. If the Parent shall fail to pay in a timely manner any amounts due pursuant to this Section 7.3, such amounts shall bear interest as set forth in Section 7.3(j). In addition, if in order to obtain such payment, Company makes a claim against the Parent that results in a judgment against the Parent, the Parent shall pay to Company the reasonable costs and expenses of Company (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit.
(i)    Any amount that becomes payable pursuant to Section 7.3 shall be paid by wire transfer of immediately available funds to an account designated by Parent or Company, as applicable, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.
(j)    All amounts due under this Section 7.3 that are not timely paid in accordance with this Section 7.3 shall bear interest at a fixed rate per annum equal to the “Latest,” “US” “Prime Rate” as published in the “Money Rates” section of the The Wall Street Journal on the Business Day immediately preceding the day the amount was required to be paid. Such interest shall begin to accrue on the date such amounts were required to be paid and continue until (but excluding) the date of actual payment. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

ARTICLE VIII
MISCELLANEOUS
Section 8.1    No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with Section 5.6(b), and (b) terminate as of the Effective Time.
Section 8.2    Fees and Expenses. Except as otherwise provided in Section 5.4, Section 5.8, Section 7.3 and Section 8.14, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the Party incurring or required to incur such fees or expenses.
Section 8.3    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the Parties hereto and delivered by duly authorized officers of the respective Parties; provided, however, that (a) following receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval and (b) after the Effective Time, this Agreement may not be amended or supplemented in any respect.
Section 8.4    Waiver. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto or (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.
Section 8.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.6    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic communication, facsimile or otherwise) to the other Parties.
Section 8.7    Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s shareholders and holders of Company Performance Share Awards and Company Restricted Shares to receive the Merger Consideration and payments pursuant to Article II, respectively, (ii) the right of the Company, on behalf of its shareholders, to pursue damages in the event of Parent or Merger Sub’s willful and material breach of this Agreement, in which event the damages recoverable by the Company for itself and on behalf of its shareholders (without duplication) shall be determined by reference to the total amount that would have been recoverable by the holders of the Company Common Stock (including, “lost premium” and time value of money) if all such holders brought an action against Parent and Merger Sub and were recognized as intended third party beneficiaries hereunder, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (iii) the provisions of Section 5.8, is not intended to and shall not confer upon any Person other than the Parties hereto any rights or remedies hereunder. Each of Parent, Merger Sub, and the Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement (as modified by the Company Disclosure Schedule, in the case of the representations and warranties of the Company), none of them, or any of their respective Affiliates or Representatives, or any other Person acting on behalf of any of them, makes, and none of them or any of their respective Representatives relies on or has been induced by any other representations, warranties, information (including estimates, projections, forecasts and other forward-looking information, business plans and cost related plan information) or inducements, and each of the Parties to this Agreement, on behalf of itself and its Affiliates and its and their respective Representatives, hereby disclaims any other representations, warranties or inducements, express or implied, as to the accuracy or completeness of any information, made by, or made available by, itself, any of its Affiliates or any of its or their respective Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the Transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing.
Section 8.8    Governing Law; Jurisdiction.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky, without giving effect to any choice or conflict of laws provision or rule (whether of the Commonwealth of Kentucky or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Kentucky.
(b)    Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court located in the Commonwealth of Kentucky, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in any state or federal court located in the Commonwealth of Kentucky (provided that, in the event subject matter jurisdiction is unavailable in or declined by such court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the Commonwealth of Kentucky), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.
(c)    Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.
Section 8.9    Specific Enforcement. The Parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. If any Party hereto brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the End Date shall automatically be extended by the period of time between the commencement of such Claim and ten (10) Business Days following the date on which such Claim is fully and finally resolved.
Section 8.10    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11    Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, sent by electronic mail or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:
If to Parent, to:
PNG Companies, LLC
375 North Shore Drive, Suite 600
Pittsburgh, PA 15239
Attention: Morgan K. O’Brien
President and Chief Executive Officer
E-mail: morgan.obrien@peoples-gas.com

If to Merger Sub:

Drake Merger Sub Inc.
500 Fifth Avenue, 55th Floor
New York, NY 10110
Attention: John McGuire
E-mail: john.mcguire@steelriverpartners.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
7 Times Square
New York, NY 10036
Attention: Richard Shutran
E-mail: rshutran@omm.com

If to the Company, to:

Delta Natural Gas Company, Inc.
Attention: Glenn R. Jennings
Chairman, President and Chief Executive Officer
3617 Lexington Road
Winchester, Kentucky 40391
E-mail: gjennings@deltagas.com

with a copy (which shall not constitute notice) to:

Stoll Keenon Ogden PLLC
Attention: Kenneth R. Sagan
300 West Vine Street, Suite 2100
Lexington, Kentucky 40507
E-mail: ken.sagan@skofirm.com

or such other address or facsimile number as such Party may hereafter specify by like notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a

Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 8.12    Attorneys’ Fees. In the event that any Party to this Agreement institutes any legal suit, action, or proceeding against another Party arising out of or relating to this Agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.
Section 8.13    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 8.14    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Transactions shall be paid by the Company or the Surviving Corporation when due.
Section 8.15    Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:
“2018 Performance Period” shall have the meaning set forth in Section 2.3(a)(iii).
“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement is not required to prohibit the making of a Takeover Proposal.
“Accumulated Dividends” shall mean all dividends declared by the Company with respect to shares of Company Common Stock, and all dividend equivalent payments, in each case, relating to Company Restricted Shares that have been accumulated or retained by the Company until the vesting or settlement of such awards.
“Act” shall have the meaning set forth in the recitals.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.
“Antitrust Laws” shall have the meaning set forth in Section 5.4(a).
“Articles of Merger” shall have the meaning set forth in Section 1.3.
“Balance Sheet Date” shall have the meaning set forth in Section 3.6.

“Bank Line of Credit” means the Bank Line of Credit dated October 31, 2002 between Branch Banking and Trust Company and the Company.
“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).
“Book-Entry Shares” shall have the meaning set forth in Section 2.1(c).
“Burdensome Condition” shall mean any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions (including any Remedial Action) that, in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole and after giving effect to the Merger.
“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in Winchester, Kentucky are authorized or required by Law to be closed.
“Cause” shall have the meaning set forth in a written Company Plan between the Company and such employee, or if none, shall mean the occurrence of one or more of the following, as reasonably determined by Parent or one of its Subsidiaries, as applicable:
(a)    the employee is convicted of, pled guilty or pled nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);
(b)    the employee has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of his or her duties;
(c)    the employee willfully fails to perform or uphold his or her duties after reasonable notice of and opportunity to cure such failure if such failure is curable and/or willfully fails to comply with reasonable directives after reasonable notice of and opportunity to cure such failure if such failure is curable; or
(d)    any material breach by the employee of any other contract he or she is a party to with the Company, Parent or any of its Subsidiaries that is not cured within any applicable cure period provided therein.
“Certificate” shall have the meaning set forth in Section 2.1(c).
“Claim” shall have the meaning set forth in Section 5.8(a).
“Clayton Act” shall mean the Clayton Act of 1914.
“Closing” shall have the meaning set forth in Section 1.2.
“Closing Date” shall have the meaning set forth in Section 1.2.
“Code” shall have the meaning set forth in Section 2.2(g).
“Company” shall have the meaning set forth in the first paragraph of this Agreement.
“Company Acquisition Agreement” shall have the meaning set forth in Section 5.3(c).

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).
“Company Board” shall have the meaning set forth in the recitals.
“Company Board Recommendation” shall have the meaning set forth in Section 3.3(a).
“Company Charter Documents” shall have the meaning set forth in Section 1.5.
“Company Common Stock” shall have the meaning set forth in Section 2.1.
“Company Disclosure Schedule” shall have the meaning set forth in first paragraph of Article III.
“Company Employee” shall have the meaning set forth in Section 5.11(a)(i).
“Company Executive Agreements” means each of the following agreements as each such agreement has been extended from time to time: (a) Officer Agreement dated March 1, 2000 between the Company and John B. Brown, as amended by an Amendment to Officer Agreement dated as of November 17, 2016, (b) Officer Agreement dated March 1, 2000 between the Company and Johnny L. Caudill, as amended by an Amendment to Officer Agreement dated as of November 17, 2016, (c) Officer Agreement dated November 20, 2008 between the Company and Brian S. Ramsey, as amended by an Amendment to Officer Agreement dated as of November 17, 2016, (d) Officer Agreement dated November 19, 2010 between the Company and Matthew D. Wesolosky, as amended by an Amendment to Officer Agreement dated as of November 17, 2016, and (e) Employment Agreement dated March 1, 2000 between the Company and Glenn R. Jennings, as amended by an Amendment to Employment Agreement dated as of November 17, 2016.
“Company Incentive Plan” shall mean the Company’s Incentive Compensation Plan effective January 1, 2010.
“Company Intervening Event” means any material circumstance, development, change, event, occurrence or effect that does not relate to a Takeover Proposal, and that (a) was not known or reasonably foreseeable to or by the Company Board as of the date hereof (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (b) becomes known by the Company Board prior to obtaining the Company Shareholder Approval and is materially favorable to the financial condition, businesses or prospects of the Company and its Subsidiaries taken as a whole, other than (i) developments or changes in the industries in which the Company or any of its Subsidiaries operates, (ii) changes in the market price or trading volume of the Company Common Stock, (iii) the timing of any approval of any Governmental Authority required for the consummation of the Transactions, (iv) the fact that, in and of itself, the Company exceeds internal or published projections, or (v) as a result of any development with respect to, or resolution of (whether by settlement, dismissal, order, judgment, injunction or otherwise) of any pending Claim.
“Company Material Adverse Effect” shall mean any fact, circumstance, development, change, event, occurrence or effect that, individually or in the aggregate, (1) has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or (2) would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Company of the Transactions; provided that none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) any fact, circumstance, development, change, event, occurrence or effect in any of the industries or markets in which the Company or its Subsidiaries operates, including natural gas distribution, exploration, production or transmission industries (including, in each case, any changes in the operations thereof or with respect to system-wide changes or developments in natural gas transmission, exploration, production or distribution systems); (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any of its Subsidiaries conducts business; (iv) any change in the price of natural gas or any other raw material, mineral or commodity used or sold by the Company or any of its Subsidiaries or in the cost of hedges relating to such prices, any change in the price of interstate natural gas transportation services or any change in customer usage patterns or customer selection of third-party suppliers for natural gas; (v) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (vi) the announcement, pendency of or performance of the Transactions, including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, joint venture partners, employees or regulators; (vii) any action taken by the Company or any of its Subsidiaries that is required or expressly permitted by the terms of this Agreement or with the consent or at the direction of Parent or Merger Sub; (viii) any change in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such change shall be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the underlying facts or occurrences giving rise to such failure shall be taken into account in determining whether there has been a Company Material Adverse Effect if not otherwise falling within any of the exceptions set forth in clauses (a)(i) through (a)(viii) or (a)(x) through (a)(xii) of this proviso); (x) any circumstance, development, change, event, occurrence or effect that results from any shutdown or suspension of operations at any third party facilities from which the Company or any of its Subsidiaries obtains natural gas; and (xi) any pending, initiated or threatened Transaction Litigation, in each of clauses (i) through (v), to the extent that such circumstance, development, change, event, occurrence or effect does not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the business and industries in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).
“Company Material Contract” shall have the meaning set forth in Section 3.16(a)(x).
“Company Pension Plan” shall have the meaning set forth in Section 3.11(d).
“Company Performance Share Awards” shall mean all performance share awards payable in shares of Company Common Stock subject to performance-based vesting or delivery requirements, whether granted under a Company Plan or otherwise.
“Company Permits” shall have the meaning set forth in Section 3.9(b).
“Company Plans” shall mean (a) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any material liability and (b) each other material employee benefit plan, program or arrangement, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, fringe benefit plan, vacation benefit plan, or consulting agreement or other benefit plan providing for any direct or indirect compensation that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any material liability.
“Company Preferred Stock” shall have the meaning set forth in Section 3.2(a).
“Company Restricted Shares” shall mean all shares of Company Common Stock subject to vesting restrictions and/or forfeiture back to the Company, whether granted under a Company Plan or otherwise.
“Company SEC Documents” shall have the meaning set forth in Section 3.5(a).
“Company Shareholder Approval” shall have the meaning set forth in Section 3.20.
“Company Shareholders Meeting” shall have the meaning set forth in Section 5.2(b).
“Company Termination Fee” shall have the meaning set forth in Section 7.3(d).
“Confidentiality Agreement” shall have the meaning set forth in Section 5.6(a).
“Continuation Period” shall have the meaning set forth in Section 5.11(a)(i).
“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement.
“Dissenting Shareholder” shall have the meaning set forth in Section 2.1(d).
“Dissenting Shareholder Shares” shall have the meaning set forth in Section 2.1(d).
“DOJ” shall mean the United States Department of Justice.
“DRIP” shall have the meaning set forth in Section 2.4.
“Effective Time” shall have the meaning set forth in Section 1.3.
“Encumbrances” shall mean any mortgage, Lien, charge, security interest, claim, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, preemptive right, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature.
“End Date” shall have the meaning set forth in Section 7.1(b)(i).
“Environmental Laws” means all Laws relating to public or workplace safety or health (with respect to exposure to Hazardous Materials), pollution or protection of the environment or natural resources, including without limitation, laws relating to decommissioning requirements or the exposure to, or Releases or threatened Releases of, Hazardous Materials, substances or wastes, as the foregoing are enacted or in effect on or prior to Closing.
“Equity Securities” shall have the meaning set forth in Section 3.2(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each corporation or trade or business that would be treated as a single employer with the Company pursuant to Section 4001(b)(1) of ERISA or Section 414 of the Code.
“Exchange Act” shall have the meaning set forth in Section 3.4.
“Facilitating Breach” shall mean a material breach by the Company of the first sentence of Section 5.3(a) or clauses (i), (ii) or (iii) of the third sentence of Section 5.3(a).
“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914.
“Final Exercise Date” shall have the meaning set forth in Section 2.4.
“FTC” shall mean the United States Federal Trade Commission.
“GAAP” shall mean accounting principles generally accepted in the United States of America.
“Good Reason” shall mean (a) a material reduction in the employee’s base compensation below the amount as of the Effective Time, or (b) a change of more than thirty five (35) miles in the geographic location at which the employee must perform services.
“Governmental Authority” shall mean any federal, tribal, state or local, domestic, foreign, sovereign or multinational government, court of competent jurisdiction, regulatory or administrative agency, commission, authority, department or other governmental instrumentality.
“Hazardous Materials” means any materials or substances or wastes as to which liability or standards of conduct may be imposed under any Environmental Law.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money (other than intercompany indebtedness), including accrued but unpaid interest thereon, whether under any loan agreement, credit agreement, promissory note, bond, debenture, line of credit or other evidence of indebtedness or otherwise, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including, in each case, accrued but unpaid interest thereon, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all leases capitalized in accordance with GAAP (or the applicable accounting methodology) of such Person and all obligations under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions, (e) all obligations of such Person for the deferred purchase price of property or services (excluding accounts payable arising in the ordinary course of business), (f) all indebtedness created or arising under any condition sale or other title retention agreement with respect to property acquired by such Person, (g) unfunded liabilities under employee benefit plans and (h) all guarantees or other assumptions of liability for any of the foregoing.

“Indemnitee(s)” shall have the meaning set forth in Section 5.8(a).
“Insurance Policies” shall have the meaning set forth in Section 3.22
“Intellectual Property” shall mean, in any and all jurisdictions throughout the world, all intellectual property and proprietary rights, and applications with respect thereto, including (a) patents and patent applications, (b) registered trademarks, trade names, service marks, logos, corporate names, internet domain names, and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing, (c) registered and material unregistered copyrights, including copyrights in computer software, mask works and databases and (d) trade secrets, data, technical information, processes, and other proprietary know-how.
“Initial Extension Period” shall have the meaning set forth in Section 7.1(b)(i).
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” shall mean the actual knowledge of Glenn R. Jennings, who is the Company’s Chairman, President and Chief Executive Officer, and John B. Brown, who is the Company’s Chief Operating Officer, Treasurer and Secretary.
“KRS” means the Kentucky Revised Statutes, as in effect on the date of this Agreement and as amended, modified or supplemented from time to time, unless otherwise specifically stated.
“KYSOS” shall have the meaning set forth in Section 1.3.
“Laws” shall have the meaning set forth in Section 3.9(a).
“Liens” shall mean, with respect to any property or asset, any pledges, liens, charges, Encumbrances, adverse claim of any kind in such property or asset, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way, encroachment or other encumbrance on, or defect in, title to real property. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Merger” shall have the meaning set forth in the recitals.
“Merger Consideration” shall have the meaning set forth in Section 2.1(c).
“Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.
“Nasdaq” means the Nasdaq Stock Market.
“New Plans” shall have the meaning set forth in Section 5.11(b).
“Notice of Recommendation Change” shall have the meaning set forth in Section 5.3(d).
“Old Plans” shall have the meaning set forth in Section 5.11(b).
“Order” means, with respect to any Person, any order, writ, injunction, judgment, decree, decision, determination, subpoena, verdict, award, settlement agreement, ruling or similar action enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.
“Parent” shall have the meaning set forth in the first paragraph of this Agreement.
“Parent Board” shall mean the board of directors of Parent.
“Parent Disclosure Schedule” shall have the meaning set forth in Article IV.
“Parent Material Adverse Effect” shall mean any change, development, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by Parent or Merger Sub of the Transactions.
“Parent Severance Program” shall have the meaning set forth in Section 5.11(a)(ii).
“Parent Termination Fee” shall have the meaning set forth in Section 7.3(e).
“Parties” shall have the meaning set forth in the first paragraph of this Agreement.
“Party” shall have the meaning set forth in the first paragraph of this Agreement.
“Paying Agent” shall have the meaning set forth in Section 2.2(a).
“PBGC” shall have the meaning set forth in Section 3.11(e).
“Permitted Encumbrances” shall mean (a) zoning, building codes and other state and federal land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Company or its Subsidiaries, as applicable and (b) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that either (i) are disclosed in the public records, or (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property; and (iii) individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise adversely impair the Company’s present or contemplated business operations at such location.
“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business or incurred in the ordinary course of business not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (c) Liens reflected in the Company SEC Documents, (d) Permitted Encumbrances, (e) Liens permitted under or pursuant to any Contracts relating to Indebtedness and (f) such other Liens that would not have a Company Material Adverse Effect.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Prior Confidentiality Agreement” shall have the meaning set forth in Section 5.3(b).
“Proxy Statement” shall have the meaning set forth in Section 3.4.
“PSC” means the Public Service Commission of Kentucky.
“Regulatory Approvals” shall have the meaning specified in Section 6.1(b).
“Regulatory Filings” shall have the meaning set forth in Section 3.5(d).
“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the soil, surface water or groundwater.
“Remedial Action” shall have the meaning set forth in Section 5.4(d).
“Representatives” means, with respect to any Person, the professional (including financial) advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers, employees, agents and representatives of such Person and its Subsidiaries.
“Required Statutory Approvals” shall have the meaning set forth in Section 3.4.
“Restraint” shall have the meaning set forth in Section 7.1(b)(ii).
“Rights of Way” shall have the meaning set forth in Section 3.15(b).
“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(a).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” shall have the meaning set forth in Section 3.1(b).
“Sherman Act” means the Sherman Antitrust Act of 1890.
“Subsidiary” when used with respect to any Party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing 50% or more of the equity and 50% or more of the ordinary voting power (or, in the case of a limited partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.
“Superior Proposal” shall have the meaning set forth in Section 5.3(h).
“Surviving Corporation” shall have the meaning set forth in Section 1.1.
“Systems” shall mean the oil, natural gas, liquefied natural gas, NGL and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants, distribution systems, compressors, natural gas vehicle stations and other related operations, assets, machinery and equipment that are owned or used by Company or any of its Subsidiaries.

“Takeover Proposal” shall have the meaning set forth in Section 5.3(g).
“Takeover Statute” shall have the meaning set forth in Section 3.14.
“Tax Returns” shall have the meaning set forth in Section 3.10(j).
“Taxes” shall have the meaning set forth in Section 3.10(j).
“Transaction Litigation” shall have the meaning set forth in Section 5.9.
“Transactions” means, collectively, this Agreement and the transactions contemplated hereby, including the Merger.
“Triggering Event” means (a) the Company Board or any committee thereof shall have for any reason approved, or recommended that shareholders of the Company approve, any Takeover Proposal (whether or not a Superior Proposal); or (b) after the date of this Agreement, the Company shall have entered into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) accepting any Takeover Proposal (whether or not a Superior Proposal).
“WARN Act” shall have the meaning set forth in Section 3.17(d).

Section 8.16    Interpretation.
(a)    Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.
(b)    Dollars. Unless otherwise specifically indicated, any reference herein to $    means U.S. dollars.
(c)    Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(d)    Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e)    Include. Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”
(f)    Hereof; Defined Terms. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.
(g)    Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.
(h)    Persons. References to a Person are also to its successors and permitted assigns.
(i)    Exhibits and Disclosure Schedules. The Exhibits to this Agreement and the Company Disclosure Schedule are hereby incorporated and made a part hereof. The Company may include in the Company Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Company Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any capitalized term used in any Exhibit or any Company Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.
(j)    Construction. Each of the Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(k)    Consultation with Outside Legal Counsel. References to consulting with outside legal counsel or “after consultation with outside legal counsel” in this Agreement are not intended to be, and such references shall not be, waivers of any attorney-client or other privileges.

[Remainder of page intentionally left blank; signature page follows.]

S I G N A T U R E S:
IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement effective as of the date set forth in the first paragraph of this Agreement.

COMPANY:

DELTA NATURAL GAS COMPANY, INC.

By: /s/Glenn R. Jennings
Glenn R. Jennings
Chairman, President and Chief Executive Officer

PARENT:

PNG COMPANIES LLC

By: /s/Morgan K. O’Brien

Name: Morgan O’Brien

Title: President and Chief Executive Officer

MERGER SUB:

DRAKE MERGER SUB INC.

By: /s/Morgan K. O’Brien

Name: Morgan O’Brien

Title: Vice President

(Signature Page to Merger Agreement)

APPENDIX “B”

FULL TEXT OF
Subtitle 13 of the Kentucky Business Corporation Act

Right to Dissent and Obtain Payment for Shares

§ 271B.13-010. Definitions for subtitle.

As used in this subtitle:

(1) “Corporation” means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, “corporation” shall mean the surviving corporation.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), “fair value” shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 271B.13-020. Right to dissent.

(1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party:

1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(d) Consummation of a plan of conversion of the corporation into a limited liability company or statutory trust;

(e) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

4. Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

(f) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

(g) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement except by an application for injunctive relief prior to consummation of the corporate action.

§ 271B.13-030. Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Procedure for Exercise of Dissenters’ Rights

§ 271B.13-200. Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders’ meeting upon request of that shareholder.

(2) If corporate action creating dissenters’ rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in KRS 271B.13-220.

§ 271B.13-210. Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Shall not vote his shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

§ 271B.13-220. Dissenters’ notice.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

(2) The dissenters’ notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this subtitle.

§ 271B.13-230. Duty to demand payment.

(1) A shareholder who is sent a dissenters’ notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, shall not be entitled to payment for his shares under this subtitle.

§ 271B.13-240. Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 271B.13-250. Payment.

(1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(2) The payment shall be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated; and

(d) A statement of the dissenter’s right to demand payment under KRS 271B.13-280.

§ 271B.13-260. Failure to take action.

(1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under KRS 271B.13-220 and repeat the payment demand procedure.

§ 271B.13-270. After-acquired shares.

(1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under KRS 271B.13-280.

§ 271B.13-280. Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation’s offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

(a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

Judicial Appraisal of Shares

§ 271B.13-300. Court action.

(1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the Circuit Court of the county where a corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding shall be entitled to judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

§ 271B.13-310. Court costs and counsel fees.

(1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Appendix “C”

TUDOR PICKERING
HOLT & CO/    Energy Investment &
Merchant Banking

February 20, 2017

The Board of Directors
Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky 40391

Members of the Board of Directors:
We understand that Delta Natural Gas Company, Inc., a Kentucky corporation (the “Company”), is considering a transaction whereby PNG Companies LLC, a Delaware corporation (the “Parent”), and Drake Merger Sub Inc., a Kentucky corporation and a wholly owned subsidiary of the Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of February 20, 2017 (the “Merger Agreement”) with the Company, pursuant to which, among other things, (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and continuing as a wholly owned subsidiary of Parent, and (ii) each issued and outstanding share of common stock, par value $1.00 per share (“Company Common Stock”), of the Company, other than Excluded Shares (as defined below), will be converted into the right to receive $30.50 in cash (the “Per Share Consideration”). The terms and the conditions of the Merger are more fully set forth in the Merger Agreement. As used herein, “Excluded Shares” means Dissenting Shareholder Shares (as defined in the Merger Agreement) and shares of Company Common Stock owned by the Parent, Merger Sub or any of their respective subsidiaries immediately prior to the effective time of the Merger.

You have requested our opinion as to the fairness from a financial point of view to the holders of Company Common Stock (other than Excluded Shares) of the Per Share Consideration provided for in the proposed Merger.
For purposes of the opinion set forth herein, we have, among other things:

1.	reviewed certain publicly available financial statements and other business and financial information with respect to the Company;

2.
reviewed certain internal financial statements, analyses, forecasts (the “Company Forecasts”), and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company;

3.	discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

4.	compared the financial performance of the Company with that of certain publicly-traded companies which we believe to be generally relevant;

5.	compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

6.	reviewed historical premiums paid for securities of certain publicly-traded companies in certain transactions which we believe to be generally relevant;

7.	participated in discussions among representatives of the Company and Parent and their respective advisors;

8.	reviewed the Merger Agreement; and

9.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that, to their knowledge, the information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, we have been advised by the management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to any such forecasts or the assumptions on which they are based. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. In addition, we have not evaluated the solvency of any party to the Merger Agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final Merger Agreement will not differ in any material respect relevant to our opinion from the form of Merger Agreement reviewed by us and that Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the contemplated benefits expected to be derived in the proposed Merger in any way meaningful for our analysis. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Per Share Consideration to be received by the holders of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement, any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Per Share Consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for certain expenses that may arise, and indemnify us for certain liabilities and other items that may arise, out of our engagement. Tudor Pickering Holt & Co Advisors LP and its affiliates (including Perella Weinberg Partners) may in the future provide investment banking and other financial services to the Company and the Parent and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of our business activities, Tudor Pickering Holt & Co Advisors LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or the Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Tudor Pickering Holt & Co Advisors LP.

This opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter and does not in any manner address the prices at which shares of the Company Common Stock will trade at any time. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Per Share Consideration to be received by the holders of Company Common Stock (other than Excluded Shares) in the Merger is fair from a financial point of view to such holders.

Very truly yours,

Tudor Pickering Holt & Co Advisors LP
By: TPH Advisors GP LLC, its general partner

By: /s/ TPH Advisors GP LLC

PROXY - DELTA NATURAL GAS COMPANY, INC.

Holders of Common Stock
Appointment of Proxy

For the Special Meeting of Shareholders
To Be Held June 1, 2017 at 10:00 a.m.
at the Principal Office of the Company at
3617 Lexington Road, Winchester, KY 40391

The undersigned hereby appoints Glenn R. Jennings and John B. Brown, and either of them with power of substitution, as proxies to vote the shares of Common Stock of the undersigned in Delta Natural Gas Company, Inc. at the Special Meeting of its Shareholders to be held at 10:00 a.m. on June 1, 2017 and at any adjournments thereof, upon matters that may properly come before the meeting, including the matters identified (and in the manner indicated) on the reverse side of this proxy and described in the proxy statement furnished herewith.

This proxy is solicited on behalf of the Board of Directors. It will be voted as specified. If not specified, the shares represented by this proxy will be voted FOR proposals 1, 2 and 3.

Please sign and date this proxy on the reverse side, and return it promptly in the enclosed envelope.

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DELTA NATURAL GAS COMPANY, INC.

IMPORTANT SPECIAL MEETING INFORMATION

Using a black ink pen, mark your votes with
an X as shown in this example. Please do not    ☒
write outside the designated areas.
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, June 1, 2017.

Vote by Internet
Go to www.investorvote.com/DGAS
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website

Vote by Telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

If you have not voted via the internet or telephone, fold along the perforation, detach and return the bottom portion in the enclosed envelope.
-------------------------------------------------------------------------------------------------------------------------------------------------------
A.    Proposals

The Board of Directors recommends a vote FOR the following proposals.

1.	To adopt and approve the Agreement and Plan of Merger, dated February 20, 2017, by and among Delta Natural Gas Company, Inc., PNG Companies LLC, and Drake Merger Sub Inc.	For	Against	Abstain
		☐	☐	☐

2.	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers as a result of the merger.	For	Against	Abstain
		☐	☐	☐

3.
To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.
		For	Against	Abstain
		☐	☐	☐

B.    Non-Voting Items

Change of Address — Please print new address below.

C.    Authorized Signatures — This section must be completed for your vote to be counted - Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please	Signature 1 — Please keep	Signature 2 — Please keep
print date below	signature within the box.	signature within the box.

____________________________	____________________________	____________________________

____________________________	____________________________	____________________________

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